As filed with the Securities and Exchange Commission on December 4, 2023.

Registration No. 333-273311

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

AMENDMENT NO. 7
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Flewber Global Inc.
(Exact name of registrant as specified in its charter)

____________________________

Delaware	4522	85-3482965
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1411 Broadway, 38th Floor
New York, New York 10028
(833) 359-5893
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Marc Sellouk
Chief Executive Officer
1411 Broadway, 38th Floor
New York, New York 10028
(833) 359-5893
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Scott M. Miller Richard I. Anslow Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Fang Liu VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, Virgina 22182 (703) 919-7285

____________________________

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 4, 2023

3,333,333 Shares of Common Stock

Flewber Global Inc.

____________________________

This is a firm commitment initial public offering of 3,333,333 shares of common stock, par value $0.0001 per share (“common stock”) (the “Shares”), of Flewber Global Inc. (the “Company”). We anticipate that the initial public offering price of the Shares will be between $4.00 and $5.00 per Share, and the number of Shares offered hereby is based upon an assumed offering price of $4.50 per Share, the midpoint of such estimated price range. The actual initial public offering price of the Shares will be determined between the underwriters and us at the time of pricing, considering, among others, our historical performance, prevailing market conditions, and overall assessment of our business. Therefore, the assumed initial public offering price per Share used throughout this prospectus may not be indicative of the actual initial public offering price for the Shares. See “Determination of Offering Price” for additional information.

Prior to this offering, there has been no public market for our common stock. We have applied to have the common stock listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FLAI.” No assurance can be given that our application will be approved. If the common stock is not approved for listing on Nasdaq, we will not consummate this offering.

We are an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 28 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Initial public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us, before expenses	$	$

____________

(1)      Assumes no exercise of the over-allotment option by the Representative (as defined below).

(2)      Does not include warrants (the “Representative’s Warrants”) issuable by us to Joseph Stone Capital, LLC, the representative of the underwriters in this offering (the “Representative”), to purchase up to a number of shares of common stock equal to 5% of the Shares sold in the offering, excluding any shares of common stock sold upon exercise of the Representative’s over-allotment option, exercisable at a price per share equal to 120% of the initial public offering price of the Shares offered hereby; a non-accountable expense allowance equal to 1% of the gross proceeds raised in this offering, or certain out-of-pocket expenses of the underwriters that are reimbursable by us. We refer you to “Underwriting” beginning on page 129 for additional information regarding the underwriters’ compensation.

We have granted a 45-day option to the Representative to purchase up to 500,000 additional shares of common stock solely to cover over-allotments, if any. The purchase price to be paid per additional share of common stock will be equal to the initial public offering price of one Share less the underwriting discounts and commissions. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, if the Representative exercises the option in full, the total underwriting discounts and commissions will be $1,207,500 and total proceeds to us, before expenses and the Representative’s 1% non-accountable expense allowance, and after underwriting discounts and commissions, will be $16,042,500, which includes $2,092,500 of proceeds to us, before expenses and the Representative’s 1% non-accountable expense allowance, and after underwriting discounts and commissions, from the over-allotment option exercise.

The underwriters expect to deliver the Shares on or about            , 2023.

____________________________

JOSEPH STONE CAPITAL, LLC

The date of this prospectus is            , 2023

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free-writing prospectus. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date of the front cover of the prospectus. Our business, financial condition, operating results and prospects may have changed since that date.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction. See “Underwriting” for additional information on these restrictions.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. Some of the industry and market data contained in this prospectus are based on third-party industry publications. That information involves a number of assumptions, estimates and limitations.

The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in these publications.

TRADEMARKS

Flewber, the Flewber logo, and other trademarks or service marks of Flewber Global appearing in this prospectus are the property of Flewber Global. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” If any of the risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Unless the context otherwise requires, we use the terms “Flewber Global,” “Flewber,” “Company,” “we,” “us” and “our” in this prospectus to refer to Flewber Global Inc. and its subsidiaries on a consolidated basis.

Our Mission

We are bringing the convenience of on-demand ride sharing from the street to the skies.

Overview

General

Flewber is a technology powered, private air transportation company. Founded in 2018, as a result of the incorporation of our wholly-owned subsidiary, Flewber Inc., in August 2018, our motto “Simply Private” encapsulates our belief that private air travel no longer needs to be a luxury reserved for only those with the means. Rather, our goal is to make private air travel a passenger-first manner of travel, which can and should be a more inclusive and accessible mode of transportation for a larger addressable market share, made possible through properly applied technology, use of more conveniently located existing infrastructure and operational efficiencies.

We believe that the functionality of local and regional air travel has significantly deteriorated over the past few years and that it no longer adequately serves the average air traveler. We believe that private air travel should be a simple and affordable alternative that provides travelers with the freedom to travel how they choose and with the ability to travel from place to place quickly, directly and at times that are convenient for each traveler. We also believe that passengers are entitled to choose where they depart and land, as well as their preferred date and time of travel. Further, we believe that passengers highly value their time, and will consider alternative forms of air travel to an antiquated commercial airline network or other modes of transportation, if it will save them time.

We have made focused and substantial investments in support of our mission. For example, to continually launch new innovations on our platform, we have invested heavily in research and development. In 2018, we completed the strategic acquisition of Ponderosa Air, LLC (“Ponderosa Air”), which provided us with a Federal Aviation Agency (“FAA”) certified air-taxi operation. Since the acquisition of Ponderosa Air, we have made further investment in upgrading both management of our air-taxi operation, and expanding its FAA certificate authorities.

The Flewber App was originally launched in May of 2019 and offered consumers the ability to book individual seats on scheduled private flights operated by our subsidiary, Ponderosa Air. Our original geographic service area was comprised of regional airports in the greater tri-state area of New York, New Jersey and Connecticut and provided scheduled flights to and from localities such as Boston and Martha’s Vineyard. Today, our expanded current offerings no longer offer individual per seat bookings on scheduled private flights in the tri-state area, but rather, they give private air travelers both a traditional and technology driven means of booking their local, regional, and international flights, operated exclusively by third party air carriers, through our Flewber Luxe air charter brokerage division, and the Book, Bid and Share platform of the Flewber App, respectively, each of which was designed with the intention of putting the booking preferences of the passenger at the forefront. The technology driven Flewber App operates by using algorithms and data analytic engines specifically developed for the Flewber App in order to provide a more efficient and accurate booking process for private flights. Notwithstanding that our current Flewber App has been operational since May 2019, flights booked using the Flewber App to date have been minimal.

Our travelers are as diverse as our services and offerings. They generally represent all adult age groups and backgrounds and use our services to facilitate travel bookings for vacations, business functions, to shuttle children to and from college and universities, and attend sporting events. The typical Flewber traveler exhibits an overall zest for life and new experiences. Such traveler prefers a personal experience that starts with the booking process and carries on throughout the entirety of his or her trip. We work hard to provide each of our travelers with a personal experience uniquely tailored to his or her specific preferences every time they open the Flewber App or speak to a Flewber Luxe Aviation Specialist, as our most meaningful reward is the honor of their next air travel booking.

Booking Process Compared to Land-Based Ride Share Services

By the end of 2023, we plan to bring to private air travel a service somewhat similar to the convenience of on-demand ride sharing, which is now available to users to book car services by using an app on their phones. Under federal regulations on-demand operation means, among other things, any operations in which the departure time, departure location, and arrival location are specifically negotiated with the customer or the customer’s representative. We plan to do this by providing greater access to private air travel through the Flewber App and the services it currently provides, as well as additional services we are planning, in the near future, by means of our soon-to-be-launched Flewber Hops air-taxi service. Although we do not expect that our on-demand services will provide customers with a ride, or flight, in this case, within a matter of minutes, as provided by on-demand land-based ride share services, we believe that the Flewber App will provide travelers with an easy, user-friendly resource, accessible on their phones, to book local and regional air travel (i.e. flights of approximately one hour or less from approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States) on private flights operated by certified carriers and, in the case of the Flewber Hops, when available, our own air-taxi, using a booking process, which, in the case of our Flewber Hops air-taxi service, only, when it is fully operational will, we believe, in most cases, take no longer than two hours from the initiation of booking to boarding a private aircraft. The Flewber Hops will be available solely for booking flights on our own aircraft and will not provide customers the ability to book flights on third-party aircraft.

The amount of time it takes from booking to boarding a private flight will not be as fast as the amount of time it takes from booking a ride with a land-based ride share service to pick up, since the number of aircraft available that fly a flight leg required by a traveler is nowhere near the number of cars available in the vicinity of a rider booking a car from a land-based ride share service. Additionally, land-based ride share services are able to pick up a rider at the address where he or she is located and drop a rider off at a specific address. Travelers using the Flewber App or Flewber Hops, when it is fully operational, will need to travel to a regional airport to board a private flight, which, we believe, in most cases will be located near their location at the time of booking, and also will be closer than the nearest major airport providing commercial airline services, but will still require more travel time to board than is required for a land-based ride share pick up.

Booking Process Compared to Booking through Traditional Flight Brokers

The booking process on our Flewber Hops, when fully operational, and the Flewber App currently, and when relaunched by the end of 2023, is expected to be much more efficient than booking private flights through a traditional flight broker. Our Flewber Hops, when fully operational, will be fully automated, completely eliminating the need for human involvement, as flights will be booked only with our own air-taxi service, providing us with full logistical control over the booking process. The Flewber App currently, and when relaunched by the end of 2023, will minimize, but not completely eliminate, the need for human involvement, by providing customers with a substantially more automated process of booking flights than provided by a traditional flight broker, but which will also involve limited human interaction. This automated process, which is described below, because it minimizes human interaction, in the case of the Flewber App, or will completely eliminate human interaction, in the case of our Flewber Hops, when it is fully operational, makes the process quicker and more efficient than booking through a traditional flight broker.

Upon making a booking request using the Flewber App, the customer provides his or her credit card information for the price of the flight and allows us to pre-authorize this credit card payment until the booking is confirmed. This initial portion of the booking process is fully automated. Our employees then source the requested flight from third-party aircraft operators, including entering into an agreement with the applicable third-party aircraft operator to provide the flight to the customer. We then confirm the booking with the customer, at which time his or her credit card is charged. Thereafter, we have no further human interaction with the customer through the completion of his or her flight. The Flewber App never directly connects our customers with third-party aircraft operators nor will our Flewber Hops, when it is fully operational, since flights booked through our Flewber Hops will be limited to our own air-taxi service and will not involve the booking of flights operated by third-party aircraft operators. Although we do not currently have nor do we expect to have full logistical control over the booking process initiated through our current Flewber App, and as relaunched, we still expect to have a reasonable amount of logistical control to be provided by algorithms and data analytical engines developed by us and programmed into the relaunched Flewber App, which, we believe, will allow us to analyze internally compiled information, such as seasonal aircraft availability, omni-directional wind adjustments to aircraft speed and greater access to runway data, to provide price quotes to our customers for their flight needs. Specifically, seasonal aircraft availability allows the Flewber App to identify peak and off-peak times and to more accurately reflect fluctuations in pricing and aircraft availability, which enables a quicker completion of the booking process. Aircraft speed plays a significant role in aircraft pricing, and wind plays a significant role in aircraft speed. Having this information coded into the Flewber App allows for more accurate pricing and a quicker and more efficient booking confirmation with our customers. Better runway data is critical to the suitability of aircraft choice and speeds up the sourcing processes, which also allows for a quicker and more efficient booking process. All of the foregoing information is derived entirely within the Flewber App and we do not require information from airports or any other sources. This logistical control that we refer to, throughout, is derived from the fact that all of the aforementioned information is generated solely through the technology of the Flewber App, entirely independent of any outside sources, which allows us to obtain more accurate price quotes and available flights for our customers.

Furthermore, we believe that, unlike other methods of booking private flights, including the Flewber App, currently, and as relaunched, the process for booking private flights on our Flewber Hops, when fully operational, will take no longer than two hours from the initiation of booking to boarding a private aircraft, since we will have full logistical control (i.e. gathering and validating a broad array of data points for sourcing of aircraft) over our own air-taxi service, with respect to the geographical size of our service regions, as well as the operational specifications of our aircraft and technology. While we also believe that the process for booking flights on the Flewber App, when relaunched, will be quicker and more efficient than the process required using traditional flight brokers, we cannot accurately estimate the average time from initiation of booking to boarding of a private aircraft using the Flewber App, since third-party aircraft operators are involved and we do not fully control the process.

Further, unlike land-based ride services which are normally priced based on availability, peak or off-peak pricing and the size and comfort of a car, pricing for booking flights operated by third-party aircraft operators on the Flewber App are normally determined by the type of aircraft, which is generally similar throughout the marketplace and the distance traveled. The coding of the Flewber App allows it to instantly calculate and return to the customer a flight cost based on the number of passengers, origin and destination airport distance, size and type, as well as third-party aircraft cost. Currently, this generally limits human interaction to the sourcing of aircraft known to be widely available. We do not bear any risk if prices available for flights from third-party aircraft operators are more than the price quotes provided to prospective customers, since we do not guarantee price quotes and the customer is not charged nor is any flight booked on a third-party operator aircraft, unless we confirm through the Flewber App, the booking request with the customer at that price and the customer agrees and converts the booking request to a booking confirmation. This means that flights are booked for a customer only if the customer agrees to the final price at booking. We will, of course, have more control over pricing of our own air-taxi service, which we expect to be from $199 to $699 per seat based on the distance of the flight booked.

Competing With Urban Air Mobility Services

Through the use of mission suitable conventional aircraft, including the Cirrus SF50 aircraft that we recently acquired and as discussed below, we believe that we will be able to compete directly with aircraft operators focused on entry into the nascent Urban Air Mobility (“UAM”) market and Regional Air Mobility Market (“RAM”), each of which is a subset of Advanced Air Mobility (“AAM”) and is likely to consist of short-range electric-powered aircraft, using vertical take-off and landing, similar to a helicopter (an “eVTOL”) and other aircraft using sustainable aviation fuel. The UAM market is an aviation industry term for on-demand and automated passenger or cargo-carrying air transportation services around cities and urban areas. The UAM, RAM, and AAM markets are each segmented by vehicle type, application, and geography. By vehicle type, the market is segmented into piloted and autonomous aircraft, and by application, the market is segmented into passenger transport and freighter.

Mission suitable conventional aircraft describes all currently available aircraft, with a cabin class that seats three to six passengers, that operate using conventional and, when more readily available, sustainable aviation fuel, and have capabilities that allow for safe operation to and from the approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States.

Although the UAM, RAM and AAM markets are expected to likely consist of short-range electric powered aircraft, these aircraft are only expected to have limited public use availability in the air mobility marketplaces by 2024 to 2026. We believe that the challenges to the wider availability of electric aircraft are hard to forecast as we believe that the manufacturing of these aircraft has too many unknown variables such as advancements in batteries, charging and charge acceptance technologies as well as possible unforeseen regulatory hurdles. By duplicating many of these services before they become readily available from aircraft operators in the UAM, RAM and AAM markets, using suitable conventional aircraft, we believe that we have the opportunity to be an early provider of these types of air flight services, and will be able to continue to compete with these aircraft operators at competitive rates, since our aircraft will also be capable of using sustainable aviation fuel, without any upgrades to the current fuel systems, when sustainable aviation fuel becomes more readily available on a less cost prohibitive basis, which, as reported in a December 2022 analysis by Rhodium Group on the Inflation Reduction Act of 2022, is not expected any time before 2027.

History of Our Business with Third-Party Aircraft Operators

Since our inception, we have contracted with 131 different third-party aircraft operators. During the nine months ended September 30, 2023 and 2022, we utilized 31 and 71 third-party aircraft operators, respectively, to provide flight services to our customers during these periods. During the years ended December 31, 2022, and 2021, we utilized 78 and 49 third-party aircraft operators, respectively. We have not had any capacity restraints, in the past, with respect to generating revenue because of the use of third-party aircraft operators and their aircraft. Currently we have no exclusive agreements with any third-party aircraft operator. Although we do not have any commitments, in writing or otherwise, with our third-party aircraft operators providing us with any assurances that we will have sufficient access to the aircraft we need to source flights for our customers, through our normal course of bookings with these third-party aircraft operators, we believe that they have been able to anticipate our needs for access to aircraft resulting in our being able to secure bookings, as needed. And while this has generally supported our growth in the past, there is no guarantee we will be able to continue securing these bookings on an as-needed basis or do so without incurring substantial additional costs. Increased use of private aircraft since the outbreak of the COVID-19 pandemic has added competitive pressure for access to aircraft, which may make it more difficult or costly for third-party aircraft operators to expand to meet our needs. If our third-party aircraft operators are unable or unwilling to add aircraft, or are only able to do so at significantly increased expense, or otherwise do not have capacity or desire to support our growth, or we are unable to add new operators on reasonable terms, or at all, our business and results of operations could be adversely affected. As the use of private aircraft continues to grow, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase, as may the cost of securing their services. To date, we have not taken any actions to secure exclusive agreements with any third-party aircraft operators nor have we actively pursued any other means of mitigating the risks of being unable to secure our requirements from third-party aircraft operators. If we are unable to secure our requirements from third-party aircraft operators or unable to satisfy such needs through the booking of flights on our own aircraft, this could have a material adverse effect on our business, financial condition, and results of operations.

Recent Developments

Formation of a New Subsidiary

On November 14, 2023, we formed a subsidiary, Vision FGAR 1, LLC, a Delaware limited liability company (“Vision FGAR 1”), in which we own a 99.99% equity interest, and one of our stockholders (the “Flewber Stockholder”) owns the remaining 0.01% equity interest. We formed Vision FGAR 1 to acquire a Cirrus SF50 Vision Jet (the “Cirrus Jet”) that we intend to use, in connection with our Flewber Hops air-taxi service. In connection with the formation of Vision FGAR 1, we entered into an Operating Agreement with the Flewber Stockholder (the “ Vision FGAR 1 Operating Agreement”). The Vision FGAR 1 Operating Agreement provides that it is managed by one Manager, who initially is Marc Sellouk, our Chief Executive Officer. Mr. Sellouk may be removed as Manager, by holders of 80% of the voting power of Vision FGAR 1. There are two classes of membership interests, Class A Units and Class B Units. Except with respect to voting power, the Class A Units and the Class B Units generally have equal rights and privileges and vote together as one class, except as otherwise required by law. The Class A Units have three (3) votes per Class A Unit and the Class B Units have one (1) vote per Class B Unit. We own 1,000,000 Class A Units and the Flewber Stockholder owns 10 Class B Units. As a result, we generally control the vote on matters submitted to the members of Vision FGAR 1 for approval. The Vision FGAR 1 Operating Agreement provides that for each fiscal year 100% of losses are allocated to the holders of Class B Units and 100% of all profits are allocated to the holders of Class A Units. Distributions are at the discretion of the Manager, provided that if distributions are made during any year, the holders of the Class B Units are entitled to an aggregate distribution of $1.00 and the holders of the Class A Units are entitled to the remaining distributions. The Vision FGAR 1 Operating Agreement also contains certain “Drag-Along Rights,” “Tag-Along Rights” and a “Right of First Refusal” upon sales of Units by the members. Pursuant to the terms of a Securities Purchase Agreement between Vision FGAR 1 and the Flewber Stockholder, upon the full repayment of all principal and accrued interest on the Cirrus Financing Note (defined hereafter), Vision FGAR 1 has the right to repurchase the Flewber Stockholder’s entire interest in Vision FGAR 1 for $1.00.

Acquisition of a Cirrus Jet

The Cirrus Jet acquisition was completed in a series of transactions, commencing with the assignment by our Flewber subsidiary to Vision FGAR 1, on November 14, 2023, of all of Flewber’s rights in and to a Cirrus Certified Aircraft Purchase Agreement with Cirrus Aircraft, dated March 21, 2023, for the purchase of the Cirrus Jet, for a total purchase price of $3,317,874 (the “Aircraft Purchase Agreement”). The Aircraft Purchase Agreement was subsequently amended on April 9, 2023, April 17, 2023, June 14, 2023, June 21, 2023, August 9, 2023, September 26, 2023, October 13, 2023, and October 27, 2023, in each case to extend the closing date for the purchase of the Cirrus Jet. Prior to closing, Flewber had made deposits. towards the purchase of the Cirrus Jet, totaling an aggregate of $300,000 collectively, the Deposit, of which $250,000 of such Deposit was made as of September 30, 2023, and reported under “Deposits” on our September 30, 2023 consolidated balance sheet, and $50,000 was made on October 2, 2023, after the date of the interim unaudited consolidated financial statements included in this prospectus. On or around November 14, 2023, the Flewber Stockholder made a $2,800,000 loan to Vision FGAR 1 (the “Flewber Stockholder Loan”) to finance a substantial portion of the purchase price of the Cirrus Jet. We paid Cirrus Aircraft the remaining $217,874 due and payable for the Cirrus Jet from loans provided to us, by two additional stockholders of the Company (the “Additional Flewber Stockholders”) in an aggregate amount of $300,000 (the “Additional Flewber Stockholders Loans”). In connection with the Flewber Stockholder Loan, Vision FGAR 1 issued to the Flewber Stockholder a seven-year secured promissory note in the principal amount of $2,800,000 (the “Cirrus Financing Note”). The Cirrus Financing Note bears interest at a rate of 7% per year and is payable in equal monthly installments of principal and interest in the amount of $42,259.50 each, beginning on December 14, 2023, until paid, in full, and is secured by a security interest in the Cirrus Jet. We have the right to prepay the Cirrus Financing Note, in whole or in part, at any time, without penalty. In addition, we issued an unsecured promissory note to each of the Additional Flewber Stockholders, in an aggregate principal amount of $300,000, each of which bears interest at a rate of 12% per annum and is payable on January 15, 2024, or on the date of the closing of this offering, if sooner. Further, since the Cirrus Jet must be owned by an entity with the proper licensing, Vision FGAR 1 and our subsidiary, Ponderosa Air LLC, entered into a lease agreement on or around November 14, 2023, pursuant to which Ponderosa Air LLC is leasing the Cirrus Jet from Vision FGAR 1, rent free, for a period of seven years.

August/September 2023 Bridge Financing

August/September 2023 Bridge Notes

From August 8, 2023 through August 17, 2023, we entered into three Securities Purchase Agreements, pursuant to terms and subject to conditions of which we issued $250,000 in aggregate principal amount of unsecured promissory notes (the “August/September Bridge Financing”) to three accredited investors (the “August/September 2023 Bridge Notes”). Each of the August/September 2023 Bridge Notes has a term of one year from issuance and accrues interest at a rate of 8% per annum. The August/September 2023 Bridge Notes are automatically convertible into shares of our common stock at the time of an initial public offering, including this offering. The conversion price applicable to such conversion is 75% of the initial public offering price of the Shares. The August/September 2023 Bridge Notes contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have agreed to use our commercially reasonable efforts to register the resale of the shares of common stock issuable upon the conversion of the August/September 2023 Bridge Notes and the exercise of the August/September 2023 Bridge Warrants (defined hereafter), pursuant to registration statement, which we have agreed to use our commercially reasonable efforts to have declared effective within 90 days after the closing of this offering. We have also agreed, subject to certain exceptions, to provide the holders of the August/September 2023 Bridge Notes with certain “piggyback” registration rights, if, at any time after the closing of this offering, we propose to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for our own account or for the account of any of our stockholders, and at such time the shares of common stock issuable upon conversion of the August/September 2023 Bridge Notes are not then registered for resale under an effective registration statement. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the August/September 2023 Bridge Notes 74,074 shares of common stock in connection with the conversion of such August/September 2023 Bridge Notes. In connection with this offering, the holders of the August/September 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the August/September 2023 Bridge Notes.

August/September 2023 Bridge Warrants

In connection with the August/September 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “August/September 2023 Bridge Warrants”). The August/September 2023 Bridge Warrants, which would be exercisable for a period of five years after issuance, would be exercisable for up to 100% of the number of shares received by each investor, upon conversion of its August/September 2023 Bridge Note, and the exercise price will be equal to 75% of the initial public offering price of the Shares. If, at any time after three months after the issuance of the August/September 2023 Bridge Warrants, the shares of common stock underlying the August/September 2023 Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their August/September 2023 Bridge Warrants on a cashless exercise basis. The August/September 2023 Bridge Warrants contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have provided the holders of the August/September 2023 Bridge Warrants with the registration rights described above in the paragraph describing the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue August/September 2023 Bridge Warrants to purchase up to an aggregate of 74,074 shares of common stock upon the exercise of the August/September 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the August/September 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the August/September 2023 Bridge Notes, including any shares of common stock received upon exercise of the August/September 2023 Bridge Warrants.

May/July 2023 Bridge Financing

May/July 2023 Bridge Notes

From May 1, 2023 through July 15, 2023, we entered into four Securities Purchase Agreements, pursuant to terms and subject to the conditions of which we issued $190,000 in aggregate principal amount of unsecured promissory notes (the “May/July Bridge 2023 Financing”) to four accredited investors (the “May/July 2023 Bridge Notes”). The terms of the May/July 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the May/July 2023 Bridge Notes have the same registration rights as the holders of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the May/July 2023 Bridge Notes 56,296 shares of common stock in connection with the conversion of such May/July 2023 Bridge Notes. In connection with this offering, the holders of the May/July 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the May/July 2023 Bridge Notes.

May/July 2023 Bridge Warrants

In connection with the May/July 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “May/July 2023 Bridge Warrants”). The terms of the May/July 2023 Bridge Warrants are identical to the terms of the August/September 2023 Bridge Warrants. Furthermore, we have provided the holders of the May/July 2023 Bridge Warrants with the registration rights described above in the paragraph describing the May/July 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue May/July 2023 Bridge Warrants to purchase up to an aggregate of 56,296 shares of common stock upon the exercise of the May/July 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the May/July 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the May/July 2023 Bridge Notes, including any shares of common stock received upon exercise of the May/July 2023 Bridge Warrants.

February/April 2023 Bridge Financing

February/April 2023 Bridge Notes

From February 15, 2023 through April 15, 2023, pursuant to certain financing provided to us under the terms and conditions of Securities Purchase Agreements, we issued $355,000 in aggregate principal amount of unsecured promissory notes (the “February/April 2023 Bridge Financing”) to six accredited investors (the “February/April 2023 Bridge Notes”). The terms of the February/April 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the February/April 2023 Bridge Notes have the same registration rights as the holders of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the February/April 2023 Bridge Notes 105,185 shares of common stock in connection with the conversion of such February/April 2023 Bridge Notes. In connection with this offering, the holders of the February/April 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the February/April 2023 Bridge Notes.

February/April 2023 Bridge Warrants

In connection with the February/April 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “February/April 2023 Bridge Warrants”). The terms of the February/April 2023 Bridge Warrants are identical to the terms of the August/September 2023 Bridge Warrants. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue February/April 2023 Bridge Warrants to purchase up to an aggregate of 105,185 shares of common stock upon the exercise of the February/April 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the February/April 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the February/April 2023 Bridge Notes, including any shares of common stock received upon exercise of the February/April 2023 Bridge Warrants.

Initial Bridge Financings

Initial Bridge Notes

(i) On December 8, 2022, pursuant to certain financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued $175,000 in aggregate principal amount of unsecured promissory notes to two accredited investors, $100,000 of which was issued to Avner Nebel, an officer and director of the Company and (ii) on January 6, 2023, pursuant to certain additional financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued an unsecured promissory note in the principal amount of $100,000 to an additional accredited investor (collectively, the “Initial Bridge Financings”). These unsecured promissory notes are referred to as the “Initial Bridge Notes” and collectively with the February/April 2023 Bridge Notes, the May/July 2023 Bridge Notes and the August/September 2023 Bridge Notes, the “Bridge Notes”. The terms of the Initial Bridge Notes are the same as the terms of the August/September 2023 Bridge Notes; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Notes, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the Initial Bridge Notes 81,482 shares of common stock in connection with the conversion of such Initial Bridge Notes. In connection with this offering, the holders of the Initial Bridge Notes, one of them who is Avner Nebel, an officer and director of the Company, will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the Initial Bridge Notes.

Initial Bridge Warrants

In connection with the Initial Bridge Financings, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “Initial Bridge Warrants” and collectively with the February/April 2023 Bridge Warrants, the May/July 2023 Bridge Warrants and the August/September 2023 Bridge Warrants, the “Bridge Warrants”). If, at any time after three months after the issuance of the Initial Bridge Warrants, the shares of common stock underlying the Initial Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their Initial Bridge Warrants on a cashless exercise basis. All other terms of the Initial Bridge Warrants are the same as the terms of the August/September 2023 Bridge Warrants; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Warrants, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue Initial Bridge Warrants to purchase up to an aggregate of 81,482 shares of common stock upon the exercise of the Initial Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the Initial Bridge warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the Initial Bridge Notes, including any shares of common stock received upon exercise of the Initial Bridge Warrants.

Affiliate Loans

On May 18, 2023, 681315 B.C. Ltd., a corporation controlled by Jaisun Garcha, our Chief Financial Officer, made a loan to us in the principal amount of $50,000, and in connection therewith we issued an unsecured subordinated promissory note to Mr. Garcha in the principal amount of $50,000 accruing interest at a rate of 12% per annum, with an original maturity date on August 1, 2023, which has been extended to December 1, 2023. This corporation made an additional loan to us on July 18, 2023 in the principal amount of $100,000 accruing interest at a rate of 5% per annum, with a maturity date on December 1, 2023.

Moneta Warrant

On October 10, 2022, pursuant to the terms of an Amended and Restated Services Agreement with Moneta Advisory Partners, LLC (“Moneta”), we issued to Moneta a warrant to purchase up to 50,000 shares of our common stock (the “Moneta Warrant”). The Moneta Warrant, which is exercisable until October 10, 2025, is exercisable for up to 50,000 shares of our common stock at an exercise price of $3.00 per share, subject to certain adjustments. The Moneta Warrant contains other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split.

Our Products

The Flewber App

The Flewber App is free to download on the Apple App Store and Google Play, and there have been over 14,000 downloads of the Flewber App as of December 1, 2023, although flights booked using the Flewber App have been minimal through that date. Users of the Flewber App have access to two levels of services on the Flewber App’s “Book, Bid or Share” platform, as follows:

•        Flewber Xpress, which provides users with a convenient and cost-effective alternative to commercial airlines on regional routes throughout North America and the Caribbean; and

•        Flewber LX, which provides consumers access to traditional longer range private aircraft, where through our technology and partnerships with private aircraft owners, we are able to provide a high level of service which is provided to customers without charging any broker fees.

The Book, Bid or Share platform on the Flewber App also provides users with three options for scheduling on-demand private air travel (i.e. the booking of local and regional air travel (i.e. flights of approximately one hour or less from approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States) on private flights operated by certified carriers in which the departure time, departure location, and arrival location are specifically negotiated with the customer or the customer’s representative, along with other conveniences in connection with private air travel, as follows:

•        Bid Feature — Unlike a typical auction, where bids are placed in higher dollar increments, the Bid feature of the Flewber App allows users to bid down the fares of flights offered on private aircraft. The Flewber App does this by connecting users to flights on private aircraft in our marketplace where the operators are flying either empty or repositioning legs and will accept fares at significantly lower fares as an acceptable alternative to flying routes with empty seats.

•        Share Feature — The share feature of the Flewber App allows users to crowd source their own flights by connecting them directly to their preferred social media application. By doing so, users can plan trips with friends, family members and colleagues and share the cost of a private flight among all passengers.

•        Bid and Share Features — The Bid and Share features are also designed to be used in tandem with each other so users can Bid and Share a flight to realize even greater savings.

The Book, Bid or Share platform on the Flewber App also provides users with the following benefits compared to booking flights through customary flight brokerage services:

•        Booking with No Brokerage Commission — The technology behind the Flewber App allows users to conveniently book private flights, during normal hours of operation, on flights operated by air carriers operating under an FAA Part 135 certificate for on-demand or commuter air service (an “FAA Part 135 Carrier”), without having to book through an air charter broker. As such, the user pays none of the costly brokerage commissions typically associated with flying private.

•        No Membership Fees — The Flewber App is free to download on the Apple App Store and Google Play, and, unlike many other services in the competitive marketplace which provide private air bookings, the Flewber App has no costly membership fees and is free to use.

•        No Origin or Destination Restrictions — Because the Flewber App not only allows access to booking for private air transportation at the approximately 430 airports used by commercial airlines, but also the 5,100 smaller local and regional airports used for general aviation flights, the Flewber App allows a significantly greater number of options for booking air travel and allows users to search for airports by the address of their final destination or point of interest. By doing so, the prospective air traveler is able to reduce travel time to and from major airports.

By the end of 2023, we plan to relaunch the Flewber App with additional features to facilitate the booking and enhanced user functionality and operational capabilities of the Flewber Hops, regional aerial ride share service. These features are being designed to be both intuitive, such as the ability to continually track aircraft location within each Flewber Hops region, and functionally familiar to current land-based ride share service applications, with such backend features such as digital cockpit logistical communications that will facilitate enroute passenger pick-up along with an ease of use that prospective customers have grown accustomed to with traditional ground-based ride share services.

We believe that (i) our current services offered through our Book, Bid and Share platform on the Flewber App and (ii) those services which will be offered through our relaunched Flewber App and our soon-to-be-launched Flewber Hops air taxi service, currently have a functional familiarity to land-based ride share service applications, which we believe is apparent to users of our current services offered through our Book, Bid and Share platform on the Flewber App, and also will be apparent to users of our relaunched Flewber App and our soon-to-be-launched Flewber Hops air-taxi service. We further believe that these services currently do, and will, in the future, also differ from current land-based ride share applications as the Flewber App’s interface and design will need to interface with the unique requirements of air travel, such as displaying flight information, estimated time of arrival, and other relevant details. Other differences between the pending relaunched Flewber App and traditional land-based ride share apps will include but not be limited to the following:

•        Cost — Air taxi services are generally more expensive than land-based ride-sharing due to the higher operational costs involved in aviation. Users would likely encounter higher fares for air taxi rides compared to rides in cars.

•        Pick up and Scheduling — Unlike land-based ride share apps where rides are normally scheduled for one rider, a user of the Flewber App is not able to choose a specific pick up address, as with land-based ride share apps, but, instead needs to choose an airport for departure within a reasonable distance from his or her location and where a private flight is scheduled for a destination which works for the user. Similarly, choosing a destination using the Flewber App is unlike choosing a destination using land-based ride share apps, since a rider has the ability to choose a specific address using land-based ride share apps, while the user of the Flewber App is required to choose an airport near his or her destination where the flight he or she books is scheduled to land. Scheduling would also differ due to factors like weather conditions and air traffic control.

Flewber Luxe

Flewber Luxe, our traditional global air charter brokerage division, was started in 2019 to provide a high level of customer service to air travelers who prefer not to book travel directly themselves and are among a class of air travelers who have had an historical preference for private air travel. We believed that these air travelers were looking for a better option for booking private air travel, with the offer of hands-on customer service. Our goal was to build brand awareness and to provide a better customer experience through the use of our technology and solidifying strategic relationships.

The Flewber Luxe private aviation consumers are generally high-net-worth individuals who prefer a personal concierge style of service and the traditional way of communication via phone, email, or text to our dedicated team of Aviation Specialists at Flewber Luxe. Flewber Luxe connects its brand of consumer who seek the highest level of quality in global air travel to private aircraft of every cabin class and, through its complementary Flewber Touch concierge service, Flewber Luxe delivers to the consumer 24/7 VIP support in such areas as in-flight catering, recommending, and making restaurant reservations, arranging spa services, booking ground transportation, procuring tickets for special events, and attending to and assisting with the customer’s guests to meet their complete travel and lifestyle needs.

Since its inception in 2019 and through 2022, Flewber Luxe’s user database has grown to over 600 usernames, resulting in 104 bookings; and revenue has consistently increased, year over year, with an 80%+ increase from 2020 to 2021 from $974,804 to $1,798,943, to a 150%+ increase from 2021 to 2022 from $1,798,943 to $4,269,100.

The Flewber Hops

Facilitated by our air-taxi and flown in our owned and operated aircraft, by the end of 2023, we plan to add a third level of service to the Flewber App, which will be called the Flewber Hops. The Flewber Hops is being designed to allow us to compete with the UAM market, as well as provide same day, on-demand service meant to fill, what we believe is a void of air carrier services in the local and regional markets which have become more and more underserved over the past few years. Our goal is to provide private air travel, through the Flewber Hops at prices that are accessible to middle-market fliers, who are currently priced out of market limited to high net worth fliers, with a price point between $199 and $699 per seat for local and regional flights, which we also believe will garner market share from rail and ride share services. The Flewber Hops will be available solely for booking flights on our own aircraft and will not provide customers the ability to book flights on third-party aircraft.

It is our intent that, upon our full commercial launch of the Flewber Hops, a prospective air traveler will be able to board a private Flewber Hops flight in as little as one hour after completing his or her booking process and in most cases no more than two hours, although there is not currently any assurance that the timing of this booking process will be achieved or maintained on a constant basis.

Air-Taxi

We currently own and operate one six-seat Cessna 421CE twin engine aircraft, also known as the Golden Eagle, which was built in 1976, and purchased by us in 2019, and which now has expanded FAA certificated operating authorities.

The Cessna 421CE twin engine aircraft is pressurized to an altitude of approximately 30,000 feet. It is a single pilot certified aircraft with a 207 cubic foot cabin that includes a lavatory and has an additional 39 cubic feet of cargo space located in the nose and wings. With a typical cruising speed of about 210mph, the aircraft’s two sub-1000 hour engines were most recently overhauled in 2019 and burn approximately 40 gallons of fuel per hour. The Cessna 421CE twin engine aircraft has a maximum range of 1,487 nautical miles and an operational range of 350 to approximately 800 nautical miles depending on total payload. The pre-acquisition usage of the Cessna 421CE twin engine aircraft was as a regional FAA Part 135 charter aircraft which flew between approximately 150 and 250 hours per year out of its base of operation in Farmingdale New York to points as for north as Montreal and as far south as North Carolina. Post-acquisition the Cessna 421CE twin engine aircraft flew nominal charters for us in the same region. Over the last 18 months, the Cessna 421CE twin engine aircraft has been used primarily for pilot training and corporate flights for internal use only, and for which we have not generated any revenue, to date, while we have been upgrading our FAA certifications and our air-taxi management staff.

In November 2023, we also acquired a Cirrus Jet which includes one year and/or 150 hours of maintenance. See “Business — Recent Business Developments — Acquisition of a Cirrus Jet.” We believe that the addition of the Cirrus Jet will further increase our capability of providing air-taxi services at the time we have launched the Flewber Hops on a commercial basis.

We also plan to use approximately $2.0 million of the net proceeds of this offering to finance the acquisition of two additional aircraft for use in connection with our air-taxi services to support the Flewber Hops. We have not yet identified either of these two additional aircraft, but currently expect to add both of them to our air-taxi fleet in 2024, although there is no assurance that we will be able to complete these acquisitions by that time. We believe that adding these two additional aircraft will even further increase our capability of providing air-taxi services to support the Flewber Hops.

The Cirrus SF50 Vision Jet is a single engine V-tail aircraft in the light jet category of aircraft, which was awarded the 2017 Robert J. Collier Trophy as the world’s first single engine personal jet with a Cirrus Airframe Parachute System. The Robert J. Collier Trophy is awarded by a committee that includes 25 industry leaders and is awarded annually to recognize “the greatest achievement in aeronautics or astronautics in America, with respect to improving the performance, efficiency, and safety of air or space vehicles, the value of which has been thoroughly demonstrated by actual use during the preceding year.” The Cirrus SF50 Vision Jet seats seven passengers, is the largest cabin in its light jet class, has an average cruising speed of about 300 miles per hour, and short runway specifications that allow it to take off and land at most of the approximately 5,530 major, regional and local airports in the U.S. The foregoing specifications, along with the advanced safety features such as its Cirrus Airframe Parachute System and push button autonomous landing feature, as well as its low cost of operation, we believe, make the Cirrus SF50Vision Jet a highly suitable aircraft for use with the Flewber Hops on both local and regional routes.

Industry and Market Opportunity

We view the domestic passenger aviation industry as an industry in crisis and conflict. Supported by the data cited in a press release, dated November 10, 2022, issued by the Regional Airline Association, an association that represents airlines that provide 43% of the scheduled passenger flights in the United States (“RAA”), we believe that commercial airlines are continuing to reduce available seat capacity on regional routes and as such are raising prices to the consumer due to a self-imposed lack of supply. This data from RAA reported that commercial airlines reduced the availability of seats on regional flights significantly, between 2019 and 2022, and further provided the following:

•        In 2022, 324, or 76% of U.S. airports have lost flights compared to the same period in 2019. With the average loss being 31% of flights.

•        257 airports lost 10% of their flights.

•        161 airports lost 25% of their flights.

•        112 airports lost 33% of their flights.

•        60 regional airports have lost 50% of their flights.

•        14 regional airports have lost all scheduled commercial passenger air service.

The chart below is based on data from the June 28, 2022 FAA Aerospace Forecast Fiscal Years 2021-2041 and shows that enplanements for U.S. regional carriers is still at a 16-year low, which we believe supports our conclusion.

We believe that the hybrid makeup of the Flewber Hops, which we define as its capability to provide a lower cost option to booking on-demand private air transportation and accessibility to air travel using suitable conventional aircraft that run on both conventional fuel and sustainable aviation fuel (i.e. fuel that is derived from non-fossil sources or feedstock and generates significantly reduced CO2 emissions), will provide us with an advantage over aircraft operators operating in the UAM market using electric-powered eVTOLs, or other aircraft which are powered by sustainable aviation fuel and which aircraft, when operated on electric power or sustainable aviation fuel, will be more environmentally friendly, in both the local and regional marketplaces, along with the same day, on-demand booking technology of the Flewber App, which operates similar to those of land-based ride share services, by giving us the opportunity to garner significant market share from both the UAM market and regional commercial airlines regional sectors. Our advantage, we believe, will be derived from our ability to provide short-range flights before eVTOLs are commercially available because of the current limitations on battery power and the availability of sustainable aviation fuel at a reasonable cost, which, as previously mentioned, is not expected to be more generally available before 2027.

Revenue

Flewber generates revenue through the sale of air travel services. Our fliers purchase and manage reservations in two ways; some may use the no brokerage commission Book, Bid and Share platform by booking flights directly on the Flewber App, while others, willing to pay a premium price, may choose to call, email, or text our dedicated team of Aviation Specialists at Flewber Luxe. We accept payments via credit card on the Flewber App and via credit card, wire, check or customer credits on Flewber Luxe, and generally, we collect payments in advance of performing the related services. We also generate revenue from ancillary charges for items such as ground transportation services, and catering. Customers who book using the Flewber App pay, on average, $13,600 per booking. Those customers who opt for the more premium service provided through Flewber Luxe pay, on average, $41,000 per booking. During the nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, substantially all of our revenue was generated from bookings using our Flewber Luxe service. For the nine months ended September 30, 2023, we did not generate any revenue on the Flewber App. For the years ended December 31, 2022 and 2021, we generated revenue of $40,800 and $0, respectively, with respect to bookings made directly on the Flewber App. For the nine months ended September 30, 2023 and 2022, we generated revenue of $2,080,747 and $3,425,449, respectively, with respect to Flewber Luxe. For the years ended December 31, 2022 and 2021, we generated revenue of $4,228,300 and $1,798,943, respectively, with respect to Flewber Luxe. We do not currently generate revenue directly from flights provided by our air-taxi service, as we have been in the process of upgrading our management staff and the FAA certifications required to operate our air-taxi service. As a result, all of our revenue has been generated by the booking of flights through Flewber Luxe and the Flewber App on the aircraft of third-party aircraft operators, who facilitated these flights.

Profits

Each of our existing air travel services generate profits on a “cost-plus” basis. The percentage we charge to our customers over our “cost of revenue” will fluctuate from period to period based on our assessment of what percentage to charge over our costs to maintain our customer relationships and to remain competitive with other private aviation service providers. In 2022, during the three months ended March 31, 2023, and during the three months ended September 30, 2023, we decreased the percentage we charge over our “cost of revenue” compared to prior comparative periods, to remain competitive with other private aviation services providers. This led to a decrease in our margins for the year ended December 31, 2022, compared to the year ended December 31, 2021, a further reduction in margins during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, and a further reduction in margins during the three months ended September 30, 2023, compared to the three months ended September 30, 2022. We do not expect a further degradation in margins for the three months ended December 31, 2023 based on our assessment that the market for private aviation services is currently increasing and, therefore, we will no longer need to continue to decrease our margins below current levels to maintain our customer relationships and to remain competitive with other private aviation service providers. Our expectation is that margins for the three months ended December 31, 2023, will be at or above our margins from the three months ended September 30, 2023. We are expecting our margins for at least the remainder of 2023 and the future to remain similar to our margin for the nine months ended September 30, 2023. For the three months ended September 30, 2023 and 2022, we generated revenue of $937,718 and $969,727, respectively, with respect to Flewber Luxe and no revenue from the Flewber App. For the three months ended September 30, 2023 and 2022, cost of revenue, relating to bookings through Flewber Luxe, were $774,625 and $738,199, respectively. Net loss for the three months ended September 30, 2023 and 2022 were $552,969 and $367,506, respectively. For the nine months ended September 30, 2023 and 2022, we generated revenue of $2,080,747 and $3,425,449, respectively, with respect to Flewber Luxe and no revenue from the Flewber App. For the nine months ended September 30, 2023 and 2022, cost of revenue, relating to bookings through Flewber Luxe, were $1,697,757 and $2,716,376, respectively. Net loss for the nine months ended September 30, 2023 and 2022 were $1,521,868 and $1,824,876, respectively. For the years ended December 31, 2022 and 2021, cost of revenue, relating to bookings made directly on the Flewber App, were $38,000 and $0, respectively. For the years ended December 31, 2022 and 2021, cost of revenue, relating to bookings through Flewber Luxe, were $3,402,601 and $1,389,742, respectively. Net loss for the years ended December 31, 2022 and 2021 were $2,425,769 and $2,011,887, respectively.

In general, gross profits were less during the nine months ended September 30, 2023, compared to the same period in 2022, directly as a result of a 39% reduction in revenue between those two periods, mostly attributable to a decrease in demand for our private aviation services during the nine months ended September 30, 2023. However, net loss improved during the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to lower general and administrative costs in the nine months ended September 30, 2023. If we are able to maintain the same margins for the remainder of 2023, any increase in demand for our private aviation services, resulting in an increase in revenue, would result in an increase in gross profits for the remainder of the year. In addition, if we are able to maintain general and administrative costs at a similar level to the nine months ended September 30, 2023, our net loss should also continue to improve. No assurances can be given that we will be able to successfully achieve these results.

Profits for the Flewber Hops will be generated through the sale of individual seats on our owned private aircraft. The distance of each flight will be the determinative factor of per seat fares and further, we believe that the use of our owned and operated fleet will allow for a higher level of control over capacity availability, flyer experience and branding.

Our Strengths

We believe the following competitive strengths have and will continue to be important to the success of our business and will help position us for future growth.

Our Technology

Technology and data science are at the core of our operations and strategic decision making. We have assembled a team of engineers, designers, and product managers whose expertise spans a broad range of technical areas to build our data driven technology to support our marketplace application and the day-to-day operations of our business. In addition to our technology, we use third-party cloud computing services to allow us to scale our services quickly and efficiently without incurring significant additional costs.

Our technology can facilitate multiple flights and user requests in real-time across multiple geographic regions, routes, and time zones. Our platform combines an order management system, administrative portal, sales portal, bid processing workflows, automated aircraft route calculations and accounting system into a simple to use consumer facing platform. The Flewber App also sends real time alerts to users allowing them to easily accept, reject or change flight details in real time in order to eliminate issues before they arise.

Our Air-Taxi

We believe that our subsidiary, Ponderosa Air, which we acquired in 2019, and currently operates our one six-seat Cessna 421 CE twin engine aircraft, will give us distinct strategic, operational, and capacity control advantages, in the future. Since acquiring Ponderosa Air, we have made significant upgrades in Ponderosa Air’s FAA Part 119 management department personnel, and expanded its FAA operating certificate authorities, which has allowed us a greater scope of operation and a greater choice of the types of aircraft we can utilize for our air-taxi services. All of this reduces the limitations on types of aircraft that Ponderosa Air can operate and, as such, we believe allows for greater operational scalability.

Sales and Account Management

We have developed a sales organization that we believe allows us to capitalize on lead generation efforts and customer acquisition channels of our business. Our sales organization focuses on (i) sales operation, (ii) centralized industrial sales, (iii) use of existing infrastructure and (iv) marketing.

Like many industries, the travel industry has been buoyed by a rise in digital marketing, both free and paid. We utilize targeted, digital marketing to reach new customers and drive awareness. Moreover, our marketing strategy utilizes a variety of media channels, with a focus on both attracting new customers and retaining existing ones. Our strategy marries digital marketing with targeted social media outreach as well as earned media placements in industry publications and guerrilla marketing events. We strive to continually use each of these channels to cohesively orchestrate and extol the benefits of Flewber Global’s products and services to the flyer.

Our Strategy

Our business model was developed to be scalable and profitable by first building brand recognition and market share among the high-net-worth demographic located in strategic population centers across the United States with our Flewber Luxe brokerage division while focusing on growing our offerings with our Flewber Hops model to a broader market share.

We believe that our strengths today position us well to deploy our Flewber Hops product, first, in the Northeast to Mid-Atlantic region, which will encompass major population centers such as New York City, Boston, Washington DC, Philadelphia and Baltimore, where we believe it will be profitable and, ultimately, expand the total addressable market given the lower costs, pro-consumer flexibility, ease of use and convenience it brings with it.

Included in our strategy will be key acquisitions, such as the recent purchase of a Cirrus SF50 aircraft, which we believe will afford us certain synergies such as:

•        Guaranteed capacity.

•        Operational control and flexibility.

•        More direct impact on customer service.

•        Maintenance efficiencies.

•        Greater control of regulatory adherence.

•        Brand recognition.

•        Pricing control.

•        Better scalability.

Following its initial launch and subsequent further increase of our air-taxi’s fleet size, the Flewber Hops will be deployed to more select regions throughout the United States, which will be chosen for their proximity to major cities as well as business and industry sectors such as Florida, Texas, and California, and will be driven by user demand.

Pursue Strategic Partnerships

As provided in a September 2, 2022, post COVID-19 US travel and tourism release from the World Travel and Tourism Council (WTTC), the WTTC forecasted current U.S. domestic travel & tourism spending to reach more than $1.1 trillion for 2022, surpassing pre-COVID-19 pandemic levels by 11.3%. Further, the U.S. Travel and Tourism Association reported on April 26, 2023, that such spending was actually approximately $1.2 trillion. WTTC research projects this sector’s GDP contributions could reach almost $2 trillion, which would represent a 6.2% increase from 2019.

As part of our continued growth initiatives, we plan to pursue and cultivate strategic partnerships with commercial airlines, hotels, and other businesses, that we believe will increase our ability to reach audiences, attract awareness, excite interest, and convert into actionable drivers to capture forecasted market growth.

We believe with partnerships, come inherent advantages for travelers and partners alike, such as:

•        Shared loyalty programs.

•        Expanded networks.

•        Packaged partner travel savings.

•        Co-Branding.

•        Joint marketing.

Competitive Landscape

The private aviation industry is a highly competitive one with a vast array of companies with diverse offerings. Because we offer products and services that we believe address the needs of most private flyers, we compete with providers across all categories, including fractional programs, jet card providers and charter brokers.

Our competitors in this sector, such as Wheels Up Experience Inc. (“Wheels Up”) and NetJets IP, LLC (“NetJets”) offer fliers significant time savings and have greater resources and name recognition. Both of these businesses have clients that are generally high net worth individuals and companies that book whole aircraft point to point travel of all distances.

We believe we can offer similar time savings but at significantly lower prices given our ability to effectively market and sell individual seats on aircraft more specifically suited to the operational requirements of tier 2 local and regional airports and routes, and can, therefore, attract a larger base market share targeting a broader and more varied financial demographic, consisting of air travelers seeking a cost effective alternative to the traditional commercial airline hub and spoke system while at the same time appealing to high net worth individuals who are looking for a more reasonably priced alternative for shorter flights.

Government Regulations

Like all aviation companies, we are subject to government regulation at local, state, and national levels. The size and scope of these regulations is exceedingly broad, covering a wide range of subjects that includes, but is not limited to, the following:

(i)     The regulation of economic matters by the U.S. Department of Transportation (“DOT”), which oversees the operations of our subsidiary, Ponderosa Air, which operates our air-taxi business (i.e., on-demand operators of small aircraft). The DOT also enforces U.S. laws governing the citizenship of air carriers.

(ii)    The regulation of safety matters by the Federal Aviation Administration (“FAA”), including (A) the design and manufacturing of aircraft, engines, propellers, avionics, and other key components (collectively the “aircraft,” as used below), including aspects related to engine noise and other environmental standards; (B) the inspection, maintenance, repair and registration of aircraft; (C) the training, licensing or authorizing, and performance of duties by pilots, flight attendants, and maintenance technicians; (D) the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption; (E) the certification and oversight of air carriers; (F) the establishment and use of safety management systems by air carriers;

(G) the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; (H) the oversight and operational control of air carriers by their accountable managers, directors of operations, and directors of maintenance, and other key personnel.

(iii)   The regulation of security matters by the U.S. Transportation Security Administration (“TSA”), an agency of the Department of Homeland Security, which includes regulating the standard security programs in use by U.S. airports and by air carriers. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watchlists, and cooperation in threat assessments and responses.

(iv)   The regulation of the privacy of personal information collected by us, including compliance with the California Consumer Privacy Act (“CCPA”) and similar laws in other states and jurisdictions.

Intellectual Property

The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property (including our technology and confidential information) as well as contractual commitments and security procedures, regularly review our technological development efforts to identify and assess the protection of new intellectual property.

Summary of Risks Associated with Our Business

Our ability to implement and execute our business strategy is subject to numerous risks and uncertainties that you should be aware of prior to making any investment decisions. The risks described in the section titled “Risk Factors” immediately following this summary may cause us to not realize the full benefits of our strengths or to be unable to successfully execute all or part of our strategy. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

•        We have incurred significant losses since inception. We expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

•        We have a history of operating losses. Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern. Our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2022 and 2021.

•        We are exposed to the risk of a decrease in demand for private aviation services.

•        If we face problems with any of our third-party service providers, our operations could be adversely affected.

•        The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations and financial condition.

•        We may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of our pilots, maintenance workers and inflight crewmembers could result in increased labor costs.

•        We may incur substantial maintenance costs as part of our leased aircraft return obligations.

•        Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.

•        Our insurance may become too difficult or expensive to obtain. If we are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.

•        Aviation businesses are often affected by factors beyond their control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, or new or changing travel-related taxes, any of which could have a material adverse effect on our business, results of operations and financial condition.

•        The UAM market and the market for short-range flights, in general, is still in relatively early stages and, therefore, there is no basis for us to determine the market for the short-range flights we plan to provide on our suitable conventional aircraft to compete against aircraft operators in the UAM market, and, if the market for short-range flights does not develop, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.

•        Extreme weather, natural disasters and other adverse events could have a material adverse effect on our business, results of operations and financial condition.

•        We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

•        Our business is primarily focused on certain targeted geographic regions making us vulnerable to risks associated with having geographically concentrated operations.

•        The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

•        Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.

Risks Related to Our Reliance on Third-Party Aircraft Operators

•        We rely on our third-party aircraft operators to provide and operate aircraft to move our fliers. If such third-party aircraft operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

•        We may incur losses on the cancellation or delay of flights and on the booking of flights with third-party aircraft operators where customers cancel bookings and our payment terms provide for greater refunds to customers than we receive from those third-party aircraft operators.

•        If we experience growth in demand for our services, our third-party aircraft operators may not be able to match our growth in demand, we may be unable to add additional third-party aircraft operators to our platform to meet future growth in demand or third-party aircraft operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

•        A failure in our technology or breaches of the security of our information technology infrastructure may adversely affect our business and financial condition and disrupt our customers’ businesses.

•        We rely on third-party Internet, mobile, and other products and services to deliver our mobile and web applications and flight management system offerings, and any disruption of, or interference with, our use of those services could adversely affect our business, financial condition, results of operations and customers.

•        Our agreements with third-party aircraft operators may contain obligations for us to indemnify such third-party aircraft operators from and against claims and damages arising out of our agreements with them in connection with the operating of flights and any indemnification obligations of our customers to us may not sufficiently reimburse us for our indemnification obligations.

•        We may not have sufficient insurance coverage for damages relating to flights provided by third-party aircraft operators.

Legal and Regulatory Risks Related to Our Business

•        We are subject to significant governmental regulation and changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

•        We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Securities and This Offering

•        There is no existing market for our shares of common stock and we do not know if one will develop to provide you with adequate liquidity. Even if a market does develop following this offering, the prices in the market may not exceed the initial public offering price of the Shares.

•        The market prices of the shares of common stock may be volatile, and you could lose all or part of your investment.

•        Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our common stock.

•        If we cannot satisfy the initial listing requirements, or continue to satisfy the continued listing requirements and other rules of Nasdaq, our shares of common stock may not be listed or may be delisted, which could negatively impact the price of our common stock and your ability to sell them.

•        Our directors, executive officers and principal stockholders will continue to have substantial control over us after this offering and could delay or prevent a change of corporate control.

•        If you purchase securities sold in this offering, you will incur immediate and substantial dilution in the book value of your shares of common stock.

•        Our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective on the effective date of the registration statement of which this prospectus forms a part, include provisions limiting voting of our shares of common stock beneficially owned by non-U.S. citizens.

Corporate Information

We were formed as a Delaware corporation under the name Flewpon Inc. on January 22, 2019. On April 8, 2021, we changed our name to Flewber Global Inc. Our website address is www.flewber.com. Information contained in, or accessible through, our website does not constitute part of this prospectus or the registration statement of which this prospectus forms a part and inclusions of our website address in this prospectus or such registration statement are inactive textual references only.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in total annual gross revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•        reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus;

•        an exception from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•        reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of exemptions for up to five years or such earlier time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. We would cease to be an emerging growth company upon the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual gross revenue or (2) following the fifth anniversary of the closing of this offering, (3) we are deemed to be a “large accelerated filer” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our securities that is held by non-affiliate exceeds $700 million, and (4) the issuance of, in any three year period, by us of more than $1.0 billion in non-convertible debt securities.

The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies and thereby allow us to delay the adoption of those standards until those standards would apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equaled or exceeded $250 million on the last business day of our second fiscal quarter in that fiscal year, and (2) our annual revenue equaled or exceeded $100 million during such completed fiscal year or the market value of our common stock held by non-affiliates equaled or exceeded $700 million on the last business day of our second fiscal quarter in that fiscal year.

THE OFFERING

Shares being offered	3,333,333 Shares, based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus.
Number of shares of common stock outstanding immediately before this offering(1)	8,649,471 shares
Number of shares of common stock to be outstanding after this offering(1)	12,299,841 shares (or 12,799,841 shares if the Representative exercises its over-allotment option to purchase additional shares of common stock, in full).
Use of proceeds

We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $13,045,000 (or approximately $15,115,000 if the Representative exercises its over-allotment option to purchase additional shares of common stock, in full), based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover of this prospectus. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, if the Representative exercises the option in full for shares of common stock, the total underwriting discounts and commissions will be $1,207,500 and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $2,070,000.

We intend to use the net proceeds from this offering as follows: (i) approximately $3.0 million (or $3.4 million, if the Representative exercises its over-allotment option, in full for additional shares of common stock) to hire additional staff and third-party consultants; (ii) approximately $0.5 million (whether or not the Representative exercises its over-allotment option to purchase additional shares of common stock) for interest and principal payments over the next twelve months on the Flewber Stockholder Note; (iii) approximately $2.0 million to finance the acquisition of two additional aircraft (whether or not the Representative exercises its over-allotment option to purchase additional shares of common stock); (iv) approximately $2.0 million for marketing (whether or not the Representative exercises its over-allotment option to purchase additional shares of common stock); and (v) any remaining amount, for working capital and general working capital purposes. See “Use of Proceeds” on page 54 of this prospectus.

Lock-up agreements

The holders of all 8,649,471 shares of common stock outstanding immediately prior to the closing of this offering, including all officers and directors of the Company, and the holders of all of the Bridge Notes, with respect to the aggregate of 317,037 shares of common stock that will automatically convert upon the closing of this offering will enter into customary “lock-up” agreements in favor of JSC pursuant to which such persons and entities shall agree that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the Representative’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding convertible securities. The period of such lock-ups shall be nine (9) months for our officers, directors and holders of 10% or more of our outstanding shares of common stock and six (6) months for all others.

See “Underwriting” on page 129 of this prospectus for more information.

Representative’s over-allotment option

We have granted to the Representative an option exercisable for a period of 45 days from the date of this prospectus to purchase an aggregate of up to an additional 500,000 shares of common stock, solely to cover over-allotments. The purchase price to be paid per additional share of common stock will be equal to the initial public offering price of one Share, less the underwriting discounts and commissions.

Representative’s warrants

Upon the closing of this offering, we have agreed to issue to the Representative or its designees warrants (the “Representative’s Warrants”) exercisable for a period of four and a half years commencing from six months from the commencement of sales in this offering entitling the Representative to purchase up to a number of shares of common stock equal to 5% of the number of Shares sold in this offering, excluding any shares of common stock sold upon exercise of the Representative’s over-allotment option, at an exercise price equal to 120% of the initial public offering price of the Shares. The shares of common stock underlying such warrants are also being registered pursuant to the registration statement of which this prospectus forms a part. For additional information regarding our arrangement with the underwriters, please see “Underwriting” on page 129 of this prospectus.

Proposed stock exchange and symbol

We have applied to list our common stock on Nasdaq under the ticker symbol “FLAI.” No assurance can be given that our application will be approved. We will not proceed with this offering if our common stock is not approved for listing on Nasdaq.

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 28, and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Transfer agent and registrar	The transfer agent and registrar for our shares of common stock is VStock Transfer, LLC, with its business address at 18 Lafayette Place, Woodmere, NY 11598.

____________

(1)      The number of shares of our common stock to be outstanding immediately after this offering is based on 8,649,471 shares of our common stock outstanding as of December 1, 2023, and assumes the automatic conversion of the Bridge Notes into 317,037 shares of common stock (based on a conversion rate equal to 75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus); and excludes:

•        10,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan (the “2021 Plan”), at an exercise price of $1.80 per share;

•        50,000 shares of common stock issuable upon exercise of warrants outstanding, at an exercise price of $3.00 per share;

•        317,037 shares of common stock issuable upon exercise of the Bridge Warrants to be issued upon the closing of this offering, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus);

•        75,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan (the “2021 Plan”), at an exercise price of $4.00 per share;

•        856,179 shares of our common stock that are available for future issuance under the 2021 Plan; and

•        166,667 shares of common stock issuable upon the exercise of the Representative’s Warrants.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•        no exercise by the Representative of its over-allotment option;

•        no exercise of the Representative’s Warrants; and

•        the conversion of the Bridge Notes upon the closing of this offering into an aggregate of 317,037 shares of our common stock at a conversion price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus).

SUMMARY SELECTED FINANCIAL DATA

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the statements of operations data for the three and nine months ended September 30, 2023, and 2022 and our balance sheet data at September 30, 2023 from our unaudited interim financial statements included elsewhere in this prospectus. We have derived the statements of operations data for the years ended December 31, 2022, and 2021 and our balance sheet data at December 31, 2022 and 2021 from our audited financial statements included elsewhere in this prospectus. In the opinion of the management, the audited data reflects all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. You should read this data together with our consolidated financial statements and related notes included elsewhere in this prospectus and the section in this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not indicative of our future results.

	For the Three Months Ended September 30,
	2023	2022
Revenue	$937,718	$969,727
Costs and expenses:
Cost of revenue	774,625	738,199
General and administrative	623,304	639,860
Sales and marketing	43,919	121,101
Depreciation expense	39,242	39,242
Total costs and expenses	1,481,090	1,538,402

Loss from operations	(543,372)	(568,675)

Other income (expense):
Other income	30,000	202,318
Interest expense	(39,597)	(1,149)
Total other income (expense)	(9,597)	201,169

Net loss	$(552,969)	$(367,506)
Net loss per share of common stock:
Basic	$(0.06)	$(0.04)
Diluted	$(0.06)	$(0.04)
Operating Metrics	Three Months Ended September 30,
	2023	2022
Total Revenue	$937,718	$969,727
Total Cost of Revenue	$774,625	$738,199
Total Flight Legs	26	43
Total Nautical Miles	30,852	29,606
Average Nautical Miles per Flight Leg	1,187	689
Average Revenue per Flight Leg	$36,066	$22,552
Average Revenue per Nautical Mile	$30	$33
Average Cost of Revenue per Flight Leg	$29,793	$17,167
Average Cost of Revenue per Nautical Mile	$25	$25

	For the Nine Months Ended September 30,
	2023	2022
Revenue	$2,080,747	$3,425,449
Costs and expenses:
Cost of revenue	1,697,757	2,716,376
General and administrative	1,747,812	2,452,514
Sales and marketing	50,126	202,800
Depreciation expense	117,726	115,908
Total costs and expenses	3,613,421	5,487,598

Loss from operations	(1,532,674)	(2,062,149)

Other income (expense):
Other income	90,000	238,818
Interest expense	(79,194)	(1,545)
Total other income (expense)	10,806	237,273

Net loss	$(1,521,868)	$(1,824,876)
Net loss per share of common stock:
Basic	$(0.18)	$(0.22)
Diluted	$(0.18)	$(0.22)
Operating Metrics	Nine Months Ended September 30,
	2023	2022
Total Revenue	$2,080,747	$3,425,449
Total Cost of Revenue	$1,697,757	$2,716,376
Total Flight Legs	63	121
Total Nautical Miles	74,417	101,335
Average Nautical Miles per Flight Leg	1,181	837
Average Revenue per Flight Leg	$33,028	$28,309
Average Revenue per Nautical Mile	$28	$34
Average Cost of Revenue per Flight Leg	$26,949	$22,449
Average Cost of Revenue per Nautical Mile	$23	$27

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$312,922	$152,409
Accounts receivable	10,647	—
Prepaid expenses	20,256	45,701
Deferred offering costs	125,000	50,000
Total current assets	468,825	248,110

Deposits	336,845	86,845
Property and equipment and capitalized software, net	374,360	441,148
Right-of-use assets	329,356	583,380

Total Assets	$1,509,386	$1,359,483

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable and accrued liabilities	$182,443	$120,455
Due to related parties	710,087	322,696
Deferred revenue	602,232	172,238
Bridge Notes	1,070,000	175,000
SBA loan, current	3,732	3,732
Loans payable to related parties	416,545	266,545
Loans payable, current	14,505	14,334
Lease liabilities, current	328,734	342,168
Total current liabilities	3,328,278	1,417,168

SBA loan, non-current	53,832	54,617
Loans payable, non-current	65,802	76,660
Lease liabilities, non-current	—	241,290
Total Liabilities	3,447,912	1,789,735

Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 100,000,000 authorized; 8,649,471 and 8,636,971 shares issued and outstanding as of September 30, 2023 and December 31, 2022	624	624
Additional paid-in capital	4,700,823	4,687,229
Accumulated deficit	(6,639,973)	(5,118,105)
Total deficit	(1,938,526)	(430,252)

Total liabilities and deficit	1,509,386	1,359,483

	For the Years Ended December 31,
	2022	2021
Revenue	$4,269,100	$1,798,943
Costs and expenses:
Cost of revenue	3,440,601	1,389,742
General and administrative	3,081,352	2,282,745
Sales and marketing	213,703	41,514
Depreciation expense	155,149	116,189
Total costs and expenses	6,890,805	3,830,190

Loss from operations	(2,621,705)	(2,031,247)

Other income (expense):
Other income	273,818	26,392
Interest expense	(77,882)	(7,032)
Total other income (expense)	195,936	19,360

Net loss	$(2,425,769)	$(2,011,887)
Net loss per share of common stock:
Basic	$(0.29)	$(0.30)
Diluted	$(0.29)	$(0.30)
Operating Metrics	Years Ended December 31,
	2022	2021
Total Revenue	$4,269,100	$1,798,943
Total Cost of Revenue	$3,440,601	$1,389,742
Total Flight Legs	239	91
Total Nautical Miles	104,440	75,090
Average Nautical Miles per Flight Leg	437	825
Average Revenue per Flight Leg	$17,862	$19,769
Average Revenue per Nautical Mile	$41	$24
Average Cost of Revenue per Flight Leg	$14,396	$15,272
Average Cost of Revenue per Nautical Mile	$33	$19

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$152,409	$1,173,953
Accounts receivable, net	—	650
Prepaid expenses	45,701	15,000
Deferred offering costs	50,000	—
Total current assets	248,110	1,189,603

Deposits	86,845	86,845
Property and equipment and capitalized software, net	441,148	366,227
Right-of-use assets	583,380	—

Total Assets	$1,359,483	$1,642,675

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$189,950	$36,159
Due to related parties	253,201	83,778
Deferred revenue	172,238	97,515
Bridge Notes	175,000	—
SBA loan, current	3,732	3,732
Loans payable to related parties	266,545	281,443
Loans payable, current	14,334	—
Lease liabilities, current	342,168	—
Total current liabilities	1,417,168	502,627

SBA loan, non-current	54,617	58,349
Loans payable, non-current	76,660	—
Lease liabilities, non-current	241,290	—
Total Liabilities	1,789,735	560,976

Equity
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 100,000,000 authorized; 8,636,971 and 8,140,345 shares issued and outstanding as of December 31, 2022 and December 31, 2021	624	572
Additional paid-in capital	4,687,229	3,773,463
Accumulated deficit	(5,118,105)	(2,692,336)
Total equity	(430,752)	1,081,699

Total liabilities and equity	1,359,483	1,642,675

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we deem immaterial may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have incurred significant losses since inception. We expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since inception. While we currently generate revenue from the sale of air transportation, it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all. Even if we do, we may not be able to maintain or increase profitability. Additionally, our ability to achieve and maintain profitability is highly dependent upon the availability of specific types of aircraft that we are able to acquire at costs that are economically feasible for our business. There can be no assurance that availability of these aircraft types or continued regulatory approval of future models of these specific aircraft types or consumer acceptance of these aircraft types will occur in a timely manner, if at all. In addition, there may be additional costs associated with the initial regulatory adherence of any future specific aircraft types needed to service our markets, and as such we cannot be sure that future aircraft types will result in expected cost savings or efficiencies, which could in turn affect our profitability.

We have a history of operating losses. Our management has concluded that factors raise substantial doubt about our ability to continue as a going concern. Our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2022 and 2021.

We have a history of operating losses and have incurred cash flow deficits. We anticipate that we may continue to report losses and our cash flow may prove unstable for the foreseeable future. Our management has concluded that our historical recurring losses from operations and unstable cash flows from operations, as well as our dependence on private equity and other financings, raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2022 and 2021.

Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful.

We may not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as part of our growth strategy. Any failure to adequately integrate past and future acquisitions into our business could have a material adverse effect on us.

From time to time, we may consider opportunities to acquire other companies, products or technologies that may enhance our products and service offerings or technology, expand the breadth of our markets or customer base, or advance our business strategies. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such transactions may include, among other things, cash, common stock or our equity interests, and in conjunction with a transaction we might incur indebtedness. If we elect to pursue an acquisition, our ability to successfully implement this transaction would depend on a variety of factors. If we need to obtain any third parties’ consent prior to an acquisition, they may refuse to provide such consent or condition their consent on our compliance with additional restrictive covenants that limit our operating flexibility.

Acquisition transactions involve risks, including, but not limited to:

•        insufficient revenue to offset liabilities assumed;

•        inadequate return of capital;

•        regulatory or compliance issues, including securing and maintaining regulatory approvals;

•        unidentified issues not discovered in due diligence;

•        those associated with integrating the operations or (as applicable) separately maintaining the operations;

•        financial reporting;

•        managing geographically dispersed operations;

•        the diversion of management’s attention from current operations;

•        potential unknown risks associated with an acquisition;

•        unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;

•        the potential loss of key employees, customers or partners of an acquired business; or

•        the tax effects of any such acquisitions.

We may not successfully integrate any future acquisitions and may not achieve anticipated revenue and cost benefits relating to any such transactions. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. If we do not complete an acquisition transaction or integrate an acquired business successfully and in a timely manner, we may not realize the benefits of the acquisition to the extent anticipated, and in certain circumstances an acquisition could harm our financial position. In addition, strategic transactions may be expensive, time consuming and may strain our resources. Such transactions may not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence or assumption of indebtedness, or the impairment or write-off of goodwill and intangible assets. Furthermore, strategic transactions that we may pursue could result in dilutive issuances of equity securities. As a result of the risks inherent in such transactions, we cannot guarantee that any future transaction will be completed successfully or that it will ultimately result in the realization of our anticipated benefits or that it will not have a material adverse impact on our business, financial condition and results of operations. If we were to complete such an acquisition, investment or other strategic transaction, we may require debt financing that could result in significant indebtedness and debt service obligations.

We are exposed to the risk of a decrease in demand for private aviation services.

Historically, we have generally provided private aviation services to individuals and individual entities, on a per trip basis, and without use of membership-only program business models. During the three months ended September 30, 2023, a decrease in demand for private aviation services impacted our operations resulting in a 3% decrease in revenues compared to the three months ended September 30, 2022. During the nine months ended September 30, 2023, a decrease in demand for private aviation services impacted our operations resulting in a 39% decrease in revenues compared to the nine months ended September 30, 2022. This decrease in revenue was primarily due to a substantial reduction in the number of repeat bookings by our returning customers as a result of a decline in the overall demand for private aviation services. We believe that this reduction may have been caused by reports and the perception of a weaker economy and a possible recession. A weaker economy or our customers’ perception of a weaker economy, in the future, could result in a further decrease in demand for services leading to future periods where we generate less revenue. If demand for private aviation services continues to decrease or fails to return to the level experienced prior to the nine months ended September 30, 2023, this could result in slower growth in our business which could have a material adverse effect on our business, financial condition and results of operations. Such changes could negatively impact our cash flows from operations, unexpectedly accelerate our liquidity needs and require us to seek alternate sources of capital, including debt financings, which may not be available or on acceptable terms.

In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel. As a result, any general downturn in economic, business and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where sufficient hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own jets or operate their own corporate flight department should they elect to do so. These circumstances also could negatively impact our cash flows from operations, unexpectedly accelerate our liquidity needs and require us to seek alternate sources of capital, including debt financings, which may not be available or on acceptable terms.

The private aviation industry is subject to competition.

Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives, such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private charter operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition and results of operations.

The outbreak and global spread of COVID-19 has adversely impacted certain aspects of our business. The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, including without limitation operating income, financial condition and liquidity.

The COVID-19 outbreak, along with the measures governments and private organizations worldwide implemented in an attempt to contain the spread of this pandemic, resulted in an overall decline in demand for air travel, which decline was severe in late spring and early summer of 2020. In addition, the initiatives and measures put in place to limit the spread of COVID-19 have increased costs to our business, including additional costs in connection with the implementation of our enhanced safety, cleanliness and health protocols and guidelines introduced in response to the outbreak of COVID-19. We anticipate that it may be necessary to continue to incur such costs for the foreseeable future as part of ongoing operations. In addition, while there has been a recovery in demand, driven in part by an influx of new flyers to the industry, certain types of travel that have historically been a material driver of flight revenue, including business, event and international travel, have yet to return to pre-pandemic levels.

Outbreaks of variants of COVID-19 have also disrupted our operations and accentuated other risks to or business, such as the availability of qualified flight personnel — see “— The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business” — and reliance on our third-party service providers — see “— If we face problems with any of our third-party service providers, our operations could be adversely affected.” Such an outbreak of COVID-19 or similar disease could result in significant downtime of our aircraft and result in material and adverse effects on our business, operating results, financial condition and liquidity.

In response to the COVID-19 pandemic, federal, state and local government authorities implemented directives, orders and regulations intended to mitigate the spread of COVID-19, and in response, we modified our practices, policies and procedures, as appropriate. Such health requirements or standards, whether mandated by government agencies or voluntarily adopted by us, related to COVID-19 or otherwise intended to mitigate the spread of communicable diseases, may in the future have the effect of directly impacting demand for air travel. In addition, COVID-19 and related restrictions may in the future have a material and adverse impact on other aspects of our business, including enhanced risk of delays or defaults in payments by customers, delays and difficulties in completing maintenance work on certain aircraft and delays or shortages in our supply chain.

The full extent of the ongoing impact of COVID-19 on our future operational and financial performance will depend on future developments, many of which are outside our control, including the severity, magnitude, duration and spread of COVID-19, including any recurrence of the pandemic, and related travel advisories, restrictions and future government action, all of which are highly uncertain and cannot be predicted. At this time, we are also not able to predict whether the COVID-19 pandemic will result in long-term changes to business practices and consumer behavior, with such changes including but not limited to a long-term reduction in travel as a result of increased usage of “virtual” and “teleconferencing” products or a general reluctance to travel by consumers.

In addition, an outbreak of another disease or similar public health threat, or fear of such an event, which affects travel demand, travel behavior or travel restrictions could adversely impact our business, financial condition and operating results. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect our operations.

If we face problems with any of our third-party service providers, our operations could be adversely affected.

Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. In particular, we rely on OEMs, Textron, Hartzell Propeller Inc. and third-party providers for procurement of replacement parts or to provide component exchange or repair services for our Cessna 421 CE twin engine aircraft, our recently purchased Cirrus SF50 Vision Jet, as well any other aircraft we acquire, in the future. Our agreements with such OEMs, and other service providers, are subject to termination after notice. If our third-party service providers terminate their contracts with us, or do not provide timely or consistently high-quality service, we may not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our operations could be materially and adversely affected by the failure or inability of OEMs to provide sufficient parts or related maintenance and support services to us in a timely manner.

The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel, particularly our founder and Chief Executive Officer, Marc Sellouk. We compete against commercial and private aviation operators, including the major U.S. airlines for pilots, mechanics and other skilled labor and some of the airlines may offer wage and benefit packages which exceed ours. As we grow our fleet and/or more pilots approach retirement age, we may be affected by a pilot shortage. See “— Pilot attrition may negatively affect our operations and financial condition.” We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations and financial condition.

The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition, with respect to both pilots operating aircraft for third-party aircraft operators and pilots operating our aircraft. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations and financial condition.

Pilots who operate aircraft for third-party aircraft operators, as well as pilots who operate our current aircraft, or who will operate any aircraft we may acquire, in the future, are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots to operate our aircraft would require us to further increase our labor costs, or the increase in fees we may be required to pay to third-party aircraft operators, who may face higher costs for pilots, would result in a material reduction in our earnings and operating income. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for our operations.

In addition, our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner to operate our aircraft. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.

On occasion we may rely on commercial airlines to fly our pilots to the departure location. Any disruption to such commercial airline activity may cause us to delay or cancel a flight and could adversely affect our reputation, business, results of operation and financial condition. See “— Aviation businesses are often affected by factors beyond their control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, or new or changing travel-related taxes any of which could have a material adverse effect on our business, results of operations and financial condition.”

Pilot attrition may negatively affect our operations and financial condition.

In recent years, we have experienced volatility in our attrition, including volatility resulting from pilot wage and bonus increases at other industry participants and the growth of cargo, low-cost and ultra-low-cost airlines. Third-party aircraft operators of private air flights booked through the Flewber App and Flewber Luxe, have also experienced this pilot attrition. In prior periods, these factors, at times, caused pilot attrition rates to be higher than the ability to engage and retain replacement pilots. If attrition rates are higher than the ability to engage and retain replacement pilots, our operations and financial results could be materially and adversely affected.

We may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of our pilots, maintenance workers and inflight crewmembers could result in increased labor costs.

Our business is labor intensive and while our employees and independent contractors, particularly our pilots and our maintenance workers, are not currently represented by labor unions, we may, in the future, experience union organizing activities of our pilots, maintenance workers or other crewmembers. Such union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase our operating expenses and adversely affect our business, financial condition, results of operations and competitive position. Any of the different crafts or classes of our crewmembers could unionize at any time, which would require us to negotiate in good faith with the crew member group’s certified representative concerning a collective bargaining agreement. In addition, we may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to our operations and could harm our business.

We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity.

We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, such as aircraft, unfavorable trends in historical or forecasted results of operations and cash flows and an uncertain economic environment, as well as other uncertainties.

We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period, and the risk of future material impairments has been significantly heightened as result of the effects of the COVID-19 pandemic on our flight schedules and business. The value of our aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft. See also “— The residual value of our owned aircraft may be less than estimated in our depreciation policies.”

An impairment loss could have a material adverse effect on our financial condition and operating results.

The residual value of our owned aircraft may be less than estimated in our depreciation policies.

As of September 30, 2023, we had $374,360 of property and equipment and capitalized software, net of accumulated depreciation, of which $141,053 relates to our owned aircraft. As of December 31, 2022, we had $441,148 of property and equipment and capitalized software, net of accumulated depreciation, of which $154,567 relates to our owned aircraft. In accounting for these long-lived assets, we make estimates about the expected useful lives of the assets, the expected residual values of certain of these assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate. Factors indicating potential impairment include, but are not limited to, significant decreases in the market value of the long-lived assets, a significant change in the condition of the long-lived assets and operating cash flow losses associated with the use of the long-lived assets. In the event the estimated residual value of any of our aircraft types is determined to be lower than the residual value assumptions used in our depreciation policies, the applicable aircraft type in our fleet may be impaired and may result in a material reduction in the book value of applicable aircraft types we operate or we may need to prospectively modify our depreciation policies. An impairment on any of the aircraft types we operate or an increased level of depreciation expense resulting from a change to our depreciation policies could result in a material negative impact to our financial results.

We may incur substantial maintenance costs as part of our leased aircraft return obligations.

In the future we may enter into aircraft lease agreements which may contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs will be recorded in the period in which they are incurred. Any unexpected increase in maintenance return costs may negatively impact our financial position and results of operations.

We are exposed to operational disruptions due to maintenance.

Our fleet will require regular maintenance work, which may cause operational disruption. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized, which could have an adverse impact on our business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in remote locations, where delivery of components and parts could take a significant period of time, could result in delays in our ability to maintain and repair our aircraft. We may often rely on commercial airlines to deliver such components and parts. Any such delays may pose a risk to our business, financial condition and results of operations. See “— Aviation businesses are often affected by factors beyond their control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, any of which could have a material adverse effect on our business, results of operations and financial condition.” Moreover, as our aircraft base increases and our fleet ages, our maintenance costs could potentially increase.

Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.

Fuel is essential to the operation of our aircraft and to our ability to carry out our transport services. Fuel costs are a key component of our operating expenses. A significant increase in fuel costs may negatively impact our revenue, operating expenses and results of operations, including operating income. However, increased fuel surcharges may affect our revenue and retention if a prolonged period of high fuel costs occurs. In addition, potential increased environmental regulations that might require new fuel sources (e.g., sustainable aviation fuel) could lead to increased costs. To the extent there is a significant increase in fuel costs that affects the amount our customers choose to fly with us, it may have a material adverse effect on our business, financial condition and results of operations.

Additionally, sustainable aviation fuel is not currently readily available at prices that are not prohibitive. In the future, when sustainable aviation fuel is more readily available, it may still cost substantially more than conventional aviation fuel for some time. To the extent that we are required to use sustainable aviation fuel for all or a portion of our flights in order to comply with applicable environmental or other regulations, we may not be able to fully pass along higher costs for such fuel to our customers and such higher costs could have a material adverse effect on our business, financial condition and results of operations. We could also face a similar adverse impact on our business, financial condition and results of operations, in the event that third-party aircraft operators use higher cost sustainable aviation fuel and pass along such higher cost to us.

Our insurance may become too difficult or expensive to obtain. If we are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.

Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. We carry insurance for aviation hull, aviation liability, premises, general liability, workers compensation, directors and officers, and other insurance customary in the industry in which we operate. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that our existing insurance carriers are unable or unwilling to provide us with sufficient insurance coverage, and if insurance coverage is not available from another source (for example, a government entity), our insurance costs may increase and may result in our being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which may have a material adverse effect on our business, financial condition and results of operations.

If our efforts to continue to build our strong brand identity and improve member satisfaction and loyalty are not successful, we may not be able to attract or retain members, and our operating results may be adversely affected.

We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will continue to be important in attracting members. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract members and other customers may be adversely affected. From time to time, our customers may express dissatisfaction with our products and service offerings, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain members may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.

Decreases in repeat bookings by returning customers could adversely affect our business or financial results.

A significant portion of our current and future revenues is based on repeat bookings by our returning customers. Repeat bookings accounted for approximately 52% of our Flewber Luxe bookings from January 1, 2022 through September 30, 2023. Additionally, during the three months ended September 30, 2023, we experienced a 3% decrease in revenues compared to the three months ended September 30, 2022, and during the nine months ended September 30, 2023, we experienced a 39% decrease in revenues compared to the nine months ended September 30, 2022, primarily as a result of a substantial reduction in repeat bookings. If our current customers do not resume making repeat bookings in current and future periods and we are not able to attract enough new customers to offset any decrease in returning customers, our revenues and financial results will be adversely affected.

Our obligations in connection with our contractual obligations could impair our liquidity and thereby harm our business, results of operations and financial condition.

Although our cash flows from operations and our available capital, including the proceeds from financing transactions, have been sufficient to meet our obligations and commitments to date, our liquidity has been, and may in the future be, negatively affected by the risk factors discussed in this prospectus. If our liquidity is materially diminished, our cash flow available to fund working capital requirements, capital expenditures and business development efforts may be materially and adversely affected.

Our potential for a non-investment grade credit ratings and the availability of our assets as collateral for future loans or other indebtedness, which available collateral would be reduced under other future liquidity-raising transactions, may make it difficult for us to raise additional capital if we are required to meet our liquidity needs on acceptable terms, or at all.

We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make capital expenditures that we believe are necessary to fulfill our strategic directives. The amount of our fixed obligations could have a material adverse effect on our business, results of operations and financial condition.

Our ability to obtain financing or access capital markets may be limited.

There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including future debt and future contractual obligations, our liquidity and credit status, our operating cash flows, the market conditions in the aviation industry, U.S. and global economic conditions, the general state of the capital markets and the financial position of the major providers of aircraft and other aviation industry financing. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. To the extent we finance our activities with debt, we may become subject to financial and other covenants that may restrict our ability to pursue our business strategy or otherwise constrain our growth and operations.

Aviation businesses are often affected by factors beyond their control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, or new or changing travel-related taxes, any of which could have a material adverse effect on our business, results of operations and financial condition.

Like other aviation companies, our business is affected by factors beyond our control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenue, which in turn could adversely affect profitability. Any general reduction in flight volumes could have a material adverse effect on our business, results of operations and financial condition. In the U.S., the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The expansion of our business into international markets will result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the U.S. air traffic control system, which could adversely affect our business. Further, implementation of the Next Generation Air Transport System by the FAA would result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs. For a further explanation of the risks relating to future government regulations, including FAA regulations, see “We are subject to significant governmental regulation and changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.”

The UAM market and the market for short-range flights, in general, is still in relatively early stages and there is, therefore, no basis for us to determine the market for the short-range flights we plan to provide on our suitable conventional aircraft to compete against aircraft operators in the UAM market, and, if the market for short-range flights does not develop, grows more slowly than we expect or fails to grow as large as we expect, our business, financial condition and results of operations could be adversely affected.

We believe that being able to provide air travelers with access to short-range flights on our suitable conventional aircraft similar to those provided on electric-powered eVTOLs and other aircraft using sustainable aviation fuel in the UAM market will provide us with an additional source of revenue that could be significant. That said, the UAM market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Currently we do not have any operations similar to those to be provided in the UAM market. Our success will depend to a substantial extent on regulatory approval, as well as the willingness of air travelers to widely-adopt such short-range flights as an alternative to ground transportation. If the public does not perceive such short-range flights as beneficial, or has concerns regarding safety, affordability or for other reasons, then that aspect of the Flewber App may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect, any of which could materially adversely affect our business, financial condition and results of operations.

Currently, there are only a minimal number of electric-powered eVTOLs and other aircraft using sustainable aviation fuel serving the UAM market on a by-the-seat air transportation basis. The number of potential air travelers for our short-range flights cannot be predicted with any degree of certainty, and we cannot assure you that we will be able to operate in a profitable manner in any of our current or targeted future markets for such services once we have initiated the Flewber Hops on a commercial basis. It the event that this market does not develop or develops slower than we expect, this could materially adversely affect our business, financial condition and results of operations.

Extreme weather, natural disasters and other adverse events could have a material adverse effect on our business, results of operations and financial condition.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with climate change, including the potential increased impacts of severe weather events on our operations and infrastructure.

All climate change-related regulatory activity and developments may adversely affect our business and financial results by requiring us to reduce our emissions, make capital investments to modernize certain aspects of our operations, purchase carbon offsets, or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs and adversely affecting our operating income.

The potential physical effects of climate change, such as increased frequency and severity of storms, floods, fires, fog, mist, freezing conditions, sea-level rise and other climate-related events, could affect our operations, infrastructure, and financial results. Operational impacts, such as the delay or cancellation of flights, could result in loss of revenue. In addition, certain of our terminals are in locations susceptible to the impacts of storm-related flooding and sea-level rise, which could result in costs and loss of revenue. We could incur significant costs to improve the climate resiliency of our infrastructure and otherwise prepare for, respond to, and mitigate such physical effects of climate change. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

Our business is primarily focused on certain targeted geographic regions making us vulnerable to risks associated with having geographically concentrated operations.

Our customer base is primarily concentrated in certain geographic regions of the U.S., including the northeast, southeast, southwestern and western regions. As a result, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As we seek to expand in our existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of our business may increase.

The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. We may experience accidents in the future. These risks could endanger the safety of our customers, our personnel, third-parties, equipment, cargo and other property (both ours and that of third parties), as well as the environment. If any of these events were to occur, we could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of our fleet and suspension or revocation of our operating authorities) and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft we operate or charter, we could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of our insurance coverage available in the event of such losses would be adequate to cover such losses, or that we would not be forced to bear substantial losses from such events, regardless of our insurance coverage. Moreover, any aircraft accident or incident, even if fully insured, and whether involving us or other private aircraft operators, could create a public perception that we are less safe or reliable than other private aircraft operators, which could cause our customers to lose confidence in us and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving us or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount our customers have in us.

We incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs and (iii) our fleet of aircraft. We cannot guarantee that these costs will not increase. Likewise, we cannot guarantee that our efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations. Failure to comply with regulatory requirements related to the maintenance of our aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the U.S. and potentially other countries.

Any damage to our reputation or brand image could adversely affect our business or financial results.

Maintaining a good reputation globally is critical to our business. Our reputation or brand image could be adversely impacted by, among other things, any failure to maintain high ethical, social and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third-parties. In addition, we operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

Moreover, the outbreak and spread of COVID-19 have adversely impacted consumer perceptions of the health and safety of travel, and in particular airline travel, and these negative perceptions could continue even after the pandemic subsides. Actual or perceived risk of infection on our flights has had, and may continue to have, a material adverse effect on the public’s perception of us, which has harmed, and may continue to harm, our reputation and business. We have taken various measures to reassure our team members and the traveling public of the safety of air travel. We expect that we will continue to incur COVID-19 related costs as we sanitize aircraft, implement additional hygiene-related protocols and take other actions to limit the threat of infection among our employees and passengers. However, we cannot assure that these or any other actions we might take in response to the COVID-19 pandemic will be sufficient to restore the confidence of consumers in the safety of air travel.

Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.

The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.

Risks Related to Our Reliance on Third-Party Aircraft Operators

We rely on our third-party aircraft operators to provide and operate aircraft to move our fliers. If such third-party aircraft operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

While our subsidiary, Ponderosa Air, prior to our acquiring it in 2019, provided nominal direct flight services, all of our business currently involves selling flights to our customers through other aircraft operators, which we contract with on an individual flight basis. Therefore, we rely on third-party aircraft operators to own and operate aircraft. Pilots, maintenance, hangar, insurance, and fuel are all costs borne by our network of third-party aircraft operators. Should we experience complications with any of these third-party aircraft operators or their aircraft, we may need to delay or cancel flights. We face the risk that any of our third-party aircraft operators may not fulfill their contracts and deliver their services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our third-party aircraft operators. The ability of our third-party aircraft operators to effectively satisfy our requirements could also be impacted by any such third-party aircraft operators financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the COVID-19 outbreak, or other events. The failure of any third-party aircraft operators to perform to our expectations could result in delayed or cancelled flights and harm our business. Our reliance on third-party aircraft operators and our inability to fully control any operational difficulties with our third-party aircraft operators could have a material adverse effect on our business, financial condition, and results of operations.

We may incur losses on the cancellation or delay of flights and on the booking of flights with third-party aircraft operators where customers cancel bookings and our payment terms provide for greater refunds to customers than we receive from those third-party aircraft operators.

Our third-party aircraft operators generally have the ability to cancel, delay or terminate any flight for any reason without liability or compensation to us. If any of our customers cancels its booking of a flight after we have secured a third-party aircraft operator at any time up to flight departure, we may be responsible for all or a portion of payments due to the third-party aircraft operator based on the third-party operator’s payment terms. Our cancellation terms with third-party aircraft operators may differ from our standard cancellation terms with our customers. If our standard payment terms include cancellation terms requiring us to refund more to the customer than the refund we receive from the third-party aircraft operator, upon that customer’s cancellation of a booking, we would incur a loss on such booking. In the event we experience a high number of these types of cancellations or delays by a third-party aircraft operator and/or cancellations by customers where we are required to refund to them more than the amount of any refunds we receive from the third-party aircraft operators, this could have a material adverse effect on our business, financial condition, and results of operations. See “Business — Booking Terms; Cancellations — Refund Policy.”

If we experience growth in demand for our services, our third-party aircraft operators may not be able to match our growth in demand, we may be unable to add additional third-party aircraft operators to our platform to meet future growth in demand or third-party aircraft operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

We operate a significant portion of the flights for our customers through the utilization of a finite number of certificated third-party aircraft operators. In the event potential competitors establish cooperative or strategic relationships with third-party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we offer, we may not have access to the necessary number of aircraft to achieve our planned growth. Although we do not have any commitments, in writing or otherwise, with our third-party aircraft operators providing us with any assurances that we will have sufficient access to the aircraft we need to source flights for our customers, through our normal course of bookings with these third-party aircraft operators, we believe that they have been able to anticipate our needs for access to aircraft resulting in our being able to secure bookings, as needed. To date, we have not taken any actions to secure exclusive agreements with any third-party aircraft operators nor have we actively pursued any other means of mitigating the risks of being unable to secure our requirements from third-party aircraft operators. And while this has generally supported our growth in the past, there is no guarantee we will be able to continue securing these bookings on an as-needed basis or doing so without incurring substantial additional costs. Increased use of private aircraft since the outbreak of the COVID-19 pandemic has added competitive pressure for access to aircraft, which may make it more difficult or costly for third-party aircraft operators to expand to meet our needs. If our third-party aircraft operators are unable or unwilling to add aircraft, or are only able to do so at significantly increased expense, or otherwise do not have capacity or desire to support our growth, or we are unable to add new operators on reasonable terms, or at all, our business and results of operations could be adversely affected. As the use of private aircraft continues to grow, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase, as may the cost of securing their services. If we are unable to secure our requirements from third-party aircraft operators or unable to satisfy such needs through the booking of flights on our own aircraft, this could have a material adverse effect on our business, financial condition, and results of operations.

We face the risk that any of our third-party aircraft operators may not fulfill their contracts and deliver their services on a timely basis, or at all. The ability of our third-party aircraft operators to effectively satisfy our requirements could also be impacted by any such third-party aircraft operators’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 pandemic, or other events. In addition, due to aircraft supply constraints across the industry, we may be required to pay more for capacity with our third-party aircraft operators to service customer or member flights. The failure of any third-party aircraft operators to perform to our expectations could result in delayed or cancelled flights or service credits, and harm the applicable portion of our business. Our reliance on third-party aircraft operators and our inability to fully control any operational difficulties or increased costs with our third-party aircraft operators could have a material adverse effect on the portion of our business where we use third-party aircraft operators, financial condition and results of operations.

In addition, due to our reliance on third parties to supplement our capabilities, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this “Risk Factors” section, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. Several of these third-party aircraft operators provide significant capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations to us. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party aircraft operators to significant financial and operational pressures, which have in the past and could result in future temporary or permanent cessation of their operations.

Union strikes or staff shortages among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our operations and thus could have a material adverse effect on some of our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators would have an adverse effect on our business, results of operations and financial condition.

In addition, we have entered into agreements with contractors to provide various facilities and services required for our operations. Because we rely on others to provide such services, our ability to control the efficiency and timeliness of such services is limited. Similar agreements may be entered into in any new markets we decide to serve. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

In addition, in the event potential competitors establish cooperative or strategic relationships with third-party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we have historically offered, we may not have access to the necessary number of aircraft to achieve our planned growth. If our third-party aircraft operators are unable or unwilling to support our growth, or we are unable to add new operators, some of our business and results of operations could be adversely affected. As the private aviation market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.

We may be negatively impacted by increases in third-party aircraft operator costs.

Recently there has been a trend of higher third-party aircraft operator costs. Since we currently rely on third-party aircraft operators to generate a substantial portion of our revenues, we have been and may continue to be negatively impacted by significant increases in third-party aircraft operator costs. During the year ended December 31, 2022, and the nine months ended September 30, 2023, we were negatively impacted by increases in third-party aircraft costs, which we were unable to pass along to our customers, and which led to a decrease in our margins during those periods when contrasted to the comparative periods of December 31, 2021 and September 30, 2022. To the extent that we continue to be unable to pass along these increase costs to our customers, this could impact our short-term and long term margins and profitability and could have a material adverse effect on our business, results of operations and financial condition.

We could suffer losses and adverse publicity stemming from any accident involving our aircraft models operated by third parties.

Certain aircraft models that we operate have experienced accidents while operated by third parties. If other operators experience accidents with aircraft models that we operate, obligating us to take such aircraft out of service until the cause of the accident is determined and rectified, we might lose revenue and might lose customers. It is also possible that the FAA or other regulatory bodies in another country could ground the aircraft and restrict it from flying. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Such accidents or safety issues related to aircraft models that we operate could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with third-party aircraft operators may contain obligations for us to indemnify such third-party aircraft operators from and against claims and damages arising out of our agreements with them in connection with the operating of flights and any indemnification obligations of our customers to us may not sufficiently reimburse us with respect to our indemnification obligations.

Many of the agreements we have with third-party aircraft operators include indemnification obligations of us to those third-party aircraft operators similar to the following:

“The Charterer shall indemnify, keep indemnified and hold harmless the Carrier, its employees, agents, directors, officers, subcontractors and representatives for and against any and all liabilities, costs, losses, damages, claims, demands, suits and judgments and expenses whatsoever and howsoever arising wholly or partly out of or in connection with this Agreement and/or the operations of the aircraft under this Agreement, save to the extent directly attributable to the gross negligence or willful misconduct of the Carrier, its employees, directors, subtractors or representatives.”

Our agreements with our customers include the following indemnification of our customers to us:

“Client agrees to indemnify, hold harmless and defend Flewber Inc., together with, but not limited to, its affiliates, subsidiaries, parent corporations, successors or assigns, and any present or former officers, directors, shareholders, employees, agents, legal representatives or attorneys (the “indemnified parties”) from and against any and all actions, causes, claims, damages, losses, penalties, demands, obligations or liabilities, expenses or disbursements (including, without limitation, reasonable costs and attorney’s fees), asserted by any third party, arising out of or relating to this Agreement.”

Notwithstanding the fact that we require our customers to indemnify us for many of the claims and damages for which we are, in turn, required to indemnify third-party aircraft operators, there is no assurance that we will be able to collect from a customer in the event of any indemnification claim or that such customer will acknowledge its responsibility for any such claim or damages. If we are unable to collect a significant portion of any amounts owed to third-party aircraft operators from our customers, we may be required to initiate litigation against such customers, which could require our payment of legal and other fees and there is no assurance that we would be successful in connection with any such litigation. In any event, if we are unable to collect a significant amount of any indemnification claims against customers in order to satisfy the amounts we owe to third-party aircraft operators, this could have a material adverse impact on our business, financial condition and results of operations.

We may not have sufficient insurance coverage for damages relating to flights provided by third-party aircraft operators.

Incidents related to aircraft operation with respect to the portion of our business where we use third-party aircraft operators are normally covered by our third-party aircraft operators’ insurance. Our third-party aircraft operators are required to maintain insurance covering liability arising from the operation of their aircraft. However, there can be no assurance that the aircraft operator will have sufficient assets or insurance coverage to fulfill its obligations. Additionally, to the extent our third-party aircraft operators maintain insurance covering liability arising from the operation of their aircraft, we generally request to be named as an additional insured under the policy, although such request may not be honored all the time or at all. If we are not covered as an additional insured under the policy of any third-party aircraft operator and our insurance does not cover any applicable claims or damages relating to flights provided by such third-party aircraft, we may not be sufficiently insured. Any such failure to be sufficiently insured could have a material adverse impact on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property and Technology

If we are unable to adequately protect our intellectual property interests or are found to be infringing on intellectual property interests of others, we may incur significant expense and our business may be adversely affected.

Our intellectual property includes our trademarks, domain names, website, mobile and web applications, software (including our algorithms and data analytics engines), copyrights, trade secrets and inventions (whether or not patentable). We believe that our intellectual property plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected and our ability to compete effectively may be impaired.

We protect our intellectual property through a combination of trademark, copyright, and trade secret laws, contracts and policies. Our efforts may not be sufficient or effective. For example, we do not have any issued patents and have not registered any of our copyrights. Moreover, we have registered domain names that we currently use in certain countries, but we may not be able to register them in other territories in which we may operate now or in the future. Further, we may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of our intellectual property. In addition, it may be possible for other parties to copy or reverse engineer our applications or other technology offerings. Moreover, our algorithms, data analytics engines, or other software or trade secrets may be compromised by third-parties or our employees, which could cause us to lose any competitive advantage we may have from them.

In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new technology offerings, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending such a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making our offerings available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition and results of operations.

A delay or failure to identify and devise, invest in and implement certain important technology, business and other initiatives could have a material impact on our business, financial condition and results of operations.

In order to operate our business, achieve our goals and remain competitive, we continuously seek to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience and others.

Our business and the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our product and services could result in our revenue decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition and results of operations could suffer.

A failure in our technology or breaches of the security of our information technology infrastructure may adversely affect our business and financial condition and disrupt our customers’ businesses.

The performance and reliability of the technology that we and our third-party aircraft operators use is critical to our ability to compete effectively. A significant internal technological error or failure or large-scale external interruption in the technological infrastructures on which we and our third-party aircraft operators depend, such as power, telecommunications or the Internet, may disrupt our internal network. Any substantial, sustained or repeated failure of the technology that we or our third-party aircraft operators use could impact our ability to conduct our business, lower the utilization of our aircraft, and result in increased costs. Our and our third-party aircraft operators’ technological systems and related data may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues.

In addition, as a part of our ordinary business operations, we collect and store sensitive data, including personally identifiable information of our employees and customers. Our information systems are subject to an increasing threat of continually evolving cybersecurity risks.

Methods used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly evolving, and may be difficult to anticipate or to detect for long periods of time. We may not be able to prevent data security breaches or unauthorized uses of data. A compromise of the technology systems we use resulting in the loss, disclosure, misappropriation of, or access to, employees’ or business partners’ information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personally identifiable information, disruption to our operations and damage to our reputation, any, or all of which could adversely affect our business and financial condition.

We rely on third-party Internet, mobile, and other products and services to deliver our mobile and web applications and flight management system offerings, and any disruption of, or interference with, our use of those services could adversely affect our business, financial condition, results of operations and customers.

Our platform’s continuing and uninterrupted performance is critical to our success. That platform is dependent on the performance and reliability of Internet, mobile and other infrastructure services that are not under our control. For example, we currently host our platform, including our mobile and web-based applications, and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these products or services, we do not have control over the operations of the facilities or systems used by our third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics and similar events or acts of misconduct. In addition, any changes in one of our third-party service provider’s service levels may adversely affect our ability to meet the requirements of our customers or needs of our employees. While we believe we have implemented reasonable backup and disaster recovery plans, we have experienced, and expect that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints or external factors beyond our control. Sustained or repeated system failures would reduce the attractiveness of our offerings and could disrupt our customers’, suppliers’, third-party vendors’ and aircraft providers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand, may adversely affect the usage of our offerings, and could harm our business, financial condition and results of operation.

We rely on third parties maintaining open marketplaces to distribute our mobile and web applications and to provide the software we use in certain of our products and offerings, including the provision of our flight management system. If such third parties interfere with the distribution of our products or offerings, with our use of such software, or with the interoperability of our platform with such software, our business would be adversely affected.

Our platform’s mobile applications rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.

Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the U.S., these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how such laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.

Legal and Regulatory Risks Related to Our Business

We are subject to significant governmental regulation and changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

All interstate air carriers, including us, are subject to regulation by the U.S. Department of Transportation (the “DOT”), the FAA and other governmental agencies, including the U.S. Department of Homeland Security, the TSA, the U.S. Customs and Border Protection and others. The laws enforced by these and other agencies impose substantial costs on us, may reduce air travel demand, and also may restrict the manner in which we conduct our business now or in the future, resulting in a material adverse effect on our operations. We also incur substantial costs in maintaining our current certifications and otherwise complying with the laws to which we are subject. An adverse decision by a federal agency may have a material adverse effect on our operations, such as an FAA decision to ground, or require time consuming inspections of, or maintenance on, all or any of our aircraft. Our business may also be affected if government agencies shut down for any reason or if there is significant automation or another operational disruption, such as those attributed to air traffic control or weather.

On August 24, 2023, the FAA issued a notice of intent (the “FAA NOI”) targeting certain air charter operators that are relying upon exceptions to safety regulations available to on-demand charter operators. The FAA is attempting to close what it sees as a “loophole” that is being relied on by air charter operators providing scheduled flights and not on-demand services to customers. We are an on-demand operator, since our customers book flights on-demand by choosing the date, time and location of departure and destination of desired flights. We do not currently provide, nor do we presently have any intention, in the future, to provide any scheduled flight services and, therefore, the FAA NOI is not applicable to our private air flight services.

In addition, as described under the caption entitled “— Anti-takeover provisions contained in our third amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective on the effective date of the registration statement of which this prospectus forms a part, as well as provisions of Delaware law, could impair a takeover attempt,” we are also subject to restrictions imposed by federal law on foreign ownership of U.S. airlines and oversight by the DOT in maintaining our status as a U.S. Citizen (as such term is set forth in Title 49, U.S. Code, Section 40102 and administrative interpretations thereof issued by the DOT or its predecessor or successors, or as the same may be from time to time amended). A failure to comply with or changes to these restrictions may materially adversely affect our business.

Revocation of permits, approvals, authorizations and licenses will adversely affect our business, results of operations and financial condition.

Our business requires a variety of federal, state and local permits, approvals, authorizations and licenses. Our business depends on the maintenance of such permits, approvals, authorizations and licenses. Our business is subject to regulations and requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or if changes in applicable regulations or requirements occur.

We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition.

We are subject to increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water and de-icing fluid discharges) to surface and subsurface waters, safe drinking water and the use, management, disposal and release of, and exposure to, hazardous substances, oils and waste materials. We are or may be subject to new or proposed laws and regulations that may have a direct effect (or indirect effect through our third-party specialists or airport facilities at which we operate) on our operations. Any such existing, future, new or potential laws and regulations could have an adverse impact on our business, results of operations and financial condition.

Similarly, we are subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.

In December of 2022, France became the first European nation to institute a ban on domestic commercial flights and as such eliminated 12% of its domestic commercial flight capacity. Austria has also begun enacting similar policies. Other European lawmakers like Spain, Germany, and nations throughout Scandinavia are also considering similar legislation banning short-haul commercial flights. Additionally, the European Union is also considering assessing a tax, yet undetermined, on both commercial and private short-haul flights, with certain exemptions for carriers who operate aircraft using sustainable aviation fuel. These bans and potential tax assessments are being considered in order to address the environmental damage caused by such flights and are focused on meeting the net zero emission policies to reduce greenhouse emissions affecting climate change. Although we do not currently have plans to expand our business globally, in the near future, we are likely to incur additional expenses to assure that our aircraft comply with sustainable aviation fuel requirements of the European Union, when we enter into such markets, and when, and if, such sustainable aviation fuel requirements are imposed and could be subject to additional expenses if similar laws are instituted in the United States and other countries, in addition to those in the European Union. In addition, to the extent that the third-party aircraft carriers incur these additional expenses or provide flights on aircraft which are not fully compliant with any applicable sustainable aviation fuel requirements, the costs of flights booked with those third-party operators would likely be increased and we would need to pass those additional costs on to our customers. While we would attempt to pass these additional environmental regulatory costs on to our customers, there is no assurance that they will accept all of these additional costs, which could have a material adverse impact on our financial condition and results of operations.

Environmental regulation and liabilities, including new or developing laws and regulations, or our initiatives in response to pressure from our stakeholders may increase our costs of operations and adversely affect us.

In recent years, governments, customers, suppliers, employees and other of our stakeholders have increasingly focused on climate change, carbon emissions, and energy use. Laws and regulations that curb the use of conventional energy or require the use of renewable fuels or renewable sources of energy, such as wind or solar power, could result in a reduction in demand for hydrocarbon-based fuels such as oil and natural gas. In addition, governments could pass laws, regulations or taxes that increase the cost of such fuels, thereby decreasing demand for our services and also increasing the costs of our operations by our third-party aircraft operators. Other laws, or pressure from our stakeholders, may adversely affect our business and financial results by requiring, or otherwise causing, us to reduce our emissions, make capital investments to modernize certain aspects of our operations and/or purchase carbon offsets or otherwise pay for our emissions. Such activity may also impact us indirectly by increasing our operating costs. More stringent environmental laws, regulations or enforcement policies, as well as motivation to maintain our reputation with our key stakeholders, could have a material adverse effect on our business, financial condition and the results of operations.

The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations and financial condition.

Our owned and contracted fleet is currently a single Cessna 421CE twin engine aircraft and our recently purchased Cirrus Jet. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types we operate could have a material adverse effect on our business, results of operations and financial condition.

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including employment, commercial, product liability, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and enforcement proceedings. Such matters can be time-consuming, divert management attention and resources, cause us to incur significant expenses or liability and/or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, the results of any of these actions may have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Securities and This Offering

There is no existing market for our shares of common stock and we do not know if one will develop to provide you with adequate liquidity. Even if a market does develop following this offering, the prices in the market may not exceed the offering price of the Shares.

Prior to this offering, there has not been a public market for our shares of common stock. We cannot assure you that an active trading market for our common stock will develop following this offering, or if it does develop, it may not be maintained. You may not be able to sell your shares of common stock quickly or at the market price if trading in our common stock is not active. The initial public offering price of the Shares will be determined by negotiations between us and the underwriters and may not be indicative of the prices for shares of our common stock that will prevail in the trading market following the completion of this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price you are paying in this offering.

The market prices of the shares of common stock may be volatile, and you could lose all or part of your investment.

Prior to this offering, there has been no public market for our shares of common stock. The initial public offering price of the Shares will be determined through negotiation between us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In addition, the trading prices of our common stock are likely to be volatile. This volatility may prevent you from being able to sell your shares of common stock at or above the price you paid in this offering. The market price of our shares of common stock could be subject to wide fluctuations in response to a variety of factors, which include:

•        price and volume fluctuations in the overall stock market from time to time;

•        volatility in the trading prices and trading volumes of transportation stocks;

•        changes in operating performance and stock market valuations of other transportation companies generally, or those in our industry in particular;

•        sales of our securities by us or our stockholders;

•        failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

•        the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•        announcements by us or our competitors of new products, features, or services;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        rumors and market speculation involving us or other companies in our industry;

•        actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•        actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•        litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

•        developments or disputes concerning our intellectual property or other proprietary rights;

•        announced or completed acquisitions of businesses, products, services or technologies by us or our competitors;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        any significant change in our management; and

•        general economic conditions and slow or negative growth of our markets.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Broad market and industry factors may significantly affect the market price of our securities, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Certain recent initial public offerings of companies with public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our common stock.

In addition to the risks addressed above in “— The market prices of the shares of common stock may be volatile, and you could lose all or part of your investment,” our common stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our common stock, which may cause the price of our common stock to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our common stock experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our common stock. In addition, investors of shares of our common stock may experience losses, which may be material, if the price of our common stock declines after this offering or if such investors purchase shares of our common prior to any price decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our securities or publishes inaccurate or unfavorable research about our business, the price of our stock would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause the price of our common stock, as well as trading volume to decline.

Future sales of our common stock or securities convertible into our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock or securities convertible into our common stock including, without limitation, the shares of common stock issuable upon the conversion of the Bridge Notes, in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 12,299,841 outstanding shares of common stock, based on the number of shares outstanding as of December 1, 2023 and an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, that may be sold after the expiration of lock-up agreements entered into by the holders of all 8,649,471 shares of common stock outstanding immediately prior to the closing of this offering, including all officers and directors of the Company, and the holders of all of the Bridge Notes, with respect to the aggregate of 317,037 shares of common stock that will automatically convert upon the closing of the offerings. The period of such lock-ups shall be nine (9) months for our officers, directors and holders of 10% or more of our outstanding shares of common stock and six (6) months for all others, as more fully described in the section entitled “Shares Eligible for Future Sale.” Moreover, we also intend to register all shares of common stock that we may issue after this offering under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described above and in the section entitled “Shares Eligible for Future Sale.” If a large number of shares of our common stock or securities convertible into our common stock are sold in the public market after they become eligible for sale, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

If we cannot satisfy the initial listing requirements, or continue to satisfy the continued listing requirements and other rules of Nasdaq, our shares of common stock may not be listed or may be delisted, which could negatively impact the price of our common stock and your ability to sell them.

We have reserved the symbol “FLAI” with the Nasdaq Capital Market and have applied to list our shares of common stock for trading on Nasdaq under those symbols, respectively. We cannot guarantee that our shares of common stock will be approved for listing on Nasdaq; however, we will not complete this offering unless our shares of common stock are so listed. Even if our shares of common stock are listed on Nasdaq, we cannot assure you that our common stock will continue to be listed on Nasdaq.

In addition, following this offering, in order to maintain our listing on Nasdaq, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, our securities could be subject to delisting.

If Nasdaq does not list our common stock, or subsequently delists our common stock from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our common stock;

•        reduced liquidity with respect to our common stock;

•        a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional shares of common stock or obtain additional financing in the future.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not obtain or retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore shareholders may have difficulty selling their shares.

Our directors, executive officers and principal stockholders will continue to have substantial control over us after this offering and could delay or prevent a change of corporate control.

Upon completion of this offering, our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, will beneficially own, in the aggregate, 46.32% of our outstanding common stock. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership could harm the market price of our common stock by:

•        delaying, deferring or preventing a change of control of us;

•        impeding a merger, consolidation, takeover or other business combination involving us; or

•        discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

See “Principal Stockholders” below for more information regarding the ownership of our outstanding stock by our executive officers, directors and holders of more than 5% of our common stock, together with their affiliates.

Anti-takeover provisions contained in our third amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective on the effective date of the registration statement of which this prospectus forms a part, as well as provisions of Delaware law, could impair a takeover attempt.

Our third amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents will include provisions:

•        authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        limiting the ability of our stockholders to call and bring business before special meetings;

•        requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•        providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (“DGCL”), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our third amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Because management has broad discretion as to the use of the net proceeds from this offering, you may not agree with how we use them, and such proceeds may not be applied successfully.

Our management will have considerable discretion over the use of proceeds from this offering. We currently intend to use the net proceeds from this offering to acquire additional aircraft, hire additional staff and third-party consultants, for additional marketing expenses and for working capital and other general corporate purposes. However, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock, or that you otherwise do not agree with. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could, among other things, result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our common stock to decline.

If you purchase our securities sold in this offering, you will incur immediate and substantial dilution in the book value of your shares of common stock.

If you purchase our securities sold in this offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of common stock after giving effect to this offering of $3.52 per share based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the common stock that you acquire. You will experience additional dilution upon exercise of the outstanding stock options and warrants (including any warrants that will be issued in connection with this offering) and other equity awards that may be granted under our equity incentive plans, and when we otherwise issue additional shares of our common stock. For more information, see “Dilution.”

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Our third amended and restated certificate of incorporation, which will become effective on the effective date of the registration statement of which this prospectus forms a part, will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our third amended and restated certificate of incorporation, which will become effective on the effective date of the registration statement of which this prospectus forms a part, will require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a claim for breach of any fiduciary duty owed by any director, officer or other employee of ours to the Company or our stockholders;

•        any action asserting a claim against us or any director, officer or employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws; or

•        any action asserting a claim governed by the internal affairs doctrine;

provided, that, if any action is brought in a court outside of Delaware, the stockholder bringing the action will be deemed to have consented to service of process on such stockholder’s counsel except any action (a) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) for which the Court of Chancery does not have subject matter jurisdiction.

The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims brought to enforce any liability or duty arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other federal securities laws which provide for exclusive federal jurisdiction. Additionally, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our third amended and restated certificate of incorporation will provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our third amended and restated certificate of incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees, and may result in increased costs for investors to bring a claim. Alternatively, if a court were to find the choice of forum provision contained in our third amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Our third amended and restated certificate of incorporation, which will become effective on the effective date of the registration statement of which this prospectus forms a part, contains provisions whereby we renounced any interest in any corporate opportunity offered to any director or officer, or any of their respective affiliates, subject to certain exceptions.

Our third amended and restated certificate of incorporation, which will become effective on the effective date of the registration statement of which this prospectus forms a part, provides that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to us or any of our officers or directors, or any of their respective affiliates, and that we renounce any expectancy that any of our directors or officers will offer any such corporate opportunity of which he or she may become aware to us, except that the doctrine of corporate opportunity shall apply with respect to any of our directors or officers only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as our director or officer, (ii) that is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to us without violating any legal obligation.

Additionally, each of our officers and directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director may be required to present a business opportunity to such entity, subject to his or her fiduciary duties under applicable law. Accordingly, there may arise conflicts of interest in whether to present a potential business combination opportunity to us. These conflicts may not be resolved in our favor. Our renouncement of corporate opportunities may have a material adverse effect on our results of operations moving forward and/or create conflicts of interest or perceived conflicts of interest which may have a material adverse effect on the value of our securities.

Our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective on the effective date of the registration statement of which this prospectus forms a part, will include provisions limiting voting by non-U.S. citizens.

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our third amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective on the effective date of the registration statement of which this prospectus forms a part, will restrict voting of shares of our capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers and at least two-thirds of the members of our Board be U.S. Citizens. Our Bylaws provide that if the number of shares of our capital stock owned or controlled by non-U.S. Citizens exceeds 25% of the voting power of our capital stock (the “Ownership Threshold”), the voting rights of the capital stock owned or controlled by non-U.S. Citizens and not registered on a separate stock record (the “Foreign Stock Record”) at the time of any vote or action will be suspended. The suspension of voting power will be terminated upon the earlier of (i) the shares are transferred to a U.S. Citizen and (ii) the registration of the shares on the Foreign Stock Record.

The Foreign Stock Record is maintained by our transfer agent. It is the duty of each stockholder that is not a U.S. Citizen to register his, her or its shares of capital stock as a non-U.S. Citizen. We and our transfer agent will not permit the number of shares entered on the Foreign Stock Record to exceed the Ownership Threshold. If the number of shares on the Foreign Stock Record exceeds the Ownership Threshold, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the stock registered on the Foreign Stock Record is equal to the Ownership Threshold. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed the Ownership Threshold, not taking into consideration the pro rata reduction.

General Risks

We are an “emerging growth company,” and will be able to take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We intend to take advantage of these reporting exemptions described above until we are no longer an “emerging growth company.” Under the JOBS Act, “emerging growth companies” can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company. If we fail to remediate a material weakness, or if we experience material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Prior to the completion of this offering, we have been a private company with limited accounting personnel to adequately execute our accounting processes and limited supervisory resources with which to address our internal control over financial reporting. As a private company, we have not designed nor maintained an effective control environment as required of public companies under the rules and regulations of the SEC. Specifically, we lack a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately while maintaining appropriate segregation of duties.

Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, management and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting as we did not design or implement a control to ensure all material contracts or agreements are reviewed by accounting personnel to ensure they are accounted for and disclosed. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Proper systems of internal controls over financial accounting and disclosure controls and procedures are critical to the operation of a public company. We may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We will incur significantly increased costs as a result of and devote substantial management time to operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and operating results. These requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We will also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and will need to establish an internal audit function. We also expect that operating as a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. In addition, after we no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We face a concentration of credit risk.

We maintain our cash and cash equivalent balances at financial or other intermediary institutions. The combined account balances at each institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance coverage of $250,000 per depositor, and, as a result, we face a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Any event that would cause a material portion of our cash and cash equivalents at financial institutions to be uninsured by the FDIC could have a material adverse effect on our financial condition and results of operations.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $13,045,000 (or approximately $15,115,000 if the Representative exercises its over-allotment option to purchase additional shares of common stock, in full), based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover of this prospectus. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, if the Representative exercises the option in full for additional shares of common stock, the total underwriting discounts and commissions will be $1,207,500 and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $2,070,000.

We currently expect to use the net proceeds from this offering as follows:

•        approximately $3.0 million (approximately $3.4 million if the Representative exercises its over-allotment option, in full for additional shares of common stock) to hire additional staff and third-party consultants; and

•        approximately $0.5 million (whether or not the Representative exercises its over-allotment option, in full for additional shares of common stock) for interest and principal repayments over the next twelve months on the Promissory Note; and

•        approximately $2.0 million to finance the acquisition of two additional aircraft (whether or not the Representative exercises its over-allotment option, in full for additional shares of common stock); and

•        approximately $2.0 million for marketing (whether or not the Representative exercises its over-allotment option, in full for additional shares of common stock); and

•        the remainder for working capital and other general corporate purposes.

We believe that the net proceeds of this offering, together with our existing cash, will enable us to fund our operations for at least 12 months following the completion of this offering. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect.

Although we currently anticipate that we will use the net proceeds from this offering as described above, there may be circumstances where a reallocation of funds is necessary. The amounts and timing of our actual expenditures will depend upon numerous factors, including our sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described under “Risk Factors” in this prospectus. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $3,100,000, assuming that the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of Shares we are offering. An increase (decrease) of 100,000 in the number of Shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $418,500, assuming the initial public offering price stays the same. An increase of 100,000 in the number of Shares we are offering, together with a $1.00 increase in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus), would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $3,611,498. A decrease of 100,000 in the number of Shares we are offering, together with a $1.00 decrease in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus), would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $3,425,501. We do not expect that a change in the offering price or the number of Shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

CAPITALIZATION

The following table sets forth our cash and marketable securities and capitalization as of September 30, 2023:

•        on an actual basis;

•        on a pro forma basis to give effect to: (i) the payment of a $50,000 deposit under the terms of the Aircraft Purchase Agreement, (ii) the issuance of a promissory note in the principal amount of $2,800,000 to the Flewber Stockholder, in connection with financing for the Cirrus Jet, (iii) the issuance of promissory notes in the aggregate principal amount of $300,000 to the Flewber Additional Stockholders, in connection with the remaining balance for the purchase of the Cirrus Jet and (iv) the payment of an aggregate of $3,017,874 for the purchase of the Cirrus Jet.

•        on a pro forma as-adjusted basis to further reflect (i) the issuance and sale by us of 3,333,333 Shares in this offering at the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale, (ii) the conversion of the Bridge Notes into 317,037 shares of common stock, upon the completion of this offering and (iii) the issuance of the Bridge Warrants.

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes thereto included elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$312,922	$345,048	13,390,048
Total liabilities	3,447,912	6,547,912	5,477,912

Stockholders’ deficit:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 8,649,471, 8,649,471, and 12,756,138 shares issued and outstanding, actual, pro forma and pro forma, as adjusted, respectively	624	624	989
Preferred stock, 1,000,000 shares authorized, $0.0001 par value, no shares issued or outstanding, actual, pro forma or pro forma as adjusted	—	—	—
Additional paid-in capital	4,700,823	4,700,823	18,690,458
Accumulated deficit	(6,639,973)	(6,639,973)	(6,639,973)
Total stockholders’ deficit	(1,938,526)	(1,938,526)	12,051,474
Total capitalization	1,509,386	4,609,386	17,529,386

The number of shares of our common stock to be outstanding on a pro forma and pro forma, as adjusted basis, is based on 8,649,471 shares of our common stock outstanding as of September 30, 2023, and assumes the automatic conversion of the Bridge Notes into 317,037 shares of common stock (based on a conversion rate equal to 75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus); and excludes:

•        10,000 shares of common stock issuable upon exercise of stock options granted under the 2021 Plan, at an exercise price of $1.80 per share;

•        50,000 shares of common stock issuable upon exercise of warrants outstanding, at an exercise price of $3.00 per share;

•       317,037 shares of common stock issuable upon exercise of the Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus);

•        75,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan (the “2021 Plan”), at an exercise price of $4.00 per;

•        856,179 shares of our common stock that are available for future issuance under the 2021 Plan; and

•        166,667 shares of common stock issuable upon the exercise of the Representative’s Warrants.

Each $1.00 increase (decrease) in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization on a pro forma, as adjusted, basis by approximately $3,100,000, assuming the number of Shares, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 Shares offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity (deficit) and total capitalization on a pro forma, as adjusted, basis by approximately $418,500, assuming the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each 100,000 Share increase in the number of Shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would increase each of cash and total stockholders’ (deficit) equity by approximately $3,611,498 after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each 100,000 Share decrease in the number of Shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would decrease each of cash and total stockholders’ (deficit) equity by approximately $3,425,501 after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

DILUTION

If you invest in the Shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per Share and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of September 30, 2023, we had a historical net tangible book value of ($2,063,526), or ($0.24) per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2023.

After giving further effect to (i) the sale of the Shares in this offering at an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us (ii) the automatic conversion of the Bridge Notes into 317,037 shares of common stock, upon the completion of this offering (based on a conversion rate of $3.38, which is equal to 75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus) and (iii) the issuance of the Bridge Warrants, our pro forma as adjusted net tangible book value as of September 30, 2023 would have been approximately $12,051,474 or approximately $0.98 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.22 per share to our existing stockholders and immediate dilution of approximately $3.52 per share to new investors in this offering. We determine dilution by subtracting the as pro forma adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share		$4.50
Historical net tangible book value (deficit) per share as of September 30, 2023	$(0.24)
Pro forma net tangible book value (deficit) per share, as of September 30, 2023, before giving effect to this offering	(0.24)
Increase net tangible book value (deficit) per share	1.22
Increase in pro forma net tangible book value (deficit) per share attributable to new investors in this offering	3.62
Pro forma as adjusted net tangible book value per share after this offering	0.98
Dilution per share to new investors purchasing common stock in this offering		$3.52

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 decrease in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would decrease our pro forma as adjusted net tangible book value as of September 30, 2023, giving effect to this offering, by approximately $3,100,000 or approximately $0.26 per share, and would decrease dilution to investors in this offering by approximately $0.74 per share, assuming that the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would increase our pro forma as adjusted net tangible book value as of September 30, 2023, giving effect to this offering by approximately $3,100,000, or approximately $0.26 per share, and would increase dilution to investors in this offering, by approximately $0.74 per share, assuming that the number of Shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of Shares we are offering. An increase of 100,000 in the number of Shares we are offering would increase our pro forma as adjusted net tangible book value as of September 30, 2023, giving effect to this offering, by approximately $418,499, or approximately $0.03 per share, and would decrease dilution to investors in this offering by approximately $0.03 per share, assuming the assumed initial public offering price per Share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us. A decrease of 100,000 Shares in the number of Shares we are offering would decrease our pro forma as adjusted net tangible book value as of September 30, 2023, giving effect to this offering, by approximately $418,501, or approximately $0.03 per share, and would increase dilution to investors in this offering by approximately $0.03 per share, assuming the assumed initial public offering price per Share remains the same, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

Each 100,000 Share increase in the number of Shares offered by us together with a concomitant $1.00 increase in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would increase the pro forma as adjusted net tangible book value by $0.29 per share and the dilution to new investors by $0.71 per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, each 100,000 Share decrease in the number of Shares offered by us together with a concomitant $1.00 decrease in the assumed initial public offering price of $4.50 per Share (which is the midpoint of the range set forth on the cover page of this prospectus) would decrease the pro forma as adjusted net tangible book value by $0.28 per share and the dilution to new investors by $0.72 per share, after deducting underwriting discounts and commissions and any estimated offering expenses payable by us.

The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the Representative exercises its over-allotment option, in full for additional shares of common stock, the pro forma as adjusted net tangible book value after this offering would be $1.11 per share, the increase in pro forma net tangible book value per share would be $0.13 and the dilution per share to new investors would be $3.39 per share, in each case assuming an initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus.

The following table summarizes, as of September 30, 2023, on a pro forma as adjusted basis described above, the differences between the number of Shares that are purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid for such shares. The calculation below is based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	8,649,471	70%	$3,252,535	17%	$0.38
Bridge Note Conversion	317,037	3%	1,070,000	5%	3.38
New investors	3,333,333	27%	15,000,000	78%	4.50
Total	12,299,841	100%	$19,322,535	100%	$1.57

The number of shares of our common stock outstanding after this offering reflected in the tables and the number of shares of our common stock to be outstanding on a pro forma and pro forma, as adjusted basis, is based on 8,649,471 shares of our common stock outstanding as of September 30, 2023, and assumes the automatic conversion of the Bridge Notes into 317,037 shares of common stock (based on a conversion rate equal to 75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus); and excludes:

•        10,000 shares of common stock issuable upon exercise of stock options granted under the 2021 Plan, at an exercise price of $1.80 per share;

•        50,000 shares of common stock issuable upon exercise of warrants outstanding, at an exercise price of $3.00 per share;

•        317,037 shares of common stock issuable upon exercise of the Bridge Warrants, at an exercise price of $3.00 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus);

•        75,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan (the “2021 Plan”), at an exercise price of $4.00 per share;

•        856,179 shares of our common stock that are available for future issuance under the 2021 Plan; and

•        166,667 shares of common stock issuable upon the exercise of the Representative’s Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Flewber is a technology powered, private air transportation company. Founded in 2018, as a result of the incorporation of our wholly-owned subsidiary, Flewber Inc., in August 2018, our motto “Simply Private” encapsulates our belief that private air travel no longer needs to be a luxury reserved for only those with the means. Rather, our goal is to make private air travel a passenger-first manner of travel, which can and should be a more inclusive and accessible mode of transportation for a larger addressable market share, made possible through properly applied technology, use of more conveniently located existing infrastructure and operational efficiencies.

We believe that the functionality of local and regional air travel has significantly deteriorated over the past few years and that it no longer adequately serves the average air traveler. We believe that private air travel should be a simple, and affordable alternative that empowers the traveler with the on-demand freedom to choose. We believe that passengers are entitled to choose where they depart and land, as well as their preferred date and time of travel. Further, we believe that passengers highly value their time, and will consider alternative forms of air travel to an antiquated commercial airline network or other modes of transportation, if it will save them time.

We have made focused and substantial investments in support of our mission. For example, to continually launch new innovations on our platform, we have invested heavily in research and development. In 2018, we completed the strategic acquisition of Ponderosa Air, which provided us with an FAA certified air-taxi operation. Since the acquisition of Ponderosa Air, we have made further investment in upgrading both management of our air-taxi operation, and expanding its FAA certificate authorities.

The Flewber App was originally launched in May of 2019 and offered consumers the ability to book individual seats on scheduled private flights operated by our subsidiary, Ponderosa Air. Our original geographic service area was comprised of regional airports in the greater tri-state area of New York, New Jersey and Connecticut and provided scheduled flights to and from localities such as Boston and Martha’s Vineyard. Today, our expanded current offerings no longer offer individual per seat bookings on scheduled private flights in the tri-state area, but rather, they give private air travelers both a traditional and technology driven means of booking their local, regional, and international flights, operated exclusively by third party air carriers, through our Flewber Luxe air charter brokerage division, and the Book, Bid and Share platform of the Flewber App, respectively, each of which was designed with the intention of putting the booking preferences of the passenger at the forefront. The technology driven Flewber App operates by using algorithms and data analytic engines specifically developed for the Flewber App in order to provide a more efficient and accurate booking process for private flights. Notwithstanding that our current Flewber App has been operational since May 2019, flights booked using the Flewber App to date have been minimal.

Our travelers are as diverse as our services and offerings. They generally represent all adult age groups and backgrounds and use our services to facilitate travel bookings for vacations, business functions, to shuttle children to and from college and universities, and attend sporting events. The typical Flewber traveler exhibits an overall zest for life and new experiences. Such traveler prefers a personal experience that starts with the booking process and carries on throughout the entirety of his or her trip. We work hard to provide each of our travelers with a personal experience uniquely tailored to his or her specific preferences every time they open the Flewber App or speak to a Flewber Luxe Aviation Specialist, as our most meaningful reward is the honor of their next air travel booking.

By the end of 2023, we plan to bring to private air travel a service somewhat similar to the convenience of on-demand ride sharing services, which are now available to users to book car services by using an app on their phones. Under federal regulations on-demand operation means, among other things, any operations in which the departure time, departure location, and arrival location are specifically negotiated with the customer or the customer’s representative. We plan to do this by providing greater access to private air travel through the Flewber App and the services it currently provides, as well as additional services we are planning, in the near future, by means of our soon-to-be-launched Flewber Hops air-taxi service. Although we do not expect that our on-demand services will provide customers with a ride, or flight, in this case, within a matter of minutes, as provided by land-based on-demand ride sharing services, we believe that the Flewber App will provide travelers with an easy, user-friendly resource, accessible on their phones, to book local and regional air travel (i.e. flights of approximately one hour or less from approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States) on private flights operated by certified carriers and, which, in the case of the Flewber Hops, only, when it is available, our own air-taxi, using a booking process, which, when the Flewber Hops air-taxi service is fully operational will, we believe, in most cases, take no longer than two hours from the initiation of booking to boarding a private aircraft. The Flewber Hops will be available solely for booking flights on our own aircraft and will not provide customers the ability to book flights on third-party aircraft.

Through the use of mission suitable conventional aircraft, including the Cirrus SF50 Vision Jet that we recently acquired, we believe that we will be able to compete directly with aircraft operators focused on entry into the nascent UAM market and RAM market, each of which is a subset of AAM and is likely to consist of short-range electric-powered aircraft, using vertical take-off and landing, similar to an eVTOL and other aircraft using sustainable aviation fuel. See “Business — Recent Business Developments – Acquisition of Cirrus Aircraft.” The UAM market is an aviation industry term for on-demand and automated passenger or cargo-carrying air transportation services around cities and urban areas. The UAM, RAM, and AAM markets are each segmented by vehicle type, application, and geography. By vehicle type, the market is segmented into piloted and autonomous aircraft, and by application, the market is segmented into passenger transport and freighter.

Mission suitable conventional aircraft describes all currently available aircraft, with a cabin class that seats three to six passengers, that operate using conventional and, when more readily available, sustainable aviation fuel, and have capabilities that allow for safe operation to and from the approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States.

Although the UAM, RAM and AAM markets are expected to likely consist of short-range electric powered aircraft, these aircraft are only expected to have limited public use availability in the air mobility marketplaces by 2024 to 2026. We believe that the challenges to the wider availability of electric aircraft are hard to forecast as we believe that the manufacturing of these aircraft has too many unknown variables such as advancements in batteries, charging and charge acceptance technologies as well as possible unforeseen regulatory hurdles. By duplicating many of these services before they become readily available from aircraft operators in the UAM, RAM and AAM markets, using suitable conventional aircraft, we believe that we have the opportunity to be an early provider of these types of air flight services, and will be able to continue to compete with these aircraft operators at competitive rates, since our aircraft will also be capable of using sustainable aviation fuel, without any upgrades to the current fuel systems, when sustainable aviation fuel becomes more readily available on a less cost prohibitive basis, which, as reported in a December 2022 analysis by Rhodium Group on the Inflation Reduction Act of 2022, is not expected any time before 2027.

COVID-19

COVID-19 was declared a pandemic by the World Health Organization in March 2020 as there was an unprecedented and rapid spread of COVID-19 leading to economic and business uncertainties resulting from governmental restrictions on air travel, cancellation of large public events, businesses suspending in-person meetings and the closure of popular tourist destinations. The uncertainty, restrictions and risks arising from the COVID-19 pandemic led to reduced demand for domestic passenger air travel leading to a decrease in our private flight operations particularly in the second quarter of 2020, before returning to normal operating levels in the third quarter of 2020. The future effects of COVID-19 on our business, financial condition and results of operations are still uncertain and will depend on a number of factors outside of our control. We do not expect any material COVID-19 related contingencies, impairments, concessions, credit losses or other expenses in future periods. We believe the COVID-19 global pandemic has led to a shift in consumer preferences, with private aviation viewed positively as a health-conscious decision rather than a discretionary luxury. We believe this will lead to an increase in flight demand over time.

Trends and Uncertainties

Unpredictable changes in economic conditions, including recession, inflation, increased government intervention, or other changes, may adversely affect our general business strategy. Inflation generally affects us by increasing our cost of labor and costs to generate our air travel revenues. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the years ended December 31, 2022 or 2021. Declining general economic, business or industry conditions and inflation may have a material adverse effect on our future results of operations, liquidity and financial condition. There also has been a trend of higher third-party aircraft operator costs which could impact our short-term and long-term margins and profitability.

As long as we continue to rely on third-party aircraft operators to generate substantially all of our revenue, we also face the risk that any of our third-party aircraft operators may not fulfill their contracts and deliver their services on a timely basis, or at all. The ability of our third-party aircraft operators to effectively satisfy our requirements could also be impacted by any such third-party aircraft operators’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the COVID-19 pandemic, or other events. In addition, due to aircraft supply constraints across the industry, we may be required to pay more for capacity with our third-party aircraft operators to service customer or member flights. The failure of any third-party aircraft operators to perform to our expectations could result in delayed or cancelled flights or service credits, and harm the applicable portion of our business.

At such time that we launch the Flewber Hops and begin generating more revenue from our own air-taxi service, we will be subject to additional costs associated with purchasing and maintaining, what we expect to be an increasing number of aircraft. We have, to date, had only minimal experience in budgeting for these types of costs and, if we are unable to increase revenue in an amount to sufficiently cover these additional costs and also provide for a profit, this would have an adverse impact on our profitability.

Supply Chain/Pilot Availability

The execution of our business strategy is dependent on the availability of aviation fuel and hiring additional pilots to realize significant revenue growth. The supply of pilots to the airline industry is limited. Continued periods of significant disruption in the supply of aircraft fuel or difficulty in attracting and engaging additional pilots could have a significant negative impact on our operating results and liquidity.

Environmental

We are subject to increasingly rigorous federal, state, local and foreign laws and regulations relating to the protection of the environment and noise, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water and the use, management, disposal and release of, and exposure to, hazardous substances, oils and waste materials. We may be subject to new laws and regulations that may have a material adverse effect on our operations. In addition, U.S. airport authorities are exploring ways to limit de-icing fluid discharges. Any such existing, future, new or potential laws and regulations could have a material adverse impact on our business, results of operations and financial condition.

Components of Results of Operations

The key components of our results of operations include:

Revenue

We generate revenue through the sale of air travel services. Our fliers purchase and manage reservations in two ways; using the no brokerage commission Book, Bid and Share platform on the Flewber App, while others, willing to pay a premium broker’s commission, may choose to call, email, or text our dedicated team of Aviation Specialists at Flewber Luxe. We accept payments via credit card on the Flewber App and fliers pay via credit card, wire, check or customer credits on Flewber Luxe, and generally, we collect payments in advance of performing the related services. Pricing is impacted by our customers’ choice of aircraft type (product mix) along with the number of nautical miles flown and the specific third-party aircraft operator that is used. Our product mix of aircraft type offered to our customers is segregated into the following three categories: 1) small and light jets — capacity of four to eight passengers, smaller in size and ideal for flights that are below 1,500 nautical miles; 2) mid-size and super mid-size jets — capacity of seven to 10 passengers, medium in size and ideal for longer flights that are above 1,500 nautical miles; and 3) heavy and ultra long-range jets — capacity of nine to 16 passengers, large in size and ideal for longer flights that are above 3,500 nautical miles. Our customers’ may choose to utilize larger aircraft for shorter flights, such as booking a heavy jet even when a mid-size jet would meet their flight’s distance requirements, based on their personal preferences of internal cabin differences between larger aircraft and smaller aircraft. A flight leg is a direct flight from a point of origin to the point of destination with no stops or changes of aircraft along the way. Since each customer’s service preferences will vary, two identical flight legs with the same number of nautical miles flown to the same destination may have materially different unit economics since one customer may prefer to be flown in a larger aircraft which would generally have higher pricing and higher associated costs leading to materially different revenue per flight leg, revenue per nautical mile, cost of revenue per flight leg, and cost of revenue per nautical mile.

Costs and Expenses

Costs and expenses consist of the following components:

Cost of Revenue

Cost of revenue primarily consists of direct expenses incurred to provide flight services and facilitate operations, including aircraft maintenance and third-party flight costs. Our air travel services generate profits on a “cost-plus” basis. Therefore, our pricing of flights to our customers is also impacted by the costs we incur from our third-party aircraft operators whereby when our costs increase, we may also increase our pricing. These pricing changes are specific to each individual flight booking and customer relationship as well as to the specific third-party aircraft operator that is utilized. The percentage we charge to our customers over our “cost of revenue” will fluctuate from period to period based on our assessment of what percentage to charge over our costs to maintain our customer relationships and to remain competitive with other private aviation service providers. In addition, since our pricing is based on a “cost-plus” basis, two identical flight legs on the same type of aircraft and with the same number of nautical miles flown to the same destination may have materially different unit economics since one aircraft operator may be sourced at a certain time that is charging a higher or lower amount than another aircraft operator that was used to fly the same aircraft type and number of nautical miles to the same destination at another time leading to materially different revenue per flight leg, revenue per nautical mile, cost of revenue per flight leg, and cost of revenue per nautical mile. Therefore, operating metrics associated with changes in product mix, flight legs and nautical miles flown from period to period will not follow similar trends in total revenue and total cost of revenue in those periods.

Other Operating Expenses

Sales and Marketing

Sales and marketing expense primarily consists of targeted, digital marketing to reach new customers and drive awareness along with media placements, sponsorships, and marketing events to connect our brand to events popular with our target customers. We expect that sales and marketing expenses will increase for the foreseeable future as it represents a key component of our plans to expand into new markets and further penetrate our existing markets.

General and Administrative

General and administrative expense primarily consists of compensation expenses, including equity-based compensation and related benefits for all our personnel. General and administrative expense also includes corporate office rent expense, third-party professional fees, and any other expense incurred not deemed to be related to cost of revenue, and sales and marketing. We expect that general and administrative expenses will increase for the foreseeable future as we expand our service offerings to additional cities and increase flight volumes on existing routes. We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with reporting obligations under the rules and regulations of the SEC, rules and regulations applicable to companies listed on a national securities exchange, and higher expenses for director and officer insurance, investor relations, and professional services.

Depreciation and Amortization

Depreciation and amortization expense primarily consists of depreciation of aircraft, vehicles, furniture, and leasehold improvements. Depreciation and amortization expense also includes amortization of capitalized software platform development costs.

Other Income

Other income primarily consists of subleased office space and in one period included a one-time settlement agreement.

Interest Expense

Interest expense primarily consists of the interest paid or payable on our outstanding interest-bearing loans and accounts payable.

Results for the Three Months Ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Change in
	2023	2022	$	%
Revenue	$937,718	$969,727	$(32,009)	(3)%
Costs and expenses
Cost of revenue	774,625	738,199	36,426	5%
General and administrative	623,304	639,860	(16,556)	(3)%
Sales and marketing	43,919	121,101	(77,182)	(64)%
Depreciation and amortization	39,242	39,242	—	0%
Total cost and expenses	1,481,090	1,538,402	57,312	(4)%
Loss from operations	(543,372)	(568,675)	(25,303)	(4)%
Other income	30,000	202,318	(172,318)	(85)%
Interest expense	(39,597)	(1,149)	(38,448)	3,346%
Net loss	$(552,969)	$(367,506)	$(185,463)	50%

Revenue

Revenue decreased by $32,009, or 3%, to $937,718 from $969,727 for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. This decrease in revenue was primarily due to pricing fluctuations based on the specific third-party aircraft operators that were used and our decision to not pass on the entire increase in our cost of revenue to our customers to remain competitive with other private aviation service providers. The revenue was generated substantially all on Flewber Luxe from bookings of flights utilizing our third-party aircraft operator’s aircraft. In the three months ended September 30, 2023 and the three months ended September 30, 2022, all flights were provided using third-party aircraft operators.

In the three months ended September 30, 2023, our product mix ratio was approximately 9% from small and light jets, 19% from mid-size and super mid-size jets, and 72% from heavy and ultra long-range jets. In the three months ended September 30, 2022, our product mix ratio was approximately 28% from small and light jets, 23% from mid-size and super mid-size jets, and 49% from heavy and ultra long-range jets. The total nautical miles flown in the three months ended September 30, 2023 was 30,852 compared to 29,606 flown in the three months ended September 30, 2022. Product mix is not correlated in any meaningful or predictable way with our operating results since material changes in revenue are primarily driven by the total number of flights and nautical miles flown in each period and product mix is entirely driven by our customers’ preferences and is not controlled by management. Based on these factors, product mix is not a key metric utilized by management.

Our revenue decreased by 3% in the three months ended September 30,2023 compared to the three months ended September 30, 2022, of which approximately 100% of the decrease was due to pricing fluctuations based on the specific third-party aircraft operators that were used. The difference in average revenue per nautical mile flown in each period is solely based on the bookings made by our customers and the third-party aircraft operator that is used and will therefore not follow a specific trend from period to period.

The operating metrics associated with flight legs and nautical miles is provided in the following table:

Operating Metrics	Three Months Ended September 30,
	2023	2022
Total Revenue	$937,718	$969,727
Total Cost of Revenue	$774,625	$738,199
Total Flight Legs	26	43
Total Nautical Miles	30,852	29,606
Average Nautical Miles per Flight Leg	1,187	689
Average Revenue per Flight Leg	$36,066	$22,552
Average Revenue per Nautical Mile	$30	$33
Average Cost of Revenue per Flight Leg	$29,793	$17,167
Average Cost of Revenue per Nautical Mile	$25	$25

Cost of Revenue

Cost of revenue increased by $36,426, or 5%, to $774,625 from $738,199 for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. This increase in cost of revenue was due to the higher costs of the third-party aircraft operators during the three months ended September 30, 2023, compared to the three months ended September 30, 2022. Our cost of revenue has increased as a percentage of revenue and has been due to higher third-party aircraft operator costs and our decision to not pass on the entire increase in our cost of revenue to our customers to remain competitive with other private aviation service providers. This has led to a decrease in our margins for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. There has been a trend of higher aircraft operator costs which may impact our short-term and long-term margins and profitability. We do not expect a further degradation in margins for the three months ended December 31, 2023 based on our assessment that the market for private aviation services is currently increasing and, therefore, we will no longer need to continue to decrease our margins below current levels to maintain our customer relationships and to remain competitive with other private aviation service providers. Our expectation is that margins for the three months ended December 31, 2023, will be at or above our margins from the three months ended September 30, 2023.

Other Operating Expenses

Sales and Marketing

Sales and marketing expenses decreased by $77,182, or 64%, to $43,919 from $121,101 for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The decrease was primarily attributable to a decrease in budgeted sales and marketing activities as the Company focused on conserving cash during the three months ended September 30, 2023, in anticipation of completing its initial public offering subsequent to September 30, 2023.

General and Administrative

General and administrative expenses decreased by $16,556, or 3%, to $623,304 from $639,860 for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. This decrease was primarily attributable to lower office costs as the Company focused on conserving cash during the three months ended September 30, 2023, in anticipation of completing its initial public offering subsequent to September 30, 2023.

Depreciation and Amortization

Depreciation and amortization expenses remained the same at $39,242 for the three months ended September 30, 2023 and 2022.

Other Income

During the three months ended September 30, 2023, the Company generated other income of $30,000 from subleased office space. During the three months ended September 30, 2022, the Company generated other income of $202,318 comprised of $145,000 from a settlement agreement, $55,000 from subleased office space and $2,318 from credit card credits.

Interest Expense

Interest expense increased by $38,448, or 3,346%, to $39,597 from $1,149 for the three months ended September 30, 2023, compared to the three months ended September 30, 2022. The increase in interest expense was primarily attributable to interest recorded on related party loans and bridge notes.

Results for the Nine Months ended September 30, 2023 and 2022:

	Nine Months Ended September 30,		Change in
	2023	2022	$	%
Revenue	$2,080,747	$3,425,449	$(1,344,702)	(39)%
Costs and expenses
Cost of revenue	1,697,757	2,716,376	(1,018,619)	(37)%
General and administrative	1,747,812	2,452,514	(704,702)	(29)%
Sales and marketing	50,126	202,800	(152,674)	(75)%
Depreciation and amortization	117,726	115,908	1,818	2%
Total cost and expenses	3,613,421	5,487,598	(1,874,177)	(34)%
Loss from operations	(1,532,674)	(2,062,149)	529,475	(26)%
Other income	90,000	238,818	(148,818)	(62)%
Interest expense	(79,194)	(1,545)	(77,649)	5,026%
Net loss	$(1,521,868)	$(1,824,876)	$303,008	(17)%

Revenue

Revenue decreased by $1,344,702, or 39%, to $2,080,747 from $3,425,449 for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This decrease in revenue was primarily due to our repeat customers not booking as many flights during the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. We believe this was as a result of a decline in the overall demand for private aviation services. We further believe that this reduction may have been caused by reports and the perception of a weaker economy and a possible recession. A weaker economy or our customers’ perception of a weaker economy, in the future, could result in a further decrease in demand for services leading to future periods where we generate less revenue. The revenue was generated substantially all on Flewber Luxe from bookings of flights utilizing our third-party aircraft operator’s aircraft. In the nine months ended September 30, 2023 and the nine months ended September 30, 2022, all flights were provided using third-party aircraft operators.

In the nine months ended September 30, 2023, our product mix ratio was approximately 9% from small and light jets, 20% from mid-size and super mid-size jets, and 71% from heavy and ultra long-range jets. In the nine months ended September 30, 2022, our product mix ratio was approximately 25% from small and light jets, 28% from mid-size and super mid-size jets, and 47% from heavy and ultra long-range jets. The total nautical miles flown in the nine months ended September 30, 2023 was 74,417 compared to 101,335 flown in the nine months ended September 30, 2022. Product mix is not correlated in any meaningful or predictable way with our operating results since material changes in revenue are primarily driven by the total number of flights and nautical miles flown in each period and product mix is entirely driven by our customers’ preferences and is not controlled by management. Based on these factors, product mix is not a key metric utilized by management.

Our revenue decreased by 39% in the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, of which approximately 27% of the decrease was due to a decrease in nautical miles flown in the nine months ended September 30, 2023 and approximately 73% of the decrease was due to pricing fluctuations based on the specific third-party aircraft operators that were used. The difference in average revenue per nautical mile flown in each period is solely based on the bookings made by our customers and the third-party aircraft operator that is used and will therefore not follow a specific trend from period to period.

The operating metrics associated with flight legs and nautical miles is provided in the following table:

Operating Metrics	Nine Months Ended September 30,
	2023	2022
Total Revenue	$2,080,747	$3,425,449
Total Cost of Revenue	$1,697,757	$2,716,376
Total Flight Legs	63	121
Total Nautical Miles	74,417	101,335
Average Nautical Miles per Flight Leg	1,181	837
Average Revenue per Flight Leg	$33,028	$28,309
Average Revenue per Nautical Mile	$28	$34
Average Cost of Revenue per Flight Leg	$26,949	$22,449
Average Cost of Revenue per Nautical Mile	$23	$27

Cost of Revenue

Cost of revenue decreased by $1,018,619, or 37%, to $1,697,757 from $2,716,376 for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. This decrease in cost of revenue corresponded to our decrease in revenue. During the nine months ended September 30, 2023, our cost of revenue had increased as a percentage of revenue compared to the nine months ended September 30, 2022, due to higher third-party aircraft operator costs and our decision to not pass on the entire increase in our cost of revenue to our customers to remain competitive with other private aviation service providers. There has been a trend of higher aircraft operator costs which may impact our short-term and long-term margins and profitability. We do not expect a further degradation in margins for the three months ended December 31, 2023 based on our assessment that the market for private aviation services is currently increasing and, therefore, we will no longer need to continue to decrease our margins below current levels to maintain our customer relationships and to remain competitive with other private aviation service providers. Our expectation is that margins for the three months ended December 31, 2023, will be at or above our margins from the three months ended September 30, 2023.

Other Operating Expenses

Sales and Marketing

Sales and marketing expenses decreased by $152,674, or 75%, to $50,126 from $202,800 for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The decrease was primarily attributable to a decrease in budgeted sales and marketing activities as the Company focused on conserving cash during the nine months ended September 30, 2023, in anticipation of completing its initial public offering subsequent to September 30, 2023.

General and Administrative

General and administrative expenses decreased by $704,702, or 29%, to $1,747,812 from $2,452,514 for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. This decline was attributable to a decrease of $396,371 in equity-based compensation along with a decrease of $308,331 in other general and administrative expenses as the Company focused on conserving cash during the nine months ended September 30, 2023, in anticipation of completing its initial public offering subsequent to September 30, 2023.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1,818, or 2%, to $117,726 from $115,908 for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase in depreciation and amortization expense was attributable to the purchase of capitalized software in the amount of $50,938 during the nine months ended September 30, 2023, resulting in an increase in corresponding depreciation and amortization.

Other Income

During the nine months ended September 30, 2023, the Company generated other income of $90,000 from subleased office space. During the nine months ended September 30, 2022, the Company generated other income of $238,818 comprised of $145,000 from a settlement agreement, $91,500 from subleased office space and $2,318 from credit card credits.

Interest Expense

Interest expense increased by $77,649, or 5,026%, to $79,194 from $1,545 for the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022. The increase in interest expense was primarily attributable to interest recorded on related party loans and bridge notes.

Results for the Years Ended December 31, 2022 and 2021:

	Years Ended December 31,		Change in
	2022	2021	$	%
Revenue	$4,269,100	$1,798,943	$2,470,157	137%
Costs and expenses
Cost of revenue	3,440,601	1,389,742	2,050,859	148%
General and administrative	3,081,352	2,282,745	798,607	35%
Sales and marketing	213,703	41,514	172,189	415%
Depreciation and amortization	155,149	116,189	38,960	34%
Total cost and expenses	6,890,805	3,830,190	3,060,615	80%
Loss from operations	(2,621,705)	(2,031,247)	(590,458)	(29)%
Other income	273,818	26,392	247,426	938%
Interest expense	(77,882)	(7,032)	(70,850)	1008%
Net loss	$(2,425,769)	$(2,011,887)	$(413,882)	(21)%

Revenue

Revenue increased by $2,470,157, or 137%, to $4,269,100 from $1,798,943 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in revenue was due to increased customer awareness from sales and marketing activities and was generated substantially all on Flewber Luxe from bookings of flights utilizing our third-party aircraft operator’s aircraft. In 2022 and 2021 all flights were provided using third-party aircraft operators.

In 2022 our product mix was approximately 21% from small and light jets, 30% from midsize and super midsize jets, and 49% from heavy and ultra long-range jets. In 2021 our product mix was approximately 18% from small and light jets, 61% from midsize and super midsize jets, and 21% from heavy and ultra long-range jets. The total nautical miles flown in 2022 was 104,440 compared to 75,090 flown in 2021. Product mix is not correlated in any meaningful or predictable way with our operating results since material changes in revenue are primarily driven by the total number of flights and nautical miles flown in each period and product mix is entirely driven by our customers’ preferences and is not controlled by management. Based on these factors, product mix is not a key metric utilized by management.

Our revenue increased by 137% in 2022 compared to 2021 of which approximately 39% of the increase was due to an increase in nautical miles flown in 2022 and approximately 61% of the increase was due to pricing fluctuations based on the specific third-party aircraft operators that were used and a greater portion of our flights in 2022 being in heavy and ultra long jets which have a higher price per nautical mile flown. The difference in average revenue per nautical mile flown in each period is solely based on the bookings made by our customers and the third-party aircraft operator that is used and will therefore not follow a specific trend from period to period.

The operating metrics associated with flight legs and nautical miles is provided in the following table:

Operating Metrics	Years Ended December 31,
	2022	2021
Total Revenue	$4,269,100	$1,798,943
Total Cost of Revenue	$3,440,601	$1,389,742
Total Flight Legs	239	91
Total Nautical Miles	104,440	75,090
Average Nautical Miles per Flight Leg	437	825
Average Revenue per Flight Leg	$17,862	$19,769
Average Revenue per Nautical Mile	$41	$24
Average Cost of Revenue per Flight Leg	$14,396	$15,272
Average Cost of Revenue per Nautical Mile	$33	$19

Cost of Revenue

Cost of revenue increased by $2,050,859, or 148%, to $3,440,601 from $1,389,742 for the year ended December 31, 2022, compared to the year ended December 31, 2021. Our cost of revenue has increased at a higher percentage than our increase in revenue. This has been due to higher third-party aircraft operator costs and our decision to not pass on the entire increase in our cost of revenue to our customers to remain competitive with other private aviation service providers. This has led to a decrease in our margins for the year ended December 31, 2022, compared to the year ended December 31, 2021. There has been a trend of higher aircraft operator costs which may impact our short-term and long-term margins and profitability. We do not expect degradation in margins for the three months ended December 31, 2023 based on our assessment that the market for private aviation services is currently increasing and, therefore, we will no longer need to decrease our margins below current levels to maintain our customer relationships and to remain competitive with other private aviation service providers. Our expectation is that margins for the three months ended December 31, 2023, will be at or above our margins from the three months ended September 30, 2023.

Other Operating Expenses

Sales and Marketing

Sales and marketing expenses increased by $172,189, or 415%, to $213,703 from $41,514 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase was primarily attributable to increased media placements, sponsorships, and marketing events to connect our brand to events popular with our target customers who include adults from all age groups and income demographics which range from middle to high net worth individuals.

General and Administrative

General and administrative expenses increased by $798,607, or 35%, to $3,081,352 from $2,282,745 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in general and administrative expenses was attributable to an increase of $855,026 in salary and other related compensation payable to employees as the result of an increase in staff headcount and compensation increases for certain employees, as well as an increase in professional service-related fees, travel expenses, office expenses and other costs of approximately $520,263, both of which were offset by a decrease of $576,682 in equity-based compensation since in the prior 2021 period there was a one-time equity grant to a company controlled by a director.

Depreciation and Amortization

Depreciation and amortization expenses increased by $38,960, or 34%, to $155,149 from $116,189 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in depreciation and amortization expense was attributable to the purchase of a vehicle in the amount of $109,047 and increased software platform costs of $120,000, acquired in the year ended December 31, 2022, resulting in an increase in corresponding depreciation and amortization.

Other Income

During the year ended December 31, 2022, the Company generated other income of $273,818 comprised of $145,000 from a settlement agreement, $126,500 from subleased office space and $2,318 from credit card credits. During the year ended December 31, 2021, the Company generated other income of $26,392 from subleased office.

Interest Expense

Interest expense increased by $70,850, or 1008%, to $77,882 from $7,032 for the year ended December 31, 2022, compared to the year ended December 31, 2021. The increase in interest expense was primarily attributable to interest of $73,792 recorded, for the year ended December 31, 2022, on related party loans that was incurred on a retroactive basis, as a result of our agreement in December 2022 to pay interest, at a rate of 3.7% per annum, on the outstanding principal balance of loans provided by our Chief Executive Officer from January 2019.

Liquidity and Capital Resources

Overview

Our principal uses of cash since our inception have been to fund its operations, maintain sufficient working capital, settle lease obligations, fund capital expenditures, and for general corporate purposes. Our principal sources of liquidity have historically consisted of financing activities and related party loans. Since inception, there have been periods where we have maintained a working capital deficit, in which our current liabilities exceed our current assets. Most recently this has occurred due to the recognition of lease liabilities on our balance sheet corresponding to future office space lease payments payable in the next twelve months.

We believe factors that could affect our liquidity include our revenue growth rate, the addition of new domestic routes, international expansion, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on sales and marketing activities, software platform development and other growth initiatives, and overall economic conditions. As a consequence of our intention to become a publicly listed company, we will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

To the extent that our liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. As of September 30, 2023, the Company had $312,922 of cash and as of December 31, 2022, the Company had $152,409 of cash. We will require additional financing to meet our projected operating costs, working capital and capital expenditure requirements for the next twelve months. If we are unable to raise additional capital or generate cash flows necessary to maintain and expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm its business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our growth plans, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

	Nine Months Ended September 30,
	2023	2022
Net cash used in operating activities	$(822,077)	$(1,299,906)
Net cash used in investing activities	(50,938)	(218,071)
Net cash provided by financing activities	1,033,528	546,277
Net (decrease) increase in cash and cash equivalents	$160,513	$(971,700)

Cash Flow from Operating Activities

Net cash used by operating activities for the nine months ended September 30, 2023, was $822,077 and consisted of our net loss, net of non-cash items of $131,320, an increase in net operating liabilities of $878,673 and an increase in net operating assets of $310,202.

Net cash used by operating activities for the nine months ended September 30, 2022, was $1,299,906 and consisted of our net loss, net of non-cash items of $525,873, a decrease in net operating liabilities of $3,948 and a decrease in net operating assets of $3,046.

Cash Flow from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2023 was $50,938.

Our capital spending for the next twelve months will be dependent on the net cash received from our financing activities.

Net cash used in investing activities for the nine months ended September 30, 2022, was $218,071 which was attributable to capital expenditures, including the purchase of a vehicle in the amount of $109,048 and $108,000 of software platform development costs.

Cash Flow from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2023, was $1,033,528 and consisted of $895,000 received from the issuance of Bridge Notes and $150,000 received as related party loans, offset by $10,687 in repayments of loans and $785 in repayments of an SBA loan.

Net cash provided by financing activities for the nine months ended September 30, 2022, was $546,277 and consisted of $469,500 received from the issuance of shares of common stock, $94,473 received from loans, offset by $14,898 in repayments of related party loans and $2,799 in repayments of an SBA loan.

	Year Ended December 31,
	2022	2021
Net cash used in operating activities	$(1,523,338)	$(967,537)
Net cash used in investing activities	(230,070)	(230,793)
Net cash provided by financing activities	731,864	2,341,403
Net (decrease) increase in cash and cash equivalents	$(1,021,544)	$1,143,073

Cash Flow from Operating Activities

Net cash used by operating activities for the year ended December 31, 2022, was $1,523,338 and consisted of our net loss, net of non-cash items of $(584,467), an increase in net operating liabilities of $398,015 and a decrease in net operating assets of $80,051.

Net cash used by operating activities for the year ended December 31, 2021, was $967,537 and consisted of our net loss, net of non-cash items of $1,122,189, a decrease in net operating liabilities of $40,344 and an increase in net operating assets of $37,495.

Cash Flow from Investing Activities

Net cash used in investing activities for the year ended December 31, 2022 was $230,070 which was attributable to capital expenditures, including the purchase of a vehicle in the amount of $109,047 and $120,000 of software platform development costs.

Our capital spending for the next twelve months will be dependent on the net cash received from our financing activities.

Net cash used in investing activities for the year ended December 31, 2021, was $230,793 which was attributable to capital expenditures, including the purchase of office furniture and leasehold improvements in the amount of $167,793 and increased software platform costs of $63,000.

Cash Flow from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2022, was $731,864 and consisted of $484,500 received from the issuance of shares of common stock, $175,000 received from the issuance of Bridge Notes, $99,047 received from loans, offset by $8,053 in repayments of loans, $14,898 in repayments of related party loans and $3,732 in repayments of an SBA loan.

Net cash provided by financing activities for the year ended December 31, 2021, was $2,341,403 and consisted of $2,667,750 received from the issuance of shares of common stock, offset by $324,627 in repayments of related party loans and $1,720 in repayments of an SBA loan.

Contractual Obligations and Commitments

Our principal commitments consist of contractual cash obligations under our operating leases for office space, and operational facilities, including aircraft hangars. For further information on our leases see Note 6, Commitments of the Notes to Consolidated Financial Statements included herein.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain amounts included in or affecting the consolidated financial statements and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for us. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

Revenue Recognition

Revenue is derived from flights provided to customers. We determine revenue recognition through the following steps:

•        identification of the contract, or contracts, with a customer;

•        identification of the performance obligations in the contract;

•        determination of the transaction price;

•        allocation of the transaction price to the performance obligations in the contract; and

•        recognition of revenue when, or as, a performance obligation is satisfied.

We account for a contract when the customer has agreed to receive the performance obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

Deferred revenue is an obligation to transfer services to a customer for which we have already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, we initially recognize a contract liability. The contract liability is settled, and revenue is recognized, when we satisfy our performance obligation to the customer at a future date. Changes in our deferred revenue balance is based entirely on the timing of our customers’ future flights as flights that will take place shortly after a financial statement period end will lead to a higher deferred revenue balance compared to periods where there may not be any or few flights taking place shortly after a financial statement period end.

Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The Company utilized registered independent third-party aircraft operators in the performance of all of its flights in 2022 and 2021. We evaluate whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services we provide to customers is similar regardless of which third-party aircraft operators is involved. We direct third-party aircraft operators to provide an aircraft to a customer. Based on evaluation of the control model, it was determined that we act as the principal rather than the agent within all revenue arrangements, as we have the authority to direct the key components of the service on behalf of the customer regardless of which third-party is used. The Company also bears all costs, risks and liabilities associated with the services provided by third-party aircraft operators such that if a customer does not pay the Company or a customer cancels their flight booking, the Company may still be required to pay the third-party aircraft operator as per the terms and conditions between the Company and the third-party aircraft operator. In addition, if a third-party aircraft operator cancels or is unable to perform the flight services, the Company is required to arrange for another aircraft for the customer. Since we have primary responsibility to fulfill the performance obligation, the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.

Flights along with the related costs of the flights are earned and recognized as revenue at the point in time in which the service is provided. We generally do not issue refunds for flights unless there is a failure to meet our service obligations. For roundtrip flights, revenue is recognized upon arrival at the destination for each flight segment.

Evaluation of Long-Lived Assets for Impairment

We evaluate our long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure the recoverability of the asset by comparing the carrying amount of such assets to the future undiscounted cash flows it expects the asset to generate. If we consider the asset to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. No impairment was deemed necessary at September 30, 2023 and 2022.

Equity-Based Compensation

The Company issues equity-based compensation awards to employees and consultants, including unrestricted and restricted stock grants per employment or consulting agreements, and stock options under the Company’s stock option plan. Equity-based compensation awards are measured on the date of grant based on the estimated fair value of the respective award and the resulting compensation expense is recognized over the required service period of the respective award. For performance-based awards such as restricted stock grants, the grant date fair value of the award is expensed over the vesting period when the performance condition is considered probable of being achieved.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see notes to our financial statements included herein.

BUSINESS

Our Mission

We are bringing the convenience of on-demand ride sharing from the street to the skies.

Overview

General

Flewber is a technology powered, private air transportation company. Founded in 2018, as a result of the incorporation of our wholly-owned subsidiary, Flewber Inc., in August 2018, our motto “Simply Private” encapsulates our belief that private air travel no longer needs to be a luxury reserved for only those with the means. Rather, our goal is to make private air travel a passenger-first manner of travel, which can and should be a more inclusive and accessible mode of transportation for a larger addressable market share, made possible through properly applied technology, use of more conveniently located existing infrastructure and operational efficiencies.

We believe that the functionality of local and regional air travel has significantly deteriorated over the past few years and that it no longer adequately serves the average air traveler. We believe that private air travel should be a simple, and affordable alternative that empowers the traveler with the on-demand freedom to choose. We believe that passengers are entitled to choose where they depart and land, as well as their preferred date and time of travel. Further, we believe that passengers highly value their time, and will consider alternative forms of air travel to an antiquated commercial airline network or other modes of transportation, if it will save them time.

We have made focused and substantial investments in support of our mission. For example, to continually launch new innovations on our platform, we have invested heavily in research and development. In 2018, we completed the strategic acquisition of Ponderosa Air, LLC (“Ponderosa Air”), which provided us with an FAA certified air-taxi operation. Since the acquisition of Ponderosa Air, we have made further investment in upgrading both management of our air-taxi operation, and expanding its FAA certificate authorities.

The Flewber App was originally launched in May of 2019 and offered consumers the ability to book individual seats on scheduled private flights operated by our subsidiary, Ponderosa Air. Our original geographic service area was comprised of regional airports in the greater tri-state area of New York, New Jersey and Connecticut and provided scheduled flights to and from localities such as Boston and Martha’s Vineyard. Today, our expanded current offerings no longer offer individual per seat bookings on scheduled private flights in the tri-state area, but rather, they give private air travelers both a traditional and technology driven means of booking their local, regional, and international flights, operated exclusively by third party air carriers, through our Flewber Luxe air charter brokerage division, and the Book, Bid and Share platform of the Flewber App, respectively, each of which was designed with the intention of putting the booking preferences of the passenger at the forefront. The technology driven Flewber App operates by using algorithms and data analytic engines specifically developed for the Flewber App in order to provide a more efficient and accurate booking process for private flights. Notwithstanding that our current Flewber App has been operational since May 2019, flights booked using the Flewber App to date have been minimal.

Our travelers are as diverse as our services and offerings. They generally represent all adult age groups and backgrounds and use our services to facilitate travel bookings for vacations, business functions, to shuttle children to and from college and universities, and attend sporting events. The typical Flewber traveler exhibits an overall zest for life and new experiences. Such traveler prefers a personal experience that starts with the booking process and carries on throughout the entirety of his or her trip. We work hard to provide each of our travelers with a personal experience uniquely tailored to his or her specific preferences every time they open the Flewber App or speak to a Flewber Luxe Aviation Specialist, as our most meaningful reward is the honor of their next air travel booking.

Booking Process Compared to Land-Based Ride Share Services

By the end of 2023, we plan to bring to private air travel a service somewhat similar to the convenience of on-demand ride sharing, which is now available to users to book car services by using an app on their phones. Under federal regulations on-demand operation means, among other things, any operations in which the departure time, departure location, and arrival location are specifically negotiated with the customer or the customer’s representative. We plan to do this by providing greater access to private air travel through the Flewber App and the services it currently provides, as well as additional services we are planning, in the near future, by means of our soon-to-be-launched Flewber Hops air-taxi service. Although we do not expect that our on-demand services will provide customers with a ride, or flight, in this case, within a matter of minutes, as provided by on-demand land-based ride share services, we believe that the Flewber App will provide travelers with an easy, user-friendly resource, accessible on their phones, to book local and regional air travel (i.e. flights of approximately one hour or less from approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States) on private flights operated by certified carriers and, in the case of the Flewber Hops, when available, our own air-taxi, using a booking process, which, in the case of our Flewber Hops air-taxi service, only, when it is fully operational will, we believe, in most cases, take no longer than two hours from the initiation of booking to boarding a private aircraft. The Flewber Hops will be available solely for booking flights on our own aircraft and will not provide customers the ability to book flights on third-party aircraft.

The amount of time it takes from booking to boarding a private flight will not be as fast as the amount of time it takes from booking a ride with a land-based ride share service to pick up, since the number of aircraft available that fly a flight leg required by a traveler is nowhere near the number of cars available in the vicinity of a rider booking a car from a land-based ride share service. Additionally, land-based ride share services are able to pick up a rider at the address where he or she is located and drop a rider off at a specific address. Travelers using the Flewber App or Flewber Hops, when it is fully operational, will need to travel to a regional airport to board a private flight, which, we believe, in most cases will be located near their location at the time of booking, and also will be closer than the nearest major airport providing commercial airline services, but will still require more travel time to board than is required for a land-based ride share pick up.

Booking Process Compared to Booking through Traditional Flight Brokers

The booking process on our Flewber Hops, when fully operational, and the Flewber App currently, and when relaunched by the end of 2023, is expected to be much more efficient than booking private flights through a traditional flight broker. Our Flewber Hops, when fully operational, will be fully automated, completely eliminating the need for human involvement, as flights will be booked only with our own air-taxi service, providing us with full logistical control over the booking process. The Flewber App currently, and when relaunched by the end of 2023, will minimize, but not completely eliminate, the need for human involvement, by providing customers with a substantially more automated process of booking flights than provided by a traditional flight broker, but which will also involve limited human interaction. This automated process, which is described below, because it minimizes human interaction, in the case of the Flewber App, or will completely eliminate human interaction, in the case of our Flewber Hops, when it is fully operational, makes the process quicker and more efficient than booking through a traditional flight broker.

Upon making a booking request using the Flewber App, the customer provides his or her credit card information for the price of the flight and allows us to pre-authorize this credit card payment until the booking is confirmed. This initial portion of the booking process is fully automated. Our employees then source the requested flight from third-party aircraft operators, including entering into an agreement with the applicable third-party aircraft operator to provide the flight to the customer. We then confirm the booking with the customer, at which time his or her credit card is charged. Thereafter, we have no further human interaction with the customer through the completion of his or her flight. The Flewber App never directly connects our customers with third-party aircraft operators nor will our Flewber Hops, when it is fully operational, since flights booked through our Flewber Hops will be limited to our own air-taxi service and will not involve the booking of flights operated by third-party aircraft operators.

Although we do not currently have nor do we expect to have full logistical control over the booking process initiated through our current Flewber App, and as relaunched, we still expect to have a reasonable amount of logistical control to be provided by algorithms and data analytical engines developed by us and programmed into the relaunched Flewber App, which, we believe, will allow us to analyze internally compiled information, such as seasonal aircraft availability, omni-directional wind adjustments to aircraft speed and greater access to runway data, to provide price quotes to our customers for their flight needs. Specifically, seasonal aircraft availability allows the Flewber App to identify peak and off-peak times and to more accurately reflect fluctuations in pricing and aircraft availability, which enables a quicker completion of the booking process. Aircraft speed plays a significant role in aircraft pricing, and wind plays a significant role in aircraft speed. Having this information coded into the Flewber App allows for more accurate pricing and a quicker and more efficient booking confirmation with our customers. Better runway data is critical to the suitability of aircraft choice and speeds up the sourcing processes, which also allows for a quicker and more efficient booking process. All of the foregoing information is derived entirely within the Flewber App and we do not require information from airports or any other sources. This logistical control that we refer to, throughout, is derived from the fact that all of the aforementioned information is generated solely through the technology of the Flewber App, entirely independent of any outside sources, which allows us to obtain more accurate price quotes and available flights for our customers.

Furthermore, we believe that, unlike other methods of booking private flights, including the Flewber App, currently, and as relaunched, the process for booking private flights on our Flewber Hops, when fully operational, will take no longer than two hours from the initiation of booking to boarding a private aircraft, since we will have full logistical control (i.e. gathering and validating a broad array of data points for sourcing of aircraft) over our own air-taxi service, with respect to the geographical size of our service regions, as well as the operational specifications of our aircraft and technology. While we also believe that the process for booking flights on the Flewber App, when relaunched, will be quicker and more efficient than the process required using traditional flight brokers, we cannot accurately estimate the average time from initiation of booking to boarding of a private aircraft using the Flewber App, since third-party aircraft operators are involved and we do not fully control the process.

Further, unlike land-based ride services which are normally priced based on availability, peak or off-peak pricing and the size and comfort of a car, pricing for booking flights operated by third-party aircraft operators on the Flewber App are normally determined by the type of aircraft, which is generally similar throughout the marketplace and the distance traveled. The coding of the Flewber App allows it to instantly calculate and return to the customer a flight cost based on the number of passengers, origin and destination airport distance, size and type, as well as third-party aircraft cost. Currently, this generally limits human interaction to the sourcing of aircraft known to be widely available. We do not bear any risk if prices available for flights from third-party aircraft operators are more than the price quotes provided to prospective customers, since we do not guarantee price quotes and the customer is not charged nor is any flight booked on a third-party operator aircraft, unless we confirm through the Flewber App, the booking request with the customer at that price and the customer agrees and converts the booking request to a booking confirmation. This means that flights are booked for a customer only if the customer agrees to the final price at booking. We will, of course, have more control over pricing of our own air-taxi service, which we expect to be from $199 to $699 per seat based on the distance of the flight booked.

Competing With Urban Air Mobility Services

Through the use of mission suitable conventional aircraft, including the Cirrus SF50 Vision Jet that we recently acquired, we believe that we will be able to compete directly with aircraft operators focused on entry into the nascent UAM market and RAM, each of which is a subset of AAM and is likely to consist of short-range electric-powered aircraft, using vertical take-off and landing, similar to an eVTOL and other aircraft using sustainable aviation fuel. See “Business — Recent Business Developments — Acquisition of Cirrus Aircraft.” The UAM market is an aviation industry term for on-demand and automated passenger or cargo-carrying air transportation services around cities and urban areas. The UAM, RAM, and AAM markets are each segmented by vehicle type, application, and geography. By vehicle type, the market is segmented into piloted and autonomous aircraft, and by application, the market is segmented into passenger transport and freighter.

Mission suitable conventional aircraft describes all currently available aircraft, with a cabin class that seats three to six passengers, that operate using conventional and, when more readily available, sustainable aviation fuel, and have capabilities that allow for safe operation to and from the approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States.

Although the UAM, RAM and AAM markets are expected to likely consist of short-range electric powered aircraft, these aircraft are only expected to have limited public use availability in the air mobility marketplaces by 2024 to 2026. We believe that the challenges to the wider availability of electric aircraft are hard to forecast as we believe that the manufacturing of these aircraft has too many unknown variables such as advancements in batteries, charging and charge acceptance technologies as well as possible unforeseen regulatory hurdles. By duplicating many of these services before they become readily available from aircraft operators in the UAM, RAM and AAM markets, using suitable conventional aircraft, we believe that we have the opportunity to be an early provider of these types of air flight services, and will be able to continue to compete with these aircraft operators at competitive rates, since our aircraft will also be capable of using sustainable aviation fuel, without any upgrades to the current fuel systems, when sustainable aviation fuel becomes more readily available on a less cost prohibitive basis, which, as reported in a December 2022 analysis by Rhodium Group on the Inflation Reduction Act of 2022, is not expected any time before 2027.

History of Our Business with Third-Party Aircraft Operators

Since our inception, we have contracted with 131 different third-party aircraft operators. During the nine months ended September 30, 2023 and 2022, we utilized 31 and 71 third-party aircraft operators, respectively, to provide flight services to our customers during these periods. During the years ended December 31, 2022, and 2021, we utilized 78 and 49 third-party aircraft operators, respectively. We have not had any capacity restraints, in the past, with respect to generating revenue because of the use of third-party aircraft operators and their aircraft. Currently we have no exclusive agreements with any third-party aircraft operator. Although we do not have any commitments, in writing or otherwise, with our third-party aircraft operators providing us with any assurances that we will have sufficient access to the aircraft we need to source flights for our customers, through our normal course of bookings with these third-party aircraft operators, we believe that they have been able to anticipate our needs for access to aircraft resulting in our being able to secure bookings, as needed. And while this has generally supported our growth in the past, there is no guarantee we will be able to continue securing these bookings on an as-needed basis or do so without incurring substantial additional costs. Increased use of private aircraft since the outbreak of the COVID-19 pandemic has added competitive pressure for access to aircraft, which may make it more difficult or costly for third-party aircraft operators to expand to meet our needs. If our third-party aircraft operators are unable or unwilling to add aircraft, or are only able to do so at significantly increased expense, or otherwise do not have capacity or desire to support our growth, or we are unable to add new operators on reasonable terms, or at all, our business and results of operations could be adversely affected. As the use of private aircraft continues to grow, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase, as may the cost of securing their services. To date, we have not taken any actions to secure exclusive agreements with any third-party aircraft operators nor have we actively pursued any other means of mitigating the risks of being unable to secure our requirements from third-party aircraft operators. If we are unable to secure our requirements from third-party aircraft operators or unable to satisfy such needs through the booking of flights on our own aircraft, this could have a material adverse effect on our business, financial condition, and results of operations.

Recent Business Developments

Formation of a New Subsidiary

On November 14, 2023, we formed a subsidiary, Vision FGAR 1, LLC, a Delaware limited liability company (“Vision FGAR 1”), in which we own a 99.99% equity interest, and one of our stockholders (the “Flewber Stockholder”) owns the remaining 0.01% equity interest. We formed Vision FGAR 1 to acquire a Cirrus SF50 Vision Jet (the “Cirrus Jet”) that we intend to use, in connection with our Flewber Hops air-taxi service. See “Business — Recent Business Developments — Acquisition of a Cirrus Jet.” In connection with the formation of Vision FGAR 1, we entered into an Operating Agreement with the Flewber Stockholder (the “ Vision FGAR 1 Operating Agreement”). The Vision FGAR 1 Operating Agreement provides that it is managed by one Manager, who initially is Marc Sellouk, our Chief Executive Officer. Mr. Sellouk may be removed as Manager, by holders of 80% of the voting power of Vision FGAR 1. There are two classes of membership interests, Class A Units and Class B Units. Except with respect to voting power, the Class A Units and the Class B Units generally have equal rights and privileges and vote together as one class, except as otherwise required by law. The Class A Units have three (3) votes per Class A Unit and the Class B Units have one (1) vote per Class B Unit. We own 1,000,000 Class A Units and the Flewber Stockholder owns 10 Class B Units. As a result, we generally control the vote on matters submitted to the members of Vision FGAR 1 for approval. The Vision FGAR 1 Operating Agreement provides that for each fiscal year 100% of losses are allocated to the holders of Class B Units and 100% of all profits are allocated to the holders of Class A Units. Distributions are at the discretion of the Manager, provided that if distributions are made during any year, the holders of the Class B Units are entitled to an aggregate distribution of $1.00 and the holders of the Class A Units are entitled to the remaining distributions. The Vision FGAR 1 Operating Agreement also contains certain “Drag-Along Rights,” “Tag-Along Rights” and a “Right of First Refusal” upon sales of Units by the members. Pursuant to the terms of a Securities Purchase Agreement between Vision FGAR 1 and the Flewber Stockholder, upon the full repayment of all principal and accrued interest on the Cirrus Financing Note (defined hereafter), Vision FGAR 1 has the right to repurchase the Flewber Stockholder’s entire interest in Vision FGAR 1 for $1.00.

Acquisition of a Cirrus Jet

The Cirrus Jet acquisition was completed in a series of transactions, commencing with the assignment by our Flewber subsidiary to Vision FGAR 1, on November 14, 2023, of all of Flewber’s rights in and to a Cirrus Certified Aircraft Purchase Agreement with Cirrus Aircraft, dated March 21, 2023, for the purchase of the Cirrus Jet, for a total purchase price of $3,317,874 (the “Aircraft Purchase Agreement”). The Aircraft Purchase Agreement was subsequently amended on April 9, 2023, April 17, 2023, June 14, 2023, June 21, 2023, August 9, 2023, September 26, 2023, October 13, 2023, and October 27, 2023, in each case to extend the closing date for the purchase of the Cirrus Jet. Prior to closing, Flewber had made deposits towards the purchase of the Cirrus Jet, totaling an aggregate of $300,000 (collectively, the “Deposit”), of which $250,000 of such Deposit was made as of September 30, 2023, and reported under “Deposits” on our September 30, 2023 consolidated balance sheet, and $50,000 was made on October 2, 2023, after the date of the interim unaudited consolidated financial statements included in this prospectus. On or around November 14, 2023, the Flewber Stockholder made a $2,800,000 loan to Vision FGAR 1 (the “Flewber Stockholder Loan”) to finance a substantial portion of the purchase price of the Cirrus Jet. We paid Cirrus Aircraft the remaining $217,874 due and payable for the Cirrus Jet from loans provided to us, by two additional stockholders of the Company (the “Additional Flewber Stockholders”) in such aggregate amount (the “Additional Flewber Stockholders Loans”). In connection with the Flewber Stockholder Loan, Vision FGAR 1 issued to the Flewber Stockholder a seven-year secured promissory note in the principal amount of $2,800,000 (the “Cirrus Financing Note”). The Cirrus Financing Note bears interest at a rate of 7% per year and is payable in equal monthly installments of principal and interest in the amount of $42,259.50 each, beginning on December 14, 2023, until paid, in full, and is secured by a security interest in the Cirrus Jet. We have the right to prepay the Cirrus Financing Note, in whole or in part, at any time, without penalty. In addition, we issued an unsecured promissory note to each of the Additional Flewber Stockholders, in an aggregate principal amount of $300,000, each of which bears interest at a rate of 12% per annum and is payable on January 15, 2024, or on the date of the closing of this offering, if sooner. Further, since the Cirrus Jet must be owned by an entity with the proper licensing, Vision FGAR 1 and our subsidiary, Ponderosa Air LLC, entered into a lease agreement on or around November 14, 2023, pursuant to which Ponderosa Air LLC is leasing the Cirrus Jet from Vision FGAR 1, rent free, for a period of seven years.

The Impact of COVID-19

In March of 2020, COVID-19 was declared a pandemic by the World Health Organization (“W.H.O.”). This pandemic declaration led to the implementation of significant and long lasting, government-imposed measures to prevent or reduce its spread, including travel restrictions. As a result of these measures being implemented, we planned for a subsequent decrease in demand for our services leading to a loss of revenue, which never occurred. To the contrary, our revenue and demand continued to increase based on what we believed was a consumer that viewed private aviation as a mode of transport that had fewer contact points with other travelers. This belief was confirmed by a study noted in a June 2020 article published in Aviation Week, which found that travelers who flew on private aircraft could reduce their potential touch points by as many as 680 per flight.

Throughout the remainder of 2020, we continued to focus our attention on customer safety as it pertained to the adherence to the evolving data driven guidance from the W.H.O. and U.S. Centers for Disease Control and Prevention (CDC) as well as planning for the eventual national launch of the Flewber App services.

By the beginning of 2021, we were still realizing an increased demand for our Flewber Luxe charter brokerage services. This overall increased demand for private flights was also noted in a January 2021 survey of subscribers to Jet Card Comparisons which cited the following from its respondents:

•        41% of new private fliers will continue to fly private post pandemic.

•        55% will fly private once in a while post pandemic.

•        Only 4% will stop flying private post pandemic.

Driven from our belief that COVID-19-related travel limitations had enhanced private air travel’s value proposition we executed the national expansion of services offered on the Flewber App with the addition of Flewber LX, long range jet service as well as the expansion of our Xpress service from one that previously only operated in the Northeast region. Later in 2021 we again expanded both Flewber App services to include all of North America and the Caribbean.

While the long-term impact of the COVID-19 pandemic is uncertain, we believe that beyond the new passengers who have already converted to flying private, the convenience and affordability of our technology driven model gives us a significant opportunity for growth by serving this expanding and yet still relatively underpenetrated addressable market that was conceived by the impact of the pandemic.

Our Products

Currently, Flewber Global connects air travelers to private aircraft of every cabin class via both technology driven (i.e. the Flewber App which operates by using algorithms and data analytic engines specifically developed for the Flewber App in order to provide a more efficient and accurate booking process for private flights) and traditional products.

The Book, Bid and Share platform of the Flewber App provides users with the ability to book flights directly, on an easy-to-use platform, without the added cost of a broker’s commission. For those who prefer booking flights through a more traditional air charter brokerage service, there is Flewber Luxe, which provides customers with concierge-type service, by allowing them to book flights with a live agent, rather than using the Flewber App.

The Flewber App

The Flewber App is free to download on the Apple App Store and Google Play, and there have been over 14,000 downloads of the Flewber App as of December 1, 2023, although flights booked using the Flewber App have been minimal through that date. Users of the Flewber App have access to two levels of services on the Flewber App’s “Book, Bid or Share” platform, as follows:

•        Flewber Xpress, which provides users with a convenient and cost-effective alternative to commercial airlines on regional routes throughout North America and the Caribbean; and

•        Flewber LX, which provides consumers access to traditional longer range private aircraft, where through our technology and partnerships with private aircraft owners, we are able to provide a high level of service which is provided to customers without charging any broker fees.

The Book, Bid or Share platform on the Flewber App also provides users with three options for scheduling on-demand private air travel (i.e. the booking of local and regional air travel (i.e. flights of approximately one hour or less from approximately 430 major airports and approximately 5,100 smaller and more conveniently located local and regional airports in the United States) on private flights operated by certified carriers in which the departure time, departure location, and arrival location are specifically negotiated with the customer or the customer’s representative, along with other conveniences in connection with private air travel, as follows:

•        Bid Feature — Unlike a typical auction, where bids are placed in higher dollar increments, the Bid feature of the Flewber App allows users to bid down the fares of flights offered on private aircraft. The Flewber App does this by connecting users to flights on private aircraft in our marketplace where the operators are flying either empty or repositioning legs and will accept fares at significantly lower fares as an acceptable alternative to flying routes with empty seats.

•        Share Feature — The share feature of the Flewber App allows users to crowd source their own flights by connecting them directly to their preferred social media application. By doing so, users can plan trips with friends, family members and colleagues and share the cost of a private flight among all passengers.

•        Bid and Share Features — The Bid and Share features are also designed to be used in tandem with each other so users can Bid and Share a flight to realize even greater savings.

The Book, Bid or Share platform on the Flewber App also provides users with the following benefits compared to booking flights through customary flight brokerage services:

•        Booking with No Brokerage Commission — The technology behind the Flewber App allows users to conveniently book private flights, during normal hours of operation, on flights operated by air carriers operating under an FAA Part 135 certificate for on-demand or commuter air service (an “FAA Part 135 Carrier”), without having to book through an air charter broker. As such, the user pays none of the costly brokerage commissions typically associated with flying private.

•        No Membership Fees — The Flewber App is free to download on the Apple App Store and Google Play, and, unlike many other services in the competitive marketplace which provide private air bookings, the Flewber App has no costly membership fees and is free to use.

•        No Origin or Destination Restrictions — Because the Flewber App not only allows access to booking for private air transportation at the approximately 430 airports used by commercial airlines, but also the 5,100 smaller local and regional airports used for general aviation flights, the Flewber App allows a significantly greater number of options for booking air travel and allows users to search for airports by the address of their final destination or point of interest. By doing so, the prospective air traveler is able to reduce travel time to and from major airports.

By the end of 2023, we plan to relaunch the Flewber App with additional features to facilitate the booking and enhanced user functionality and operational capabilities of the Flewber Hops, regional aerial ride share service. These features are being designed to be both intuitive, such as the ability to continually track aircraft location within each Flewber Hops region, and functionally familiar to current land-based ride share service applications, with such backend features such as digital cockpit logistical communications that will facilitate enroute passenger pick-up along with an ease of use that prospective customers have grown accustomed to with traditional ground-based ride share services.

We believe that our (i) our current services offered through our Book, Bid and Share platform on the Flewber App and (ii) those services which will be offered through our relaunched Flewber App and our soon-to-be-launched Flewber Hops air taxi service, currently have a functional familiarity to land-based ride share service applications, which we believe is apparent to users of our current services offered through our Book, Bid and Share platform on the Flewber App, and also will be apparent to users of our relaunched Flewber App and our soon-to-be-launched Flewber Hops air-taxi service. We further believe that these services currently do, and will, in the future, also differ from current land-based ride share applications as the Flewber App’s interface and design will need to interface with the unique requirements of air travel, such as displaying flight information, estimated time of arrival, and other relevant details. Other differences between the pending relaunched Flewber App and traditional land-based ride share apps will include but not be limited to the following:

•        Cost — Air taxi services are generally more expensive than land-based ride-sharing due to the higher operational costs involved in aviation. Users would likely encounter higher fares for air taxi rides compared to rides in cars.

•        Pick up and Scheduling — Unlike land-based ride share apps where rides are normally scheduled for one rider, a user of the Flewber App is not able to choose a specific pick up address, as with land-based ride share apps, but, instead needs to choose an airport for departure within a reasonable distance from his or her location and where a private flight is scheduled for a destination which works for the user. Similarly, choosing a destination using the Flewber App is unlike choosing a destination using land-based ride share apps, since a rider has the ability to choose a specific address using land-based ride share apps, while the user of the Flewber App is required to choose an airport near his or her destination where the flight he or she books is scheduled to land. Scheduling would also differ due to factors like weather conditions and air traffic control.

Flewber Luxe

Flewber Luxe is our traditional global air charter brokerage division and was started in 2019 as a means to generate revenue while developing our technology and solidifying strategic relationships.

The Flewber Luxe private aviation consumers are generally high-net-worth individuals who prefer a personal concierge style of service and the traditional way of communication via phone, email, or text to our dedicated team of Aviation Specialists at Flewber Luxe. Flewber Luxe connects its brand of consumer who seek the highest level of quality in global air travel to private aircraft of every cabin class and, through its complementary Flewber Touch concierge service, Flewber Luxe delivers to the consumer 24/7 VIP support in such areas as in-flight catering, recommending, and making restaurant reservations, arranging spa services, booking ground transportation, procuring tickets for special events, and attending to and assisting with the client’s guests to meet their complete travel and lifestyle needs.

On May 10, 2022, Flewber Luxe received the distinction of becoming, what was at that time, only the 11th air charter brokerage house to receive a certified ARG/US rating. ARG/US (Aviation Research Group, United States) is a safety-auditing firm relied upon by companies that manufacture, finance, operate, maintain, and market business jet charter aircraft. As a third-party safety auditor, ARG/US performs onsite safety audits for air charter brokers like Flewber Luxe. The ARG/US audit is a process and systems audit that verifies that the flight operation is managed, organized, and run consistent with industry best practices and reflects a clear commitment to safety. ARG/US examines each operator and broker for consistency in meeting its own objectives, as well as the applicable regulations and customer contract specifications. The purpose of the program is to provide air charter customers with greater in choosing an air charter broker, such as Flewber Luxe, for their travel needs. Some of the key issues considered include:

•        Adherence to applicable regulations

•        Appropriate insurance coverage is obtained and maintained

•        Fiscal responsibilities are being properly managed

Since its inception in 2019 and through 2022, Flewber Luxe’s user database has grown to over 600 usernames, resulting in 104 bookings, and revenue has consistently increased, year over year, with an 80% increase from 2020 to 2021 from $974,804 to $1,798,943, to a 150%+ increase from 2021 to 2022 from $1,798,943 to $4,269,100.

The Flewber Hops; Urban Air Mobility

Facilitated by our air-taxi and flown in our owned and operated aircraft, by the end of 2023, we plan to add a third level of service to the Flewber App, which will be called the Flewber Hops. The Flewber Hops is being designed to allow us to compete with the UAM market, as well as provide same day, on-demand service meant to fill, what we believe is a void of air carrier services in the local and regional markets which have become more and more underserved over the past few years. Our goal is to provide private air travel, through the Flewber Hops at prices that are accessible to middle-market fliers, who are currently priced out of market limited to high net worth fliers, with a price point between $199 and $699 per seat for local and regional flights, which we also believe will garner market share from rail and ride share services. The Flewber Hops will be available solely for booking flights on our own aircraft and will not provide users with the ability to book flights on third-party aircraft.

It is our intent that, upon our full commercial launch of the Flewber Hops, a prospective air traveler will be able to board a private Flewber Hops flight in as little as one hour after completing his or her booking process and in most cases no more than two hours, although there is not currently any assurance that the timing of this booking process will be achieved or maintained on a constant basis. We believe that the Flewber Hops will be able to expedite the booking process because it will focus on short-range regional flights, of one hour or less, meaning that aircraft will spend less time in the air and, therefore, be more available to pick up and transport air travelers from one location to another.

Additionally, the potential ability of the Flewber Hops to expand our reach to compete with aircraft operators in UAM market can provide us with an opportunity to generate additional revenue from a source that is currently virtually untapped. At such time that sustainable aviation fuel has become more readily available at a less prohibitive cost, eVTOLs and our competing short-range flights using sustainable aviation fuel could also result in a reduction in noise and carbon emissions from vehicles resulting in cleaner air and less noise in urban areas, a positive marketing tool to those who are environmentally conscious. The main technological challenge to the rapid growth of eVTOLs is the need for improvement of existing vehicles and battery technology, something we do not believe we face with the use of our suitable conventional aircraft for such short-range flights. We believe that the Flewber Hops will allow us to compete effectively with the UAM market at an early stage and achieve significant revenue growth, although there can be no assurance that we will be able to generate any significant revenue from these short-range flights or that, if we do, that we will be able to sustain such revenue.

Our Aircraft

We currently own and operate one six-seat Cessna 421CE twin engine aircraft, also known as the Golden Eagle, which was built in 1976, and purchased by us in 2019, and which now has expanded FAA certificated operating authorities.

The Cessna 421CE twin engine aircraft is pressurized to an altitude of approximately 30,000 feet. It is a single pilot certified aircraft with a 207 cubic foot cabin that includes a lavatory and has an additional 39 cubic feet of cargo space located in the nose and wings. With a typical cruising speed of about 210mph, the aircraft’s two sub-1000 hour engines were most recently overhauled in 2019 and burn approximately 40 gallons of fuel per hour. The Cessna 421CE twin engine aircraft has a maximum range of 1,487 nautical miles and an operational range of 350 to approximately 800 nautical miles depending on total payload. The pre-acquisition usage of the Cessna 421CE twin engine aircraft was as a regional FAA Part 135 charter aircraft which flew between approximately 150 and 250 hours per year out of its base of operation in Farmingdale New York to points as for north as Montreal and as far south as North Carolina. Post-acquisition the Cessna 421CE twin engine aircraft flew nominal charters for us in the same region. Over the last 18 months, the Cessna 421CE twin engine aircraft has been used primarily for pilot training and corporate flights for internal use only, and for which we have not generated any revenue, to date, while we have been upgrading our FAA certifications and our air-taxi management staff.

In November 2023, we also acquired a Cirrus Jet which includes one year and/or 150 hours of maintenance. See “Business — Recent Business Developments — Acquisition of a Cirrus Jet.” We also plan to acquire a second Cirrus SF50 Vision Jet sometime in the future, at such time as management determines best supports our plan of operations. The Cirrus Jet was manufactured in 2020. We believe that the addition of the Cirrus Jet will further increase our capability of providing air-taxi services at the time we have launched the Flewber Hops on a commercial basis.

We also plan to use approximately $2.0 million of the net proceeds of this offering to finance the acquisition of two additional aircraft for use in connection with our air-taxi services to support the Flewber Hops. We have not yet identified either of these two additional aircraft, but currently expect to add both of them to our air-taxi fleet in 2024, although there is no assurance that we will be able to complete these acquisitions by that time. We believe that adding these two additional aircraft will even further increase our capability of providing air-taxi services to support the Flewber Hops.

The Cirrus SF50 Vision Jet is a single engine V-tail aircraft in the light jet category of aircraft, which was awarded the 2017 Robert J. Collier Trophy as the world’s first single engine personal jet with a Cirrus Airframe Parachute System. The Robert J. Collier Trophy is awarded by a committee that includes 25 industry leaders and is awarded annually to recognize “the greatest achievement in aeronautics or astronautics in America, with respect to improving the performance, efficiency, and safety of air or space vehicles, the value of which has been thoroughly demonstrated by actual use during the preceding year.” The Cirrus SF50 Vision Jet seats seven passengers, is the largest cabin in its light jet class, has an average cruising speed of about 300 miles per hour, and short runway specifications that allow it to take off and land at most of the approximately 5,530 major, regional and local airports in the U.S. The foregoing specifications, along with the advanced safety features such as its Cirrus Airframe Parachute System and push button autonomous landing feature, as well as its low cost of operation, we believe, make the Cirrus SF50Vision Jet a highly suitable aircraft for use with the Flewber Hops on both local and regional routes.

Third-Party Aircraft Operators

While our subsidiary, Ponderosa Air, prior to our acquiring it in 2019, provided nominal direct flight services, all of our business currently involves selling flights to our customers through other aircraft operators, which we contract with on an individual flight basis. The pricing and availability of third-party aircraft are determined in different ways that are dependent on how they were booked by our customers. For our Flewber Luxe bookings, pricing and aircraft availability are negotiated and sourced through direct contact with third-party aircraft operators on an individual flight basis. This direct contact also allows for easier facilitation of any specific added value services, such as, but not limited to, catering and or ground transportation. Conversely, the Flewber App provides users with fixed pricing and specific aircraft class availability timeframes through internally developed technologies and workflows. These flights are operated through the utilization of a finite number of certificated third-party aircraft operators. We do not have any commitments, in writing or otherwise, with third-party aircraft operators, as all flights are booked on an as-available basis. Our third-party aircraft operators generally have the ability to cancel, delay or terminate any flight for any reason without liability or compensation to us.

Until we launch our Flewber Hops and begin generating any significant revenue from flights on our own aircraft, provided through our air-taxi service, we will be wholly reliant on the services of third-party aircraft operators for the generation of substantially all of our revenue. To date, we have not taken any actions to secure exclusive agreements with any third-party aircraft operators nor have we actively pursued any other means of mitigating the risks of being unable to secure our requirements from third-party aircraft operators. As a result, we face the risk that any of our third-party aircraft operators may not fulfill their contracts and deliver their services on a timely basis, or at all. We have experienced, and may in the future experience, operational complications with our third-party aircraft operators. The ability of our third-party aircraft operators to effectively satisfy our requirements could also be impacted by any such third-party aircraft operators financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the COVID-19 outbreak, or other events.

Flewber Hops — The Next Generation of Air Travel Convenience

To further our mission and advance our belief that passenger air travel should be reimagined as a more affordable, convenient, and inclusive means of transportation, we are planning the launch of the Flewber Hops by the end of 2023, which, we believe, will be a revolutionary service for the private air travel industry, and will be offered directly from the Flewber App.

We have designed the Flewber Hops to be an aerial transit system, booked, and routed by the passenger through the Flewber App. Facilitated by our air-taxi, the Flewber Hops will imitate in the sky, what ride share services provide on the street; an on-demand point-to-point local to regional air transportation service that will utilize existing major, regional, and local airport infrastructure to shuttle passengers quickly and conveniently to their desired destination airport of choice.

The Flewber Hops will feature our 4-passenger Hops aircraft with fares that are expected to start at $199 per seat for flights that range from about 15 minutes to a maximum of 1 hour in length and cover geographical distances of between about 30 to 300 miles. We believe that Flewber Hops’ competitive pricing and convenience will not only be able to garner market share from regional commercial airline routes but also from traditional land-based ride share services and inter-city rail lines in many major metropolitan areas, the latter for Hops’ convenience and time savings. As an example, our research data indicates that for trips in excess of 25 miles in major cities such as New York, Los Angeles, Miami, and Chicago, in many cases, a traveler could fly in a Flewber Hops, from the local or regional airport nearest their home, to their closest major airport, many of which are the planned sites of future Flewber Hops Gateway Terminals, for less than the cost of a traditional ride share service and arrive there in a fraction of the time. As such, we believe Flewber Hops has the potential to extricate a large addressable market share from traditional plane, train, and automobile modes of transportation services, both locally and between major cities in each Flewber Hops region.

Industry and Market Opportunity

We view the domestic passenger aviation industry as an industry in crisis and conflict. Supported by the data cited in a press release, dated November 10, 2022, issued by the Regional Airline Association, an association that represents airlines that provide 43% of the scheduled passenger flights in the United States (“RAA”), we believe that commercial airlines are continuing to reduce available seat capacity on regional routes and as such are raising prices to the consumer due to a self-imposed lack of supply. This data from RAA reported that commercial airlines reduced the availability of seats on regional flights significantly, between 2019 and 2022, and further provided the following:

•        In 2022, 324, or 76% of U.S. airports have lost flights compared to the same period in 2019. With the average loss being 31% of flights.

•        257 airports lost 10% of their flights.

•        161 airports lost 25% of their flights.

•        112 airports lost 33% of their flights.

•        60 regional airports have lost 50% of their flights.

•        14 regional airports have lost all scheduled commercial passenger air service.

Although the RAA attributes these current reductions in regional services to a pilot shortage, data indicates that regional air carriers have seen a reduction in yearly departures from 5.14 million in 2007 to 3.81 million in 2019, prior to the current pilot shortage.

Further, according to a March 2022 report from the U.S. General Accountability Office as well as a 2020 economic impact report from the FAA:

•        Communities of all sizes seek access to air service as a driver for attracting investment, generating employment and providing mobility for citizens.

•        Small communities in particular can obtain economic benefits from connection to the global air transportation network. For instance, direct service to a mainline airline’s hub can provide one-stop access to hundreds of additional destinations around the globe.

•        Service to a mainline airline’s hub can provide one-stop access to hundreds of additional destinations around the globe.

•        According to the FAA, aviation is important to economic performance because it supports economic output, attracts business and tourism, supports local economic development, and helps retain jobs that might otherwise be relocated elsewhere.

We believe that based on the above data points as well as the considerable capital and time that we have invested into extensive research and development of the Flewber Hops and enhancements to the Flewber App, that the Flewber Hops can capture a large segment of the addressable local and regional market share now controlled by commercial airlines as well as certain rail and ride share sectors. Below is a brief summarization of our research:

•        Conducting thousands of booking scenarios among users, within the Flewber App, in order to determine the optimal size of an operational region, and to provide us with information which, we believe, is relevant to the functioning of the Flewber Hops as a same day, on-demand product that can be booked in real time.

•        Cockpit communication technology allowing pilots to interact in real time with user bookings via application notification and other methods, such as satellite linked communications and SMS texting.

•        An upgraded user experience and interface to bring an enhanced familiarity to what the user has grown accustomed to with land-based ride share service applications.

•        Running a statistical analysis on several aircraft, including several models of the Beechcraft King Air and Pilatus PC series of turbo-prop aircraft in order to determine the viability of the Flewber Hops when using with aircraft that we may consider acquiring in the future.

•        Safety analysis which included Airworthiness Directives (“AD”) and Special Airworthiness Information Bulletins (“SAIB”) from the FAA.

•        Hundreds of computerized test flight scenarios were run considering various airports, runway dimensions and weather conditions as well as crowd sourced booking scenarios.

A November 1, 2022 analysis from Smartasset reviewed data from the Bureau of Transportation Statistics that shows that from the first to second quarter of 2022, the average cost of a domestic flight in the U.S. increased by nearly 21% from $328 to $397. Additionally, passengers can expect to pay more than $500 on average at three airports. Dane County Regional (MSN) — which serves Madison, Wisconsin — has the highest average fare of $526. Washington Dulles International Airport (IAD) and Birmingham-Shuttlesworth International Airport (BHM) follow closely behind with average airfares of $526 and $503, respectively.

While conversely, an April 2022 UAM market synopsis from Emergen Research cites that the market size as reported by UAM reached $3.10 billion in 2021 and is forecasted to have a CAGR (Compounded Annual Growth Rate) of 13.8% despite the headwinds caused by the scarcity of high-powered light weight lithium-ion batteries, the infrastructure requirements to set up the charging stations for these batteries and the fact that the majority of aircraft manufacturers are still in the development phase, leaving only a few players to deploy their aircraft for intra city transportation.

The UAM market is an aviation industry term for on-demand and automated passenger or cargo-carrying air transportation services around cities and urban areas. The UAM market is segmented by vehicle type, application, and geography. By vehicle type, the market is segmented into piloted and autonomous aircraft, and by application, the market is segmented into passenger transport and freighter.

We believe that the commonality inherent to both of these data sets is the continued abandonment of regional flyers and the regional air travel market share. The chart below is based on data from the June 28, 2022 FAA Aerospace Forecast Fiscal Years 2021-2041 and shows that enplanements for U.S. regional carriers is still at a 16-year low, which we believe supports our conclusion.

We believe that the hybrid makeup of the Flewber Hops, which we define as its capability to provide a lower cost option to booking on-demand private air transportation and accessibility to air travel using suitable conventional aircraft that run on both conventional fuel and sustainable aviation fuel (i.e. fuel that is derived from non-fossil sources or feedstock and generates significantly reduced CO2 emissions), will provide us with an advantage over aircraft operators operating in the UAM market using electric-powered eVTOLs, or other aircraft which are powered by sustainable aviation fuel and are more environmentally friendly, in both the local and regional marketplaces, along with the same day, on-demand booking technology of the Flewber App, which operates similar to those of land-based ride share services, by giving us the opportunity to garner significant market share from both the UAM market and regional commercial airlines regional sectors.

Further, we believe that growth opportunities exist in the global sector, especially in the European marketplace where a February 16, 2020 data snapshot released by Eurocontrol cited that 31% of all commercial European flights were considered short haul, defined as flights on under 500 kilometers or 310 miles. We also believe that opportunities for private flight operators will increase as a result of a ban currently imposed by France on domestic commercial flights and Austria, which has begun enacting similar policies. Other European lawmakers like Spain, Germany, and nations throughout Scandinavia are also considering similar legislation banning short-haul commercial flights. Additionally, the European Union is also considering assessing a tax on both commercial and private short-haul flights in order to address the environmental damage caused by such flights, with exemptions provided for aircraft using sustainable aviation fuel (i.e. fuel that is derived from non-fossil sources or feedstock and generates significantly reduced CO2 emissions). Because the Cirrus SF50 Vision Jet that we recently purchased will be fully compliant with the sustainable aviation fuel requirements of the European Union, we do not believe that we would be assessed any fuel tax by the European Union, which we also believe will benefit us because of the lower costs we would be required to pass on to our customers to pay those taxes. See “Business – Environmental.”

Private Aviation Trends

We believe that unlike in the past, many aviation consumers no longer view private aviation as a domain reserved for wealthy and elite travelers.

An October 14, 2022 article in the global aviation digital news platform, AeroTime, cites both McKinsey and the World Bank as two sources that view the current trend of the democratizing of private aviation as one that they see continuing through 2023 and beyond, with the World Bank projecting “that the growing population of middle-income economies may hasten the democratization process and increase the consumption of private air travel services at a faster rate than any other factor” and McKinsey observing “that the explosive growth and expansion of the middle classes in many countries, including Western Europe, Intra-Western Europe, China, and the US, may trigger sweeping economic changes and social transformation — a fundamental market change that may hasten the democratization of private flying.”

Fortune Business Insights, in an April 2022 private aviation industry trends analysis, views the global business jet market as one that is projected to grow from $29.03 billion in 2022 to $38.34 billion in 2029 and further stated that “the on-demand service segment is anticipated to dominate this market during the forecasted period.”

With the U.S. cited as making up $9.23 billion of the current $29.03 billion industry, we view these trends as foretelling of the potential scope and size of the addressable market share for our services, particularly, the Flewber Hops.

Operating Subsidiaries

Flewber Global Inc. is the parent company of three operating subsidiaries, Flewber Inc., a New York corporation, Ponderosa Air LLC, a New York limited liability company, and our air-taxi operator, and Vision FGAR 1, LLC, a Delaware limited liability company in which we own a 99.99% equity interest. Flewber Global Inc. is a holding company and conducts all of its operations through its three subsidiaries. All aspects of our business relating to bookings through the Flewber App and Flewber Luxe are conducted by our subsidiary Flewber Inc.

Our wholly-owned subsidiary, Ponderosa Air LLC, is FAA Part 135 air-taxi operator, granting it the authority to operate on-demand, unscheduled air service. Our subsidiary, Ponderosa Air, facilitates all of our air-taxi flights on Flewber operated aircraft, but does not generate any revenue through sales.

Our subsidiary, Vision FGAR 1, LLC, was formed on November 14, 2023, in which we own 99.99% equity interest, with the remaining 0.01% interest being owned by one of our stockholders. See “Business — Recent Business Developments — Formation of a New Subsidiary.”

Revenue

Flewber generates revenue through the sale of air travel services. Our fliers purchase and manage reservations in two ways; some may use the no brokerage commission Book, Bid and Share platform on the Flewber App, while others, willing to pay a premium price, may choose to call, email, or text our dedicated team of Aviation Specialists at Flewber Luxe. We accept payments via credit card on the Flewber App and fliers pay via credit card, wire, check or customer credits on Flewber Luxe, and generally, we collect payments in advance of performing the related services. We also generate revenue from ancillary charges for items such as ground transportation services, and catering. Customers who book using the Flewber App pay, on average, $13,600 per booking. Those customers who opt for the more premium service provided through Flewber Luxe pay, on average, $41,000 per booking. During the nine months ended September 30, 2023 and the years ended December 31, 2022 and 2021, substantially all of our revenue was generated from bookings using our Flewber Luxe service. For the nine months ended September 30, 2023, we did not generate any revenue on the Flewber App. For the years ended December 31, 2022 and 2021, we generated revenue of $40,800 and $0, respectively, with respect to bookings made directly on the Flewber App. For the nine months ended September 30, 2023 and 2022, we generated revenue of $2,080,747 and $3,425,449, respectively, with respect to Flewber Luxe. For the years ended December 31, 2022 and 2021, we generated revenue of $4,228,300 and $1,798,943, respectively, with respect to Flewber Luxe. We do not currently generate revenue directly from flights provided by our air-taxi service, as we have been in the process of upgrading our management staff and the FAA certifications required to operate our air-taxi service. As a result, all of our revenue has been generated by the booking of flights through Flewber Luxe and the Flewber App on the aircraft of third-party aircraft operators, who facilitated these flights.

Cost of Revenue

Currently, our cost of revenue consists principally of flight costs paid to operators of aircraft and landing fees, which, on average, is equal to approximately the cost of air travel services sold by us.

Booking Terms; Cancellations – Refund Policy

All customer bookings are subject to acceptance by us and we expressly reserve the right to accept or reject any reservation requests for any reason, or for no reason whatsoever. Upon acceptance of a booking, we provide the customer with a charter itinerary, including the confirmation number, the estimated price for such booking, the date(s) and departure time of travel, flight segments arranged on the customer’s behalf, aircraft type and other specific booking requests made by the customer (the “Charter Itinerary”). The customer is required to sign and return a copy of the Charter Itinerary confirming its acceptance of the Charter Itinerary and our standard terms and conditions. If a deviation from the original itinerary including, without limitation, any changes in the flights booked by a customer, is requested by a customer and agreed to by us, or if any such deviation is caused or necessitated by such customer’s actions, then the amount owed by such customer to us may differ from the original cost estimate. The customer is required to pay any and all charges associated with such deviations from the original cost estimate and/or Charter Itinerary. Customers are required to pay, in addition to the direct fees quoted for flights: (i) all applicable taxes; (ii) fuel surcharges; (iii) costs of overflight permits; (iv) landing charges; (v) catering costs; (v) costs for any ground transportation; (vi) costs for flight phone and Wi-Fi; (vii) customs fees, if applicable; (viii) crew trip expenses; and (ix) related out-of-pocket expenses. Any changes in the Charter Itinerary normally results in an adjustment in the total amount payable by the customer.

The full amount of all fees and costs payable by a customer is due and payable at the time of booking for (i) all flights booked for one-way travel; (ii) flights to multiple cities (“Multi-Leg Flights”), where all flights occur during the same calendar day; (iii) roundtrip flights booked, during the months of December and January, or within seven days before or after Presidents’ Day, Easter Sunday, Passover, Memorial Day, Fourth of July, Labor Day, Thanksgiving or the Super Bowl (collectively referred to hereafter as “Peak Travel Days”); and (iv) all other flights departing within two days of booking. Payment for all other flights is due and payable within three days after booking.

Subject to the terms set forth in the immediately following sentence, customers are entitled to a full refund if roundtrip flight bookings are cancelled more than five days of the scheduled departure date of domestic roundtrip flights, or more than seven days of the scheduled departure date of international roundtrip flights. Cancellations of roundtrip bookings made within five days of the scheduled departure date of domestic flights, or within seven days of the scheduled departure date of international flights are non-refundable. Where a customer books Multi-Leg Flights, without a roundtrip booking, and all flights occur during the same calendar day, those bookings are non-refundable. Multi-Leg Flights scheduled over more than one calendar day must be cancelled more than seven days before the scheduled departure date of the first of such Multi-Leg Flights in order to receive a full refund. Cancellations of Multi-Leg Flights over more than one calendar day that are cancelled within seven days of the first of such Multi-Leg Flights are non-refundable. Notwithstanding the foregoing, all roundtrip flights booked on Peak Travel Days, as well as all flights booked for one-way travel are non-refundable upon booking. Where a customer is a “no-show” that is treated as a cancellation and is not refundable. Notwithstanding our cancellation policy, in the event that we are able to obtain a refund of a customer’s fare from the applicable third-party aircraft operator, we will refund that amount to the customer.

Profits

Each of our existing air travel services generate profits on a “cost-plus” basis. The percentage we charge to our customers over our “cost of revenue” will fluctuate from period to period based on our assessment of what percentage to charge over our costs to maintain our customer relationships and to remain competitive with other private aviation service providers. In 2022, during the three months ended March 31, 2023, and during the three months ended September 30, 2023, we decreased the percentage we charge over our “cost of revenue” compared to prior comparative periods, to remain competitive with other private aviation services providers. This led to a decrease in our margins for the year ended December 31, 2022, compared to the year ended December 31, 2021, a further reduction in margins during the three months ended March 31, 2023, compared to the three months ended March 31, 2022, and a further reduction in margins during the three months ended September 30, 2023, compared to the three months ended September 30, 2022. We do not expect a further degradation in margins for the three months ended December 31, 2023 based on our assessment that the market for private aviation services is currently increasing and, therefore, we will no longer need to continue to decrease our margins below current levels to maintain our customer relationships and to remain competitive with other private aviation service providers. Our expectation is that margins for the three months ended December 31, 2023, will be at or above our margins from the three months ended September 30, 2023. We are expecting our margins for at least the remainder of 2023 and the future to remain similar to our margin for the nine months ended September 30, 2023. For the three months ended September 30, 2023 and 2022, we generated revenue of $937,718 and $969,727, respectively, with respect to Flewber Luxe and no revenue from the Flewber App. For the three months ended September 30, 2023 and 2022, cost of revenue, relating to bookings through Flewber Luxe, were $774,625 and $738,199, respectively. Net loss for the three months ended September 30, 2023 and 2022 were $552,969 and $367,506, respectively. For the nine months ended September 30, 2023 and 2022, we generated revenue of $2,080,747 and $3,425,449, respectively, with respect to Flewber Luxe and no revenue from the Flewber App. For the nine months ended September 30, 2023 and 2022, cost of revenue, relating to bookings through Flewber Luxe, were $1,697,757 and $2,716,376, respectively. Net loss for the nine months ended September 30, 2023 and 2022 were

$1,521,868 and $1,824,876, respectively. For the years ended December 31, 2022 and 2021, cost of revenue, relating to bookings made directly on the Flewber App, were $38,000 and $0, respectively. For the years ended December 31, 2022 and 2021, cost of revenue, relating to bookings through Flewber Luxe, were $3,402,601 and $1,389,742, respectively. Net loss for the years ended December 31, 2022 and 2021 were $2,425,769 and $2,011,887, respectively.

In general, gross profits were less during the nine months ended September 30, 2023, compared to the same period in 2022, directly as a result of a 39% reduction in revenue between those two periods, mostly attributable to a decrease in demand for our private aviation services during the nine months ended September 30, 2023. However, net loss improved during the nine months ended September 30, 2023, compared to the same period in 2022, primarily due to lower general and administrative costs in the nine months ended September 30, 2023. If we are able to maintain the same margins for the remainder of 2023, any increase in demand for our private aviation services, resulting in an increase in revenue, would result in an increase in gross profits for the remainder of the year. In addition, if we are able to maintain general and administrative costs at a similar level to the nine months ended September 30, 2023, our net loss should also continue to improve. No assurances can be given that we will be able to successfully achieve these results.

We believe that building a strong brand is about building lasting relationships with both our customers as well as our third-party aircraft providers, and we continue to invest significant time and effort to foster and maintain strong relationships with both third-party aircraft operators and our customers. We believe that it is through these relationships that approximately 60% of our Flewber Luxe bookings from January 1, 2022 through May 31, 2023 were repeat bookings by returning customers and that we are generally able to negotiate lower fares from third-party aircraft operators than our competitors fares, for Flewber Luxe bookings, while still growing profits. Additionally, the coding of the Flewber App allows for the removal of many of the redundant human processes that would normally exist when securing a confirmed aircraft booking for our Flewber travelers. As a simple example of one such redundant human process, every private flight booked through a traditional private air charter brokerage business requires that a flight itinerary be generated and sent to the traveler. These itineraries generally go through several changes during the time between booking and departure and each one of these changes requires human interaction by the brokerage business employee. The Flewber App eliminates much of this human interaction as most changes are generally made by the traveler, using the Flewber App, which is programmed to automatically generate new documents noting each change that the customer has made, as such, our administrative cost of revenue is lower per booking placed using the Flewber App which we believe allows us to pass through a percentage of these savings to the Flewber App booked travelers, while increasing profitability through the use of the Flewber App’s Book, Bid and Share platform.

Profits for the Flewber Hops will be generated through the sale of individual seats on our owned private aircraft. All Flewber Hops aircraft will be operated by our subsidiary, Ponderosa Air, in specifically designated regions, the first of which will be based in the New York metropolitan area of Farmingdale, Long Island and cover a geographic radius that includes such cities as Boston, Philadelphia, and Washington DC, to name a few. Operationally, the Flewber Hops is being designed to have the capabilities to facilitate flights from 15 minutes to no more than 1 hour between travel points located within each region, the longest of which will cover a distance of approximately 300 miles. This specific operational design of the Flewber Hops service is meant to ensure that generally a traveler who books same day travel on the Flewber Hops will not have to wait longer than two hours from time of booking to departure and that if needed, a Flewber Hops aircraft with available seating, will be able to stop enroute to pick up additional passengers with matching or geographically similar destinations. The distance of each flight will be the determinative factor of per seat fares and further, we believe that the use of our owned and operated fleet will allow for a higher level of control over capacity availability, flyer experience and branding.

Our Strengths

We believe the following competitive strengths have and will continue to be important to the success of our business and will help position us for future growth.

Our Technology

Technology and data science are at the core of our operations and strategic decision making. We have assembled a team of engineers, designers, and product managers whose expertise spans a broad range of technical areas to build our data driven technology to support our marketplace application and the day-to-day operations of our business. In addition to our technology, we use third-party cloud computing services to allow us to scale our services quickly and efficiently without incurring significant additional costs.

Flewber Global’s free to use “Book, Bid and Share” platform, which is accessible on the Flewber App, supports all aspects of our same day on-demand sales to prospective air travelers. Users can explore routes, book flights, bid on empty legs and quickly crowdsource flights to share on social media using the Flewber App. The Flewber App collects information to analyze passenger usage and travel patterns and provides us with real-time insights that inform, among other things, areas of potential route demand, pricing and flier preferences.

Our technology can facilitate multiple flights and user requests in real-time across multiple geographic regions, routes, and time zones. Our platform combines an order management system, administrative portal, sales portal, bid processing workflows, automated aircraft route calculations and accounting system into a simple to use consumer facing platform. The Flewber App also sends real time alerts to users allowing them to easily accept, reject or change flight details in real time in order to eliminate issues before they arise.

Our Air-Taxi

We believe that our subsidiary, Ponderosa Air, which we acquired in 2019, and currently operates our one six-seat Cessna 421 CE twin engine aircraft, will give us distinct strategic, operational, and capacity control advantages. Since acquiring Ponderosa Air, we have made significant upgrades in Ponderosa Air’s FAA Part 119 management department personnel, and expanded its FAA operating certificate authorities, which has allowed us a greater scope of operation and a greater choice of the types of aircraft we can utilize for our air-taxi services. All of this reduces the limitations on the types of aircraft that Ponderosa Air can operate and, as such, we believe allows for greater operational scalability.

We believe that in addition to control over our capacity and scalability, owning our own air-taxi will also allow us to maximize brand experiences. Further, it is this brand experience and interaction with the consumer that we believe will build a sense of familiarity, trust, and loyalty with those that fly with us. As such, we believe that owning our own air-taxi will allow the Flewber Hops experience to be one that goes beyond simply providing the standard boarding and flight experience.

Sales and Account Management

We have developed a sales organization that we believe allows us to capitalize on lead generation efforts and customer acquisition channels of our business. Our sales organization includes the following areas of focus:

Sales Operation

We define sales operations as the business activities or processes which help efficiently support our business strategies and objectives. We break these strategies and objective into 4 categories which include:

•        Strategy:    this includes analysis of performance and making and implementing new incentive programs.

•        Operations:    this includes onboarding and recruitment along with maintenance of communication channels, collaboration, and management of the available contracts

•        Processes:    this includes adoption and implementation of appropriate metrics and KPIs, mentoring, coaching as well as optimization of all the workflows and relevant sales activities.

•        Technology:    this includes the fusion of software with sales techniques.

Centralized Inside Sales

Our centralized sales department, located at our Flewber Global headquarters reports directly to our Executive Vice President of Sales who has full responsibility for recruiting, selecting, training, supervising, motivating, controlling, and evaluating the sales force. Through a learned understanding of customer needs and requirement, our private aviation specialist have a core focus of sourcing new sales opportunities through inbound lead follow-up and outbound cold calls and emails while maintaining a consultative relationship with existing customer, meant to develop long term personal relationships and open dialogue with customers.

Use of Existing Infrastructure

Written in the code of our application are the geocoordinates of each of the usable over 5,530 existing airports in North America and the Caribbean as well as geo-tracking of user location. We believe that our model of using this existing airport infrastructure allows us to provide immediate convenience and value to the flier and eliminates the time, bureaucracy and capital expenditure requirements of new infrastructure projects required by other air travel models.

Marketing

Like many industries, the travel industry has been buoyed by a rise in digital marketing, both free and paid. We utilize targeted, digital marketing to reach new customers and drive awareness. Moreover, our marketing strategy utilizes a variety of media channels, with a focus on both attracting new customers and retaining existing ones. Our strategy marries digital marketing with targeted social media outreach as well as earned media placements in industry publications and guerrilla marketing events. We strive to continually use each of these channels to cohesively orchestrate and extol the benefits of Flewber Global’s products and services to the flyer.

Flewber 1 Guerrilla Marketing — Flewber 1 is the name that we have given to the salvaged and refurbished front 27-foot section of the 1989, black Gulfstream G IV, N269HM, formerly belonging to Hustler and Flynt publications owner, Larry Flynt. Now affixed with a chassis and wheels, Flewber 1 is a 27-foot mobile trailer studio that has made its way up the east coast from Florida to the streets of New York and its surrounding areas. With the word “HUSTLER” still in gold lettering to the left of the door of the aircraft, Flewber 1, through its use in pop-up guerrilla marketing events, has helped drive up Key Performance Indicators (KPIs), that are monitored to measure progress toward achieving set marketing, web traffic and social media goals used to raise brand awareness. We also plan to use Flewber 1 as a studio for scheduled Flewber podcasts, where our CEO, Marc Sellouk, will have 15-to-30-minute conversations with brand ambassadors and varying personalities from entertainment, sports, industry, and media alike, to bring the Flewber message to the public.

Experienced Management Team

We are led by an experienced management team and key employees with a depth of knowledge in business operations, technology, and corporate development. Our management team has successfully grown our business through a combination of orchestrated technology, network, and product expansions. In addition, our management team has significant prior experience in global logistics and consumer relations.

Our Strategy

Our business model was developed to be scalable and profitable by first building brand recognition and market share among the high-net-worth demographic located in strategic population centers across the United States with our Flewber Luxe brokerage division while focusing on growing our offerings with our Flewber Hops model to a broader market share.

We believe that our strengths today position us well to deploy our Flewber Hops product, first, in the Northeast to Mid-Atlantic region, which will encompass major population centers such as New York City, Boston, Washington DC, Philadelphia and Baltimore, where we believe it will be profitable and, ultimately, expand the total addressable market given the lower costs, pro-consumer flexibility, ease of use and convenience it brings with it.

Included in our strategy will be key acquisitions, such as the recent purchase of a Cirrus SF50 aircraft, which we believe will afford us certain synergies such as:

•        Guaranteed capacity.

•        Operational control and flexibility.

•        More direct impact on customer service.

•        Maintenance efficiencies.

•        Greater control of regulatory adherence.

•        Brand recognition.

•        Pricing control.

•        Better scalability.

Following its initial launch and subsequent further increase of our air-taxi’s fleet size, the Flewber Hops will be deployed to more select regions throughout the United States, which will be chosen for their proximity to major cities as well as business and industry sectors such as Florida, Texas, and California, and will be driven by user demand.

These population centers generally tend to have sizable affluent populations that place significant value on their time, as well as several middle to upper middle class suburban areas that we believe have large addressable markets for our services which are primarily growing areas where people have migrated to in order to escape urban life and take advantage of post pandemic work from home norms. Our estimates of total addressable markets are based on third-party research that considered publicly available transportation data for historical passenger trips using any form of transportation, public or private. We believe that these estimates reflect substantial demand for a local and regional air travel service in the target markets. Based on these estimates, as well as income data, we believe there is a significant market opportunity for the Flewber Hops to satisfy a sizable portion of this demand.

Pursue Strategic Partnerships

As provided in a September 2, 2022, post COVID-19 U.S. travel and tourism release from the World Travel and Tourism Council (WTTC), the WTTC forecasted current U.S. domestic travel & tourism spending to reach more than $1.1 trillion for 2022, surpassing pre-COVID-19 pandemic levels by 11.3%. Further, WTTC research projects this sector’s GDP contributions could reach almost $2 trillion, which would represent a 6.2% increase from 2019.

As part of our continued growth initiatives, we plan to pursue and cultivate strategic partnerships with commercial airlines, hotels, and other businesses, that we believe will increase our ability to reach audiences, attract awareness, excite interest, and convert into actionable drivers to capture forecasted market growth.

We believe with partnerships, come inherent advantages for travelers and partners alike, such as:

•        Shared loyalty programs.

•        Expanded networks.

•        Packaged partner travel savings.

•        Co-Branding.

•        Joint marketing

Sales and Marketing Focus on Flyer Freedom

We plan to accelerate growth with sales and marketing plans that are focused on flyer freedom from existing major commercial air transportation infrastructure that is facing increased congestion and reduced local and regional seat capacity as well as freedom from the congestion and time restraints of certain ride share and rail sectors. In each region deployed, we believe that the Flewber Hops will provide significant added value of time savings for our fliers. Depending on the distance of flight, costs for our services will range from being comparable to private, ground ride share services to in line with first class commercial air travel.

International Markets

In addition to these domestic target markets, we will continue to explore possible expansion into European markets, specifically those EU countries that have or are considering banning short-haul commercial flights, such as France, which has already enacted such a ban and Spain and Germany that are considering similar legislation as one way of addressing net zero emission policies in order to reduce greenhouse emissions affecting climate change. In some circumstances, we may seek well-capitalized, experienced, and reputable local partners in these markets. In selecting local partners for future joint ventures, we will consider, among other things, their knowledge and familiarity with local regulations and applicable permitting, and have existing relationships with consumers who are likely to be interested in the Flewber Hops as well as other strengths that would be difficult for a foreign business to replicate.

Competitive Landscape

The success of companies like Uber Technologies Inc. and Lyft, Inc., moreover, has demonstrated how technology can quickly disrupt legacy businesses accustomed to operating in a particular manner without having to worry much about competition or technological disruption.

The private aviation industry is a highly competitive one with a vast array of companies with diverse offerings. Because we offer products and services that we believe address the needs of most private flyers, we compete with providers across all categories, including fractional programs, jet card providers and charter brokers.

Traditional aircraft charter services, including services that own and operate their own aircraft.

Our competitors in this sector, such as Wheels Up Experience Inc. (“Wheels Up”) and NetJets IP, LLC (“NetJets”) offer fliers significant time savings and have greater resources and name recognition.

Wheels Up is one of the largest providers of private air transportation and has been growing rapidly through the acquisition of other private jet companies. Unlike Flewber, Wheels Up operates primarily as a “Membership Model” where its members can choose from more than 1,500 planes, in turboprop, light jet, midsize jet, super-midsize jet and large-cabin jet categories.

NetJets, is a provider of long-distance continental and intercontinental air travel through “Fractional Ownership” programs where an individual or company will generally, as provided in 14 CFR 91K, purchase yearly 16th ownership shares in their long-range aircraft. Their fleet consists of aircraft such as Bombardier Global, Challenger 650, Challenger 350, Cessna Citation Latitudes and Embraer Phenom jets, each in the long range, large cabin class.

Both of these businesses have clients that are generally high net worth individuals and companies that book whole aircraft point to point travel of all distances.

We believe we can offer similar time savings but at significantly lower prices given our ability to effectively market and sell individual seats on aircraft more specifically suited to the operational requirements of tier 2 local and regional airports and routes, and can, therefore, attract a larger base market share targeting a broader and more varied financial demographic, consisting of air travelers seeking a cost effective alternative to the traditional commercial airline hub and spoke system while at the same time appealing to high net worth individuals who are looking for a more reasonably priced alternative for shorter flights.

Commercial airline shuttles and inter-city and state rail lines are the predominant method of medium-distance transportation. We compete against them on select local and regional routes of 30 to 300 miles in distance. Here, we believe we are able to offer fliers and riders alike significant time-savings with the added value of being an on-demand service at comparable fares to commercial airlines.

Many of our competitors operate in the UAM market. While the UAM market is an emerging growth sector, we believe that it is currently limited due to several factors such as infrastructure and regulatory requirements and public perception of the safety of autonomously operated aircraft. A May 7, 2021 Aviation Week article sites that Morgan Stanley “has significantly reduced its forecast for the urban UAM market by 2040 and now expects regulatory hurdles to result in a substantially slower ramp-up in commercial services than anticipated.” As such, we believe that by not operating our air-taxi operations within the UAM market, but instead using piloted aircraft that are in compliance with the regulatory threshold and operate within the existing infrastructure, we have a competitive advantage over our competitors who operate in the UAM market.

Seasonality

As it pertains to air travel, we believe that seasonality doesn’t only relate to the weather during a particular time of year but also to points of interest, localities and regions that only attract seasonal travelers. Historically, all models of air travel experienced seasonality with flight volume. In calendar year 2020, we experienced less seasonality as a result of the COVID-19 pandemic and related restrictions, which altered typical travel patterns. In an attempt to offset the negative effects of seasonality wherever possible, our Flewber Hops expansion strategy is focused on regions where we believe that the factor of seasonality will play a smaller role in the consistency of our operation. Regions will, among other factors, be chosen based on criteria such as major airport hub transfers, year-round commuter routes and proximity of affluent population centers and city pairs that drive year-round travel between them. Along with the New York region which consists of popular year-round city pairs, such as Boston, Philadelphia, Washington D.C. and Baltimore, as well as several urban and suburban locations that would also have need for year-round air shuttle services to major airports such as LaGuardia, JFK and Newark, we view regions such as Los Angeles, Dallas, Miami and Atlanta, to name a few, as other such regions where the need for year-round air travel is more prevalent. Atlanta as an example, consists of city pairs, such as Charlotte NC, Greenville, SC, Memphis, TN, and Birmingham, A.L. to name a few.

Environmental

Our air-taxi and operators are subject to various federal, state, and local laws relating to the protection of the environment, including the discharge or disposal of materials and chemicals and the regulation of aircraft noise, which laws are administered by numerous state and federal agencies. With respect to our own aircraft, we have implemented a maintenance program so that our aircraft will comply with all applicable environmental laws and regulations and, when applicable, we seek representations of compliance with environmental laws from our operators.

In December of 2022, France became the first European nation to institute a ban on domestic commercial flights and as such eliminated 12% of its domestic commercial flight capacity. Austria has also begun enacting similar policies. Other European lawmakers like Spain, Germany, and nations throughout Scandinavia are also considering similar legislation banning short-haul commercial flights. Additionally, the European Union is also considering assessing a tax, yet undetermined, on both commercial and private short-haul flights, with certain exemptions for carriers who operate aircraft using sustainable aviation fuel. These bans and potential tax assessments are being considered in order to address the environmental damage caused by such flights and are focused on meeting the net zero emission policies to reduce greenhouse emissions affecting climate change. We are likely to incur additional expenses to assure that our aircraft comply with sustainable aviation fuel requirements of the European Union when, and if, imposed and could be subject to additional expenses if similar laws are initiated in the United States and other countries, in addition to those in the European Union. In addition, to the extent that the third-party aircraft carriers incur these additional expenses or provide flights on aircraft which are not fully compliant with any applicable sustainable aviation fuel requirements, the costs of flights booked with those third-party operators would likely be increased and we would need to pass those additional costs on to our customers, although there is no assurance that they will accept all of these additional costs.

Ground Safety and Industry Hazards

The safety of our fliers and the establishment of a safe working environment for our employees is our highest priority. We have implemented a training safety program for our personnel who work at airports and in proximity to aircraft, and our employees follow all airport safety protocols. One such example is our yearly flight crew members safety program regulated under Federal Aviation Regulations (FARs) 135.33 which includes training on such items as:

•        Individual instruction in the location, function, and operation of emergency equipment, including:

•        Equipment used in ditching and evacuation:

•        First aid equipment and its proper use: and

•        Portable fire extinguishers, with emphasis on the type of extinguisher to be used on different classes of fires.

•        Instruction in the handling of emergency situations, including:

•        Fire in flight or on the surface and smoke control procedures with emphasis on electrical equipment and related circuit breakers found in cabin areas;

•        Illness, injury, or other abnormal situations involving passengers or crewmembers; and

•        Hijacking and other unusual situations.

Government Regulations

Like all aviation companies, we are subject to government regulation at local, state, and national levels. The size and scope of these regulations is exceedingly broad, covering a wide range of subjects that includes, but is not limited to, the following:

•        Rules and regulations advanced by government agencies are aimed at promoting or discouraging desirable or undesirable behaviors.

•        Such rules and regulations may sometimes address broad or only partially defined objectives or requirements.

•        Regulated parties must actively interpret applicable rules and regulations on an ongoing basis, and where such interpretation is necessary, it often is the case that reasonable interpreters will have differing opinions as to the meaning or application of the rule. As a result, the conduct of our business will always include a measure of risk.

•        No regulated party can predict or control how new regulations might be written, interpreted, or enforced. This is especially true of industries such as aviation that have a high degree of public visibility in matters of safety, security, consumer protection, customs, immigration, and public health.

Principal Domestic Regulatory Authorities

Regulation by the U.S. Department of Transportation

The following paragraphs summarize the roles of some of the most prominent domestic regulators of our business. This is not intended to be an all-inclusive list of every regulator, regulation or rule overseen by these regulators.

The DOT is the principal regulator of economic matters in the aviation industry. As applied to our business, under Part 298 (14 C.F.R. Part 298, referred to herein as “Part 298”), DOT oversees the operations of our subsidiary, Ponderosa Air, that operates our air-taxi business (i.e., on-demand operators of small aircraft). This includes economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements that are applied to the conduct of our business.

The DOT also oversees and regulates how we advertise and market our services. Pursuant to Part 295 (14 C.F.R. Part 295, referred to herein as “Part 295”), the DOT oversees the sale and arrangement of single entity charter air transportation (or the entire capacity of an aircraft). The DOT also promulgates and enforces consumer protection regulations to which we are subject, including requirements related to the equal access to air transportation for disabled passengers, data reporting, recordkeeping, advertising, and ticket sales, among others.

Importantly, the DOT also enforces U.S. laws governing the citizenship of air carriers. For our air carrier subsidiaries to maintain their registrations and hold out services, we must ensure that our entire business structure satisfies the DOT’s citizenship requirements. This means we must be under the actual control of U.S. citizens, and we must satisfy certain other requirements, including that our president/chief executive officer and at least two-thirds of our Board and other managing officers must be U.S. citizens, and that at least 75% of our voting stock must be owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is strictly limited as well.

Regulation by the Federal Aviation Administration

The FAA is the principal regulator of safety matters in the aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as:

•        The design and manufacturing of aircraft, engines, propellers, avionics, and other key components (collectively the “aircraft,” as used below), including aspects related to engine noise and other environmental standards;

•        The inspection, maintenance, repair and registration of aircraft;

•        The training, licensing or authorizing, and performance of duties by pilots, flight attendants, and maintenance technicians;

•        The testing of safety-sensitive personnel for prohibited drug use or alcohol consumption;

•        The certification and oversight of air carriers;

•        The establishment and use of Safety Management Systems by air carriers;

•        The promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and

•        The oversight and operational control of air carriers by their accountable managers, directors of operations, and directors of maintenance, and other key personnel.

There are several portions of FAA regulations that are mentioned throughout this document. They include the following Parts found in Title 14 of the U.S. Code of Federal Regulations.

“Part 135” contains additional rules that apply to commercial “on-demand” operations. “On-demand” operations are flights for which the departure location, departure time, and arrival location are specifically negotiated with the customer or the customer’s representative. They stand in contrast to scheduled air carrier services for which the operator advertises specific departure and origin airports for a flight as well as a specific departure time.

“Part 119” contains additional rules that apply to management personnel required for operations conducted under part 135 of this chapter. Each certificate holder must have sufficient qualified management and technical personnel to ensure the safety of its operations. Except for a certificate holder using only one pilot in its operations, the certificate holder must have qualified personnel serving in the following or equivalent positions:

•        Director of Operations;

•        Chief Pilot; and

•        Director of Maintenance.

“Part 145” contains the rules that govern the performance of aircraft inspection and maintenance activity provided by certificated repair stations. There are requirements for the quality of the repair facilities, the qualifications of their personnel, and the type of repair and/or inspection work authorized to be performed at such facilities.

As the operator of our nation’s air traffic control system, the FAA has an especially important role to play in the management of air traffic, including congestion at the busiest airports and in the busiest air corridors. Also, in the case of a security threat, unusual environmental risk, or other emergency, the FAA has the power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as occurred on September 11, 2001.

As an agency of the Department of Homeland Security, the U.S. Transportation Security Administration (“TSA”) is the principal regulator of security matters in the aviation industry. Among other things, the TSA regulates the standard security programs in use by U.S. airports and by air carriers. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watchlists, and cooperation in threat assessments and responses.

The vast majority of airports where we fly are owned and operated by state and local government entities. These airport authorities have the right to impose certain safety, security, and other regulations so long as they do not conflict with federal law. As the owners of the land on which the airport facilities are built, airport authorities also have extensive property rights that empower them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property can, at times, be on terms less favorable than would be customary for real estate transactions outside of an airport environment.

These regulatory authorities have the ability to stop a part or all of our business and flight operations such as by suspending or revoking our certifications or other authorizations. The authorities also have the ability to impose monetary fines and other civil penalties and to make referrals for criminal prosecution. These actions may occur with or without a meaningful opportunity to be heard in our defense before action is taken by the regulator. Even if our position in response to a regulator’s enforcement is reasonable and/or correct, we might nevertheless not prevail in an appeal because such tremendous amount of discretion given to the regulators in the first instance and because the regulator’s own interpretation or understanding of the facts and law may be given significant deference by reviewing authorities during the appeal.

Regulation Relating to Privacy of Personal Information We Collect

We collect, maintain and otherwise process significant amounts of personal information and other data relating to our customers, employees and other individuals. Numerous state, federal and international laws, rules and regulations govern the collection, use and protection of personal information and other types of data we collect, use, disclose and otherwise process. Such requirements are constantly evolving, and we expect that there will continue to be new proposed requirements relating to privacy, data protection and information security in the United States and other jurisdictions, or changes in the interpretation of existing privacy requirements. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020 and broadly defines personal information, imposes stringent consumer data protection requirements, gives California residents expanded privacy rights, provides for civil penalties for violations and introduces a private right of action for data breaches. Additionally, on November 3, 2020, Proposition 24 was approved in California which creates a new privacy law, the California Privacy Rights Act (“CPRA”). The CPRA creates additional obligations relating to personal information that took effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). We will continue to monitor developments related to the CPRA and anticipate additional costs and expenses associated with CPRA compliance. Additionally, the CCPA has prompted other states to propose and enact similar laws and regulations relating to privacy. for example, In March 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”) which became effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act (“CPA”) which takes effect on July 1, 2023. The CDPA and CPA share similarities with the CCPA, the CPRA, and legislation proposed in other states. Aspects of the CCPA, CPRA, CDPA, and CPA, and their interpretation, remain unclear, and we cannot yet fully predict the impact of these laws or regulations on our business or operations.

Future requirements, or changes in the interpretation of existing requirements relating to privacy, data protection and information security may, among other requirements, require us to implement privacy and security policies, provide certain types of notices, grant certain rights to individuals, inform individuals of security breaches and, in some cases, obtain individuals’ consent to use personal data for certain purposes. These requirements may be inconsistent from one jurisdiction to another, subject to differing interpretations and may be interpreted to conflict with our practices. We cannot yet fully determine the impact that such future requirements may have on our business or operations. Additionally, we are subject to the terms of our privacy policies and notices and may be bound by contractual requirements applicable to our collection, use, processing, security and disclosure of personal information, and may be bound by or alleged to be subject to, or voluntarily comply with, self-regulatory or other industry standards relating to these matters.

Intellectual Property

The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property (including our technology and confidential information) as well as contractual commitments and security procedures, regularly review our technological development efforts to identify and assess the protection of new intellectual property.

While software can be protected under copyright law, we have chosen to rely primarily on trade secret law in order to protect our software and have chosen not to register any copyrights in these works. In the United States, copyrights must be registered in order to bring a claim for infringement and to obtain certain types of remedies. Even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.

Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, trade secrets, know-how and other confidential materials may be independently developed by our competitors or revealed to the public or our competitors and no longer provide protection for the related intellectual property. In addition, intellectual property laws vary from country to country, and we have not sought trademark registrations outside of the United States. We may therefore be unable to protect certain of our technology, brands or other intellectual property in other jurisdictions.

Insurance

We maintain insurance policies to cover aviation premises, owned aircraft, commercial property, workers’ compensation, and general liability insurance in each of the localities where we have operations. Our insurance provides coverage for incidents at our facilities unrelated to aircraft operation. Incidents related to aircraft operation are covered by our third-party aircraft operators’ insurance, occasionally and only upon request from our customers. It has been our and general industry practice to request that our third-party aircraft operators list our customers as additional insured on the operator’s hull and liabilities insurance policies.

We and our insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business and the overall business climate.

Employees

As of September 30, 2023, we had 12 employees, all of which are located in the United States. This consists of four management employees, four employees who work in sales/operations, one aircraft maintenance director and three administrative/digital marketing staff. We also engage two pilots for our air-taxi, on an independent contractor basis. Both of our current pilots are fully certified and accredited to fly our Cessna 421CE aircraft and the routes that we fly, and we will only engage additional pilots, as required in connection with the expansion of our business, who are fully certified and accredited to fly our aircraft and the routes that we fly, in the future.

Our employee base consists of non-exempt and exempt employees in corporate functions as well as pilots and maintenance positions.

None of our employees are represented by a labor organization or under any collective bargaining agreement.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such. We may from time to time be involved in various legal proceedings and other matters arising in the normal course of business. We may in the future institute additional, legal proceedings to enforce our rights and seek remedies, such as monetary damages, injunctive relief and declaratory relief. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us because of diversion of management time and attention as well as the financial costs related to resolving such disputes.

Locations

Our corporate headquarters is located at 1411 Broadway, 38th Floor New York, New York 10019. We use this facility for finance and accounting, legal, technology, marketing, sales and other administrative functions. We also have an office suite at our air-taxi’s base of operation located at 7160 Republic Airport, Farmingdale, NY 11735. We use this facility for administrative purposes only.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Title
Marc Sellouk	46	Chief Executive Officer and Chairman of the Board
Jiang (Jay) Yu	42	President and Director
Avner Nebel	49	Chief Operating Officer, Secretary, Treasurer and Director
Jaisun Garcha	43	Chief Financial Officer
Randy Chang(1)	49	Director
Sergio Sokol(2)	61	Director Nominee
Elliot Feder(3)	71	Director Nominee
Lin Kuan Liang Nicolas(4)	35	Director Nominee

____________

(1)      It has been determined that Mr. Chang is an independent director. It is anticipated that Mr. Chang will serve on the following committee of the Board: Compensation Committee.

(2)      It has been determined that upon his commencement of service on the Board, Mr. Sokol will be an independent director. It is anticipated that Mr. Sokol will serve on the following committees of the Board: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

(3)      It has been determined that upon his commencement of service on the Board, Mr. Feder will be an independent director. It is anticipated that Mr. Feder will serve on the following committees of the Board: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee.

(4)      It has been determined that upon his commencement of service on the Board, Mr. Lin will be an independent director. It is anticipated that Mr. Lin will serve on the following committees of the Board: Audit Committee and Nominating and Corporate Governance Committee.

Directors and Officers

Marc Sellouk has served as our Chief Executive Officer and Chairman of the Board since our inception. Upon the effectiveness of the registration of which this prospectus forms a part, Mr. Sellouk will also be appointed as President of the Company. Mr. Sellouk was the Founder, Chief Executive Officer and a director of Transbeam Inc., a provider of managed data and voice services, from 1996 to October 2017, when it was acquired by GTT Communications, Inc. (NYSE: GTT), a global cloud networking provider to multinational clients. Mr. Sellouk attended Queens College. We believe that Mr. Sellouk’s experience in business management and knowledge of the aviation industry qualifies him to serve as a director of the Company.

Jiang (Jay) Yu has served as our President and one of our Directors since May 2021. Upon the effectiveness of the registration of which this prospectus forms a part, Mr. Yu will resign his position as President and be appointed as the Company’s Chief Investment Officer. Mr. Yu has been the President and Chairman of the board of directors of St. James Gold Corp. (TSXV: LORD; OTCQB: LRDJF), a mining and exploration company headquartered in Vancouver, since April 2022. Since February 2022, Mr. Yu has been the Founder, President and Chairman of Nano Nuclear Energy Inc., a nuclear energy company. Mr. Yu has served as the Chief Executive Officer and Chairman of I Financial Ventures Group, a consulting company, since January 2014. Mr. Yu previously worked as an analyst as part of the Corporate & Investment Banking Division at Deutsche Bank in New York City from April 2004 to November 2008. Mr. Yu holds a Bachelor of Arts degree in Psychology from the City College of New York and has also completed core courses at the Borough of Manhattan Community College and Columbia University in the City of New York. We believe that Mr. Yu’s extensive experience in capital market and business leadership qualifies him to serve as a director of the Company.

Avner Nebel has served as our Chief Operating Officer and one of our Directors since May 2021 and our Secretary and Treasurer since July 2019. Mr. Nebel was the Chief Operating Officer of Transbeam Inc., a provider of managed data and voice services, from 1998 to October 2017, when it was acquired by GTT Communications, Inc. (NYSE: GTT), a global cloud networking provider to multinational clients, and subsequently a Vice President of GTT Communications, Inc. from October 2017 to October 2021. Prior to that, Mr. Nebel held military training and operational responsibilities as a Sergeant First Class in the Israel Defense Forces (IDF). We believe that Mr. Nebel’s extensive experience in business management qualifies him to serve as a director of the Company.

Jaisun Garcha has served as our Chief Financial Officer since April 2021. Mr. Garcha has been a non-employee Chief Financial Officer of St. James Gold Corp. (TSXV: LORD; OTCQB: LRDJF), a mining and exploration company headquartered in Vancouver, since March 2022. He also has been a non-employee Chief Financial Officer of Snipp Interactive Inc., a Canada-based loyalty and promotions company, since February 2013. Mr. Garcha spends a limited amount of time providing services with these other companies and such services do not currently, nor will such services, in the future, interfere with any of his duties or responsibilities as the Chief Financial Officer of the Company. Mr. Garcha has been the director of Nano Nuclear Energy Inc., a nuclear energy company, since February 2022. Mr. Garcha received his Bachelor of Science degree in computer science and biology from University of British Columbia and his MBA degree from Laurentian University. Mr. Garcha is a Chartered Professional Accountant (CPA, CGA) and is a member of the Chartered Professional Accountants of British Columbia.

Randy Chang has served as a Director of the Company since June 2021. Mr. Chang has been the founder and managing partner of the Law Office of Randy Chang since June 2006. His practice primarily focuses on all aspects of real estate advising clients on acquisitions, financing, debt service, complex corporate structuring of entities, development, tax and title matters. Mr. Chang is also the founder and Chief Executive Officer of a title insurance company, Titletrak Agency LLC since December 2014. Mr. Chang has served as President of Thirty One Strategies LLC, a venture capital firm since January 2020. Prior to becoming an attorney, Mr. Chang was a member of the New York City Police Department from April 1997 to January 2000. Mr. Chang received his Juris Doctor from New York Law School and his Bachelor of Arts from City University of New York — Hunter College. Mr. Chang is admitted to practice law in the State of New York and is a member of the New York State Bar Association and New York State Land Title Association. We believe that Mr. Chang’s expertise and network in business and law qualify him to serve as a Director of the Company.

Sergio Sokol has agreed to serve as one of our Directors upon the effectiveness of the registration statement of which this prospectus forms a part. Dr. Sokol has been a practicing and board-certified cardiologist since 2001. Since March 2008, Dr. Sokol has been the Chief of Cardiology at St. John’s Episcopal Hospital where he provides cardiology services as well as administrative services for the hospital’s cardiology department. Dr. Sokol is also currently the President of Five Towns Heart Imaging P.C. He has held this position since 2007. Dr. Sokol received his Bachelor of Science degree from New York Institute of Technology, his Medical Degree from Sackler School of Medicine and his MBA from the University of Tennessee. We believe that Dr. Sokol’s business and leadership skills qualify him to serve as a Director of the Company.

Elliot Feder has agreed to serve as one of our Directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Feder has over 30 years of experience in research finance. Since August 2014, Mr. Feder has been the Director of Research Finance at the Research Foundation for State University of New York where he manages the annual budget for the Research Foundation and prepares the grant budgets for all academic and clinical departments. Prior to working for the Research Foundation for State University of New York, from March 1989 to August 2014, Mr. Feder was the Director of Research Finance at the Albert Einstein College of Medicine. Mr. Feder received his Bachelor of Business Administration degree from Baruch College. We believe that Mr. Feder’s financial background qualifies him to serve as a Director of the Company.

Lin Kuan Liang Nicolas has agreed to serve as one of our Directors upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Lin is an experienced corporate finance executive and has over a decade of experience in the field of equity capital market transactions, with particular expertise in the field of U.S.-based transactions. Mr. Lin has advised and participated in a number of such transactions, often on behalf of Chinese and other Asian clients. Mr. Lin has been a director of Advance Opportunities Fund and Advance Opportunities Fund I since March 2019. He has also been a director of St James Gold Corp (TSXV: LORD; OTCQB: LRDJF), a mining and exploration company headquartered in Vancouver since October 2019. Mr. Lin had served on the board of several public companies in the United States and Canada with experiences from Hawkeye Systems Inc., Technovative Group Inc., Rebel Group, Inc. and Moxian, Inc., where he has led and executed multiple transactions ranging from fund-raising, restructuring and advisory. From 2012 to 2017, Mr. Lin was a manager at 8i Capital Ltd., where he was involved in advising businesses to list in the United States and London, fundraising, and restructuring work. Mr. Lin’s previous roles include a wide range of finance and legal positions primarily advising Chinese and Asia-based business from restructuring to fund-raising. Mr. Lin received his Bachelor of Law degree from Queen Mary University of London and his MBA degree from University Canada West. We believe that Mr. Lin’s financial and capital market background qualifies him to serve as a Director of the Company.

Key Employees and Contractors

Thane Peter Gevas, our Executive Vice President of Global Sales since October 2019, has guided the sales and pricing policies for Flewber Global’s air charter brokerage division, Flewber Luxe as well as Flewber LX and Xpress, services. Mr. Gevas previously served as Vice President of Sales for Star Jets International (OTC: JETR), a private jet charter Company, from October 2015 to October 2019 and has 7 years of executive aviation sales and leadership experience. From February 2006 to December 2018, Mr. Gevas served as Chief Operating Officer for Global Promotions Corporation, an event production company. Mr. Gevas received his Bachelor of Science degree in Hospitality Administration and Management from Widener University.

Lou Gilliam, our Vice President of Operations since January 2023, brings with him over three decades of aviation and global logistics experience. Mr. Gilliam served as Director of Flight Operations at Ponderosa Air from May 2010 until acquired by Flewber Global in April 2019. Prior to that, Mr. Gilliam worked as a Regional Director in KLM Royal Dutch Airlines, where was awarded the airline’s TQP award for exceptional performance, for his creation of the KLM Bullets and Buckets Global Logistics strategy. Mr. Gilliam made the move to private aviation in 2010.

Stephen Cohen, our Chief Pilot, whom we have engaged on an independent contractor basis, since November 2022, has over 22 years of flying, private charter, and aviation experience. With over 6,400 logged hours of flight time in 25 different types of aircraft which he has flown to over 40 countries, Mr. Cohen has previously served as Chief Pilot and Director of Operations for Fleet Aviation, an aviation services provider. He currently holds licensing and certificates as an Airline Transport Pilot, Flight Instructor, Flight Instrument Instructor and Advanced Ground Instructor. Mr. Cohen received Bachelor’s degree in Computer Science from George Washington University.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated to become directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of four members. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect that our board of directors will consist of seven members. Our directors hold office until the earlier of their death, resignation, removal, or disqualification, or until their successors have been elected and qualified. Our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of our board of directors should be separate. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling, and direction to our management. Our board of directors meets on a regular basis.

Our amended and restated bylaws, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will provide for up to nine directors and we will have seven directors serving on our board of directors at the time of the completion of this offering.

Our third amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the completion of this offering will provide that the authorized number of directors may be changed only by resolution of our board of directors. Our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will also provide that our directors may be removed only for cause, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Board Diversity

We currently have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Director Independence

The Nasdaq Marketplace Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Mr. Chang is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules and that each of Dr. Sokol, Mr. Feder and Mr. Lin will also be “independent directors” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules upon their commencement of service as directors. Our board of directors also determined that Elliot Feder, Sergio Sokol and Nicolas Lin, who will comprise our Audit Committee following this offering, Elliot Feder, Sergio Sokol and Randy Chang, who will comprise our Compensation Committee following this offering, Sergio Sokol, Elliot Feder and Nicolas Lin, who will be members of our Nominating and Corporate Governance Committee following this offering, satisfy the independence standards for such committees established by the SEC and the Nasdaq Marketplace Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Effective upon the effective date of the registration statement of which this prospectus forms a part, our board of directors will establish three standing committees — audit, compensation and nominating and corporate governance — each of which will operate under a charter that has been approved by our board of directors. Prior to the completion of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.flewber.com. Each committee will have the composition and responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

Effective upon the effective date of the registration statement of which this prospectus forms a part, our Audit Committee will consist of Mr. Feder who will be the chair of the Audit Committee, Mr. Sokol and Mr. Lin. Our board of directors has determined that each of the members of our Audit Committee satisfies the Nasdaq Marketplace Rules and SEC independence requirements. The functions of this committee include, among other things:

•        evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•        reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Our board of directors has determined that Mr. Feder qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations and meets the financial sophistication requirements of the Nasdaq Marketplace Rules. In making this determination, our board has considered extensive financial experience and business background. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

Compensation Committee

Effective upon the effective date of the registration statement of which this prospectus forms a part, our Compensation Committee will consist of Mr. Feder who will be the chair of the Compensation Committee, Mr. Sokol and Mr. Chang. Our board of directors has determined that each of the members of our Compensation Committee is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•        reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

•        reviewing and approving the compensation, the performance goals and objectives relevant to the compensation, and other terms of employment of our executive officers;

•        reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•        reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC; and

•        preparing the report that the SEC requires in our annual proxy statement.

Nominating and Corporate Governance Committee

Effective upon the effective date of the registration statement of which this prospectus forms a part, our Nominating and Corporate Governance Committee will consist of Mr. Sokol who will be the chair of the Nominating and Corporate Governance Committee, Mr. Feder and Mr. Lin. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Marketplace Rules independence requirements. The functions of this committee include, among other things:

•        identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

•        evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

•        evaluating, nominating and recommending individuals for membership on our board of directors; and

•        evaluating nominations by stockholders of candidates for election to our board of directors.

The Compensation Committee will take into account may factors in determining recommendations for persons to serve on the board of directors, including the following:

•        personal and professional integrity, ethics and values;

•        experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•        experience as a board member or executive officer of another publicly-held company;

•        strong finance experience;

•        diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•        diversity of background and perspective including, without limitation, with respect to age, gender, race, place of residence and specialized experience;

•        experience relevant to our business industry and with relevant social policy concerns; and

•        relevant academic expertise or other proficiency in an areas of our business operations.

Role of Board in Risk Oversight Process

Our Chief Executive Officer is Mr. Sellouk. Mr. Sellouk currently beneficially owns approximately 28.6% of the voting power of our common stock, and will own approximately 20.1% of the voting power of our common stock, after the closing of this offering (assuming (i) an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus. (ii) no exercise of the over-allotment option and (iii) no exercise of the Investor Warrants or the Representative’s Warrants). Periodically, our board of directors assesses these roles and the board of directors leadership structure to ensure our best interests and the best interests of our stockholders are best served. Our board of directors has determined that its current leadership structure is appropriate. Mr. Sellouk, as one of our founders and as our Chief Executive Officer, has extensive knowledge of all aspects of our business and risks.

While management is responsible for assessing and managing risks to the Company, our board of directors is responsible for overseeing management’s efforts to assess and manage risk. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks, and standing committees of our board of directors. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

On or prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our employees, officers and directors. A current copy of the code will be posted on the Corporate Governance section of our website, which will be located at www.flewber.com. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above or in filings with the SEC.

Limitation of Directors Liability and Indemnification

The DGCL authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our third amended and restated certificate of incorporation, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will limit the liability of our directors to the fullest extent permitted by Delaware law. In addition, upon the closing of this offering, we will enter into indemnification agreements with all of our directors and named executive officers whereby we will agree to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of ours, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

Effective upon the effective date of the registration statement of which this prospectus forms a part, we plan to enter into Indemnification Agreements with each of our current directors and executive officers. The Indemnification Agreements will provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The Indemnification Agreements will also provide for the advancement of expenses in connection with a proceeding prior to a final, non-appealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The Indemnification Agreements will set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

EXECUTIVE COMPENSATION

The following table sets forth total compensation paid to our named executive officers for the years ended December 31, 2022 and 2021. Individuals we refer to as our “named executive officers” include our Chief Executive Officer and our two other most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings(1) ($)	All Other Compensation ($)	Total ($)
Marc Sellouk	2022	$180,000	—	—	—	—	—	$180,000
Chief Executive Officer	2021	$119,032	—	—	—	—	—	$119,032
Jiang (Jay) Yu	2022	$180,000	—	—	—	—	—	$180,000
President	2021	$119,032	—	—	—	—	—	$119,032
Avner Nebel(1)	2022	$150,000	—	—	—	—	—	$150,000
Chief Operating Officer	2021	$99,194	—	—	—	—	—	$99,194

____________

(1)      Mr. Nebel began serving as Chief Operating Officer of the Company in May 2021.

Narrative Disclosure to the Summary Compensation Table

We provide each named executive officer with a base salary for the services that the executive officer performs for us. Base salaries were initially set at the time each named executive officer commenced employment with us and are reviewed annually. The Compensation Committee, in setting future salary determinations, will take into account a range of factors, which may include some or all of the following: the named executive officer’s position, responsibilities associated with that position, length of service, experience, expertise, knowledge and qualifications; market factors; the industry in which we operate and compete; recruitment and retention factors; the named executive officer’s individual compensation history; salary levels of the other members of our executive team and similarly situated executives at comparable companies; and our overall compensation philosophy.

Annual Bonus

We expect that our Compensation Committee will establish an annual incentive program for our named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each fiscal year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements, if any. Following the end of each fiscal year, we expect that the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with our three named executive officers. The terms of these employment agreements are as follows:

Marc Sellouk

On April 7, 2021, we entered into an employment agreement with Marc Sellouk, pursuant to which, effective as of May 3, 2021, Mr. Sellouk shall serve as (a) the Chief Executive Officer and Chairman of the board of directors of Flewber Global, (b) the Chief Executive Officer and Chairman of the board of directors of Flewber Inc. a wholly-owned subsidiary of Flewber Global, (c) Managing Member and FAA Part 135 Accountable Executive of Ponderosa Air, LLC, a wholly-owned subsidiary of Flewber Global, for an initial term of three years and the employment is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 90 days prior to the end of the applicable term.

Under the terms of the employment agreement, Mr. Sellouk shall not be paid any compensation for his services on the Boards of Directors of Flewber Global and Flewber Inc., but is entitled to reimbursement of reasonable expenses incurred to attend board meetings or in connection with the performance of executive duties.

Mr. Sellouk is paid an annual base salary of $180,000 and is eligible for an annual discretionary bonus, solely within the determination of the board of directors of Flewber Global or its Compensation Committee. Mr. Sellouk is entitled to participate in our equity incentive plans, including the 2021 Plan, if any and other company benefits, each as determined by the board of directors or the Compensation Committee from time to time.

The employment agreement may be terminated (i) by either party at any time for any reason with 45 days’ advance written notice, (ii) upon failure to renew the term, (iii) by Flewber Global for cause (as described in the employment agreement) or (iv) by Mr. Sellouk without good reason (as described in the employment agreement); and in no event shall Mr. Sellouk be entitled to any payments in the nature of severance or termination payments upon any of the foregoing terminations. The employment agreement may also be terminated (x) by Flewber Global without cause or (y) by Mr. Sellouk for good reason; and Mr. Sellouk shall be entitled to accrued amounts (as described in the employment agreement), one-year base salary and other benefits, subject to his execution of a release of claims in favor of Flewber Global. In the event of death or disability, Mr. Sellouk is entitled to the accrued amounts and a lump sum payment equal to the pro-rata bonus (as described in the employment agreement).

The employment agreements also contain customary restrictive covenant relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him in connection with claims made by reason of him being an officer of our company.

Jiang (Jay) Yu

On April 7, 2021, we entered into an employment agreement with Jiang (Jay) Yu, pursuant to which, effective as of May 3, 2021, Mr. Yu shall serve as (a) the President and a Director of Flewber Global, and (b) the President and a member of the board of directors of Flewber Inc. a wholly-owned subsidiary of Flewber Global, for an initial term of three years and the employment is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 90 days prior to the end of the applicable term.

Under the terms of the employment agreement, Mr. Yu shall not be paid any compensation for his services on the Boards of Directors of Flewber Global and Flewber Inc., but is entitled to reimbursement of reasonable expenses incurred to attend board meetings or in connection with the performance of executive duties.

Mr. Yu is paid an annual base salary of $180,000 and is eligible for an annual discretionary bonus, solely within the determination of the Board of Directors of Flewber Global or its Compensation Committee. Mr. Yu is entitled to participate in our equity incentive plans, including the 2021 Plan, if any and other company benefits, each as determined by the board of directors or the Compensation Committee from time to time.

The employment agreement may be terminated (i) by either party at any time for any reason with 45 days’ advance written notice, (ii) upon failure to renew the term, (iii) by Flewber Global for cause (as described in the employment agreement) or (iv) by Mr. Yu without good reason (as described in the employment agreement); and in no event shall Mr. Yu be entitled to any payments in the nature of severance or termination payments upon any of the foregoing terminations. The employment agreement may also be terminated (x) by Flewber Global without cause or (y) by Mr. Yu for good reason; and Mr. Yu shall be entitled to accrued amounts (as described in the employment agreement), one-year base salary and other benefits, subject to his execution of a release of claims in favor of Flewber Global. In the event of death or disability, Mr. Yu is entitled to the accrued amounts and a lump sum payment equal to the pro-rata bonus (as described in the employment agreement).

The employment agreements also contain customary restrictive covenant relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him in connection with claims made by reason of him being an officer of our company.

Avner Nebel

On April 7, 2021, we entered into an employment agreement with Avner Nebel, pursuant to which, effective as of May 3, 2021, Mr. Nebel shall serve as (a) the Chief Operating Officer and a Director of Flewber Global, and (b) the Chief Operating Officer and a Director of Flewber Inc. a wholly-owned subsidiary of Flewber Global, for an initial term of three years and the employment is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 90 days prior to the end of the applicable term.

Under the terms of the employment agreement, Mr. Nebel shall not be paid any compensation for his services on the Boards of Directors of Flewber Global and Flewber Inc., but is entitled to reimbursement of reasonable expenses incurred to attend board meetings or in connection with the performance of executive duties.

Mr. Nebel is paid an annual base salary of $150,000 and is eligible for an annual discretionary bonus, solely within the determination of the board of directors of Flewber Global or its Compensation Committee. Mr. Nebel is entitled to participate in our equity incentive plans, including the 2021 Plan, if any and other company benefits, each as determined by the board of directors or the Compensation Committee from time to time.

The employment agreement may be terminated (i) by either party at any time for any reason with 45 days’ advance written notice, (ii) upon failure to renew the term, (iii) by Flewber Global for cause (as described in the employment agreement) or (iv) by Mr. Nebel without good reason (as described in the employment agreement); and in no event shall Mr. Nebel be entitled to any payments in the nature of severance or termination payments upon any of the foregoing terminations. The employment agreement may also be terminated (x) by Flewber Global without cause or (y) by Mr. Nebel for good reason; and Mr. Nebel shall be entitled to accrued amounts (as described in the employment agreement), one-year base salary and other benefits, subject to his execution of a release of claims in favor of Flewber Global. In the event of death or disability, Mr. Nebel is entitled to the accrued amounts and a lump sum payment equal to the pro-rata bonus (as described in the employment agreement).

The employment agreements also contain customary restrictive covenant relating to confidentiality, non-competition and non-solicitation, as well as indemnification of the executive officer against certain liabilities and expenses incurred by him in connection with claims made by reason of him being an officer of our company.

Outstanding Equity Awards at Fiscal Year End

None of our named executive officers or directors held any equity awards at the end of our fiscal year ended December 31, 2022.

Summary of 2021 Equity Incentive Plan

General

On June 16, 2021, our board of directors and stockholders adopted the 2021 Plan which provides for the grant of incentive stock options and non-qualified stock options to purchase shares of our common stock and other types of awards. The general purpose of the 2021 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. By means of the 2021 Plan, we seek to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for our success and the success of our subsidiaries.

Description of the 2021 Equity Incentive Plan

The following description of the principal terms of the 2021 Plan is a summary and is qualified in its entirety by the full text of the 2021 Plan.

Administration.    In general, the 2021 Plan will be administered by the board of directors or a committee appointed by the board of directors, which consists of two or more non-employee directors serving on the board of directors (the “Committee”). The Committee will determine the persons to whom options to purchase shares of common stock, stock appreciation rights (“SARs”), restricted stock units, restricted or unrestricted shares of common stock, performance shares, performance units, other equity-based awards and other cash-based awards may be granted. The Committee may also establish rules and regulations for the administration of the 2021 Plan and amendments or modifications of outstanding awards. The Committee may delegate authority to the chief executive officer, other executive officers of the Company or our subsidiaries to grant options and other awards to employees (other than themselves), subject to applicable law and the 2021 Plan. No options, stock purchase rights or awards may be made under the 2021 Plan on or after June 16, 2031, but the 2021 Plan will continue thereafter while previously granted options, SARs or other awards remain outstanding.

Eligibility.    Persons eligible to receive options, SARs or other awards under the 2021 Plan are those employees, officers, directors, consultants, advisors and other individual service providers of our Company and our subsidiaries who, in the opinion of the Committee, are in a position to contribute to our success, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any subsidiary. As of September 30, 2023, we had 12 full-time employees, of which four are executive officers. As awards under the 2021 Plan are within the discretion of the Committee, we cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the 2021 Plan.    The aggregate number of shares of common stock available for issuance in connection with options and other awards granted under the 2021 Plan is 961,179 (the “2021 Plan Share Limit”). Any shares of common stock granted in connection with options or SARs shall be counted against the 2021 Plan Share Limit as one share for every one option or SAR awarded. Any shares of common stock granted in connection with awards other than options or SARs shall be counted against the 2021 Plan Share Limit as two shares of common stock for every one share of common stock granted in connection with such award.

“Incentive stock options” (“ISOs”), which are intended to meet the requirements of Section 422 of the Code may be granted under the 2021 Plan with respect to all of the 961,179 shares of common stock authorized for issuance under the 2021 Plan (the “ISO Limit”).

Any shares of common stock subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related will again be available for issuance under the 2021 Plan. Any shares of common stock that again become available for future grants pursuant to the 2021 Plan will be become available for issuance of awards under the 2021 Plan as one share, if such shares were subject to options or SARs or as two shares, if such shares were subject to awards other than options or SARs. No shares subject to an award will become available again if such shares are (a) shares tendered in payment of an option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled SAR or other awards that were not issued upon the settlement of the award.

The Committee, in its sole discretion, may grant awards under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards are not counted against the 2021 Plan Share Limit; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO Limit. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for awards under the Plan and shall not count toward the 2021 Plan Share Limit.

The number of shares authorized for issuance under the 2021 Plan and the foregoing share limitations are subject to customary adjustments for stock splits, stock dividends, similar transactions or any other change affecting our common stock.

Terms and Conditions of Options.    Options granted under the 2021 Plan may be either ISOs or non-qualified stock (“NSOs”) options that do not meet the requirements of Section 422 of the Code. The Committee will determine the exercise price of options granted under the 2021 Plan. The exercise price of options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of the Nasdaq Stock Market, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Committee based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an ISO granted to a ten-percent stockholder) from the date of grant. Options granted under the 2021 Plan will be exercisable at such time or times as the Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Committee may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid in cash or by certified check, bank draft or money order. The Committee may permit other methods of payment, including (a) through delivery of shares of our common stock having a fair market value equal to the purchase price, (b) through a “cashless” exercise program established with a broker, (c) by reduction in the number of shares of common stock otherwise deliverable upon exercise of such option with a fair market value equal to the aggregate option exercise price at the time of exercise, or (c) by any combination of the foregoing methods; or (d) in any other form of legal consideration that may be acceptable to the committee.

No ISO may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an ISO may be exercised only by the recipient. Notwithstanding the foregoing, the recipient may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the recipient, shall thereafter be entitled to exercise such ISO.

An NSO may, in the sole discretion of the Committee, be transferred to immediate family members, trusts for estate planning purposes or certain other affiliates of the holder, upon written approval by the Committee to the extent provided in an award agreement. If an NSO does not provide for transferability, then the NSO shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the holder only by the holder. Notwithstanding the foregoing, the holder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the holder, shall thereafter be entitled to exercise the Option.

Stock Appreciation Rights.    The Committee may grant SARs under the 2021 Plan. The Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Committee. The maximum term of any SAR granted under the 2021 Plan is ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to the number of shares of our common stock subject to the SAR that is being exercised multiplied by the excess of (i) the fair market value of a share of our common stock on the date it is exercised, over (ii) the exercise price specified in the SAR or related option.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Committee.

Restricted Stock and Restricted Stock Units.    The Committee may award restricted common stock and/or restricted stock units under the 2021 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Committee. The Committee may require that restricted stock be held by Company or in escrow rather than delivered to a participant pending the release of the applicable restrictions. Subject to applicable restrictions, a participant generally shall have the rights and privileges of a stockholder as to restricted stock, including the right to vote such restricted stock and the right to receive dividends. No shares of common stock shall be issued at the time a restricted stock unit is granted. A participant shall have no voting rights with respect to any restricted stock units. The Committee may also grant restricted stock units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or other event. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest.

Performance Shares and Performance Units.    The Committee may award performance shares and/or performance units under the 2021 Plan. Performance shares and performance units are awards, denominated in shares of common stock, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Other Equity-Based Awards.    The Committee may grant Other Equity-Based Awards, either alone or in tandem with other awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an award agreement and shall be subject to such conditions, not inconsistent with the 2021 Plan, as may be reflected in the applicable award agreement.

Effect of Change in Control.    In the event of a Change in Control (as such term is defined in the 2021 Plan), the Committee may, in its discretion, and upon at least ten days advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of our common stock received or to be received by other stockholders of Company in the Change in Control event. In the case of any option or SAR with an exercise price or SAR Exercise Price, as applicable, that equals or exceeds the price paid for a share of our common stock in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor.

If the Committee exercises its discretionary authority to accelerate the exercise or vesting schedule of an award, then to the extent practicable, the actions taken by the Committee shall occur in a manner and at a time which allows affected holders the ability to participate in the Change in Control with respect to the shares of our common stock subject to awards.

Our obligations under the 2021 Plan are binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its affiliates.

Amendment, Termination.    The board of directors may at any time amend or terminate the 2021 Plan; provided, however, that except as provided with respect to adjustments upon changes in common stock, and to assure compliance with Section 409A of the Code, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable laws. At the time of such amendment, the board of directors shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

Limitation of Directors Liability

The DGCL authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholder for monetary damages for breach of their fiduciary duties. The third amended and restated certificate of incorporation to be adopted upon the closing of this offering limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. The third amended and restated certificate of incorporation and amended and restated bylaws that will be adopted upon closing of this offering will also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is or was one of our officers or directors of our Company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their service as a director with us.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

Upon the closing of this offering, we will enter into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The indemnification agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The indemnification agreement sets forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the indemnification agreements.

Director Compensation

As of December 31, 2022, we had not paid directors for their service. We plan to adopt an official compensation policy for our directors following this offering.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning the ownership of our common stock as of December 1, 2023, with respect to: (i) each person, or group of affiliated persons, known to us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our current directors and executive officers as a group.

Applicable percentage ownership is based on 8,649,471 shares of common stock outstanding as of December 1, 2023. The percentage of beneficial ownership after this offering assumes the sale and issuance of 3,333,333 shares of common stock in this offering, 317,037 shares of common stock issuable upon the conversion of the Bridge Notes, upon completion of this offering, in each case, based on an assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the prospectus, and no exercise by the Representative of its over-allotment option to purchase additional shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. In addition, pursuant to such rules, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 1, 2023. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned Prior to Offering(2)	Percentage of Shares Beneficially Owned
		Prior to Offering	After Offering
5% or Greater Stockholders
I Financial Ventures Group LLC(4)	1,800,333	20.81%	14.64%
Jon Bakhshi	600,000	6.94%	4.88%
Directors, Director Nominees and Executive Officers
Marc Sellouk(3)	2,470,200	28.56%	20.08%
Jiang (Jay) Yu(4)	1,800,333	20.81%	14.64%
Avner Nebel	651,250	7.53%	5.29%
Jaisun Garcha	175,000	2.02%	1.42%
Randy Chang(5)	56,666	*	*
Sergio Sokol	—	—	—
Elliot Feder	—	—	—
Lin Kuan Liang Nicolas	—	—	—
All Directors, Director Nominees and Officers as a Group (8 persons)	5,153,449	59.58%	41.49%

____________

*        Less than 1%.

(1)     Unless noted otherwise, the address of all listed beneficial owners is 1411 Broadway, 38th Fl New York, NY 10018. Each of the individuals listed has sole voting and investment power with respect to the shares beneficially owned by the individual unless noted otherwise.

(2)     We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act, which is generally determined by voting power and/or dispositive power with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of December 1, 2023, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.

(3)      Consists of (i) 2,427,778 shares of common stock owned directly by Mr. Sellouk, (ii) 22,222 shares of common stock owned by Namacom Sellouk, Mr. Sellouk’s wife and (iii) 20,200 shares of common stock owned by Leeor Sellouk, Mr. Sellouk’s son.

(4)      Mr. Yu is the Chairman and Chief Executive Officer of I Financial Ventures Group LLC, a Delaware limited liability company (“IFVC”), and has all voting and dispositive power of the equity interests in IFVC, therefore is deemed to beneficially own the shares of common stock owned by IFVC in the Company.

(5)      Reflects shares of common stock owned by Thirty One Strategies LLC. (“Thirty One Strategies”). Mr. Chang is the President and sole member of Thirty One Strategies and, therefore, is deemed to beneficially own the shares of common stock owned by Thirty One Strategies.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2020, to which we have been a participant in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of our total assets for the years ended December 31, 2022 and 2021, and in which any of our directors, executive officers or holders of more than 5% of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”

Marc Sellouk, our Chief Executive Officer and Chairman, has provided loans to us from January 2019 through September 2022, all of which are unsecured, payable on demand, and were non-interest bearing until December 2022. The highest aggregate outstanding principal balance of these loans was $880,919 in November 2019. In December 2022, the board of directors approved the payment of interest on the aggregate outstanding principal balance of these loans at a rate of 3.7% per annum applied retroactively from January 1, 2019, resulting in interest expense totaling $73,792 being recorded during the year ended December 31, 2022. On September 30, 2023, the aggregate outstanding principal balance of these loans was $266,545 and accrued and unpaid interest was $61,601. On December 31, 2022, the aggregate outstanding principal balance of these loans was $266,545 and accrued and unpaid interest was $69,495. The loans continue to be payable, at any time, on demand.

On May 18, 2023, 681315 B.C. Ltd., a corporation controlled by Jaisun Garcha, our Chief Financial Officer, made a loan to us in the principal amount of $50,000, and in connection therewith we issued an unsecured subordinated promissory note to such corporation in the principal amount of $50,000 accruing interest at a rate of 12% per annum, with an original maturity date on August 1, 2023, which has been extended to December 1, 2023. On September 30, 2023, the aggregate outstanding principal balance of this loan was $50,000 and accrued and unpaid interest was $2,235. On July 18, 2023, 681315 B.C. Ltd., made an additional loan to us in the principal amount of $100,000, and in connection therewith we issued an unsecured subordinated promissory note to such corporation in the principal amount of $100,000 accruing interest at a rate of 5% per annum, with a maturity date on December 1, 2023. On September 30, 2023, the aggregate outstanding principal balance of this loan was $100,000 and accrued and unpaid interest was $514.

On December 8, 2022, pursuant to certain financing provided to us under the terms and conditions of a Securities Purchase Agreement, Avner Nebel, an officer and director of the Company, invested $100,000 in the Company, and in connection therewith we issued a Bridge Note to Mr. Nebel in the principal amount of $100,000. Mr. Nebel’s Bridge Note is automatically convertible into shares of our common stock, at the time of an initial public offering, including this offering. Upon the closing of this offering, Mr. Nebel will also be issued a Bridge Warrant exercisable for up to 100% of the number of shares of common stock issuable upon conversion of his Bridge Note. For more information on the Bridge Notes and the Bridge Warrants see “Description of Our Securities — Initial Bridge Notes” and “Description of Our Securities — Initial Bridge Warrants.”

On February 18, 2022, the Company issued 75,000 shares of common stock to Mr. Garcha for consulting services performed for the Company, before his being engaged as the Company’s Chief Financial Officer. The aggregate fair value of these shares of common stock was $135,000.

On June 30, 2022, the Company issued 100,000 shares of common stock to Aga Real Estate Group, a company controlled by Mr. Gevas, for consulting services. The aggregate fair value of these shares of common stock was $180,000.

On January 21, 2021, the Company issued 1,417,000 shares of common stock with an aggregate fair value of $708,500 to a company controlled by Mr. Yu, for consulting services.

Indemnification of Officers and Directors

Upon closing of this offering, we will enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures for Related Party Transactions

In anticipation of becoming a public company upon completion this offering, we plan to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, or related parties, are not permitted to enter into a transaction with us without the prior consent of our board of directors acting through the Audit Committee or, in certain circumstances, the chairman of the Audit Committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $120,000 and such related party would have a direct or indirect interest must first be presented to our Audit Committee, or in certain circumstances the chairman of our Audit Committee, for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related person’s interest in the transaction.

DESCRIPTION OF OUR SECURITIES

The following description summarizes the most important terms of our capital stock, as they will be in effect as of the effective time of the registration statement of which this prospectus forms a part. Because it is only a summary, it does not contain all the information that may be important to you. We expect to adopt our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, and this description summarizes provisions that are expected to be included in these documents. For a complete description, you should refer to the forms of our third amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

The following is a summary of all material characteristics of our capital stock as set forth in our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. The summary does not purport to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation and amended and restated bylaws, all of which are incorporated by reference to the forms included as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

Authorized Capitalization

Upon completion of this offering, we will have 110,000,000 shares of capital stock authorized under our third amended and restated certificate of incorporation, consisting of 100,000,000 shares of common stock with a par value of $0.0001 per share and 10,000,000 shares of blank check preferred stock with a par value of $0.0001 per share. As of December 1, 2023, there were 8,649,471 shares of common stock issued and outstanding, 50,000 shares of common stock issuable upon the exercise of outstanding warrants, and 85,000 shares of common stock issuable upon the exercise of outstanding stock options. As of December 1, 2023, we had no shares of preferred stock issued or outstanding. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Upon completion of this offering, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the designations, rights, preferences, privileges and restrictions thereof, without further vote or action by the stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. Immediately after completion of this offering, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Stock Options and Restricted Stock Units (“RSUs”)

As December 1, 2023, we have reserved for issuance the following shares of our common stock under the 2021 Plan:

•        10,000 shares of our common stock upon the exercise of options granted under the 2021 Plan with an exercise price of $1.80 per share;

•        20,000 shares of our common stock upon the vesting of RSUs awarded under the 2021 Plan, all of which have already vested;

•        75,000 shares of common stock issuable upon exercise of stock options granted under our 2021 Equity Incentive Plan (the “2021 Plan”), at an exercise price of $4.00 per share; and

•        856,179 shares of our common stock reserved for future issuance under the 2021 Plan.

August/September 2023 Bridge Notes

From August 8, 2023 through August 17, 2023, we entered into three Securities Purchase Agreements, pursuant to terms and subject to conditions of which we issued $250,000 in aggregate principal amount of unsecured promissory notes to three accredited investors (the “August/September 2023 Bridge Notes”). Each of the August/September 2023 Bridge Notes has a term of one year from issuance and accrues interest at a rate of 8% per annum. The August/September 2023 Bridge Notes are automatically convertible into shares of our common stock at the time of an initial public offering, including this offering. The conversion price applicable to such conversion is 75% of the initial public offering price of the Shares. The August/September 2023 Bridge Notes contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have agreed to use our commercially reasonable efforts to register the resale of the shares of common stock issuable upon the conversion of the August/September 2023 Bridge Notes and the exercise of the August/September 2023 Bridge Warrants (defined hereafter), pursuant to registration statement, which we have agreed to use our commercially reasonable efforts to have declared effective within 90 days after the closing of this offering. We have also agreed, subject to certain exceptions, to provide the holders of the August/September 2023 Bridge Notes with certain “piggyback” registration rights, if, at any time after the closing of this offering, we propose to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for our own account or for the account of any of our stockholders, and at such time the shares of common stock issuable upon conversion of the August/September 2023 Bridge Notes are not then registered for resale under an effective registration statement. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the August/September 2023 Bridge Notes 74,074 shares of common stock in connection with the conversion of such August/September 2023 Bridge Notes. In connection with this offering, the holders of the August/September 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the August/September 2023 Bridge Notes.

August/September 2023 Bridge Warrants

In connection with the August/September 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “August/September 2023 Bridge Warrants”). The August/September 2023 Bridge Warrants, which would be exercisable for a period of five years after issuance, would be exercisable for up to 100% of the number of shares received by each investor, upon conversion of its August/September 2023 Bridge Note, and the exercise price will be equal to 75% of the initial public offering price of the Shares. If, at any time after three months after the issuance of the August/September 2023 Bridge Warrants, the shares of common stock underlying the August/September 2023 Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their August/September 2023 Bridge Warrants on a cashless exercise basis. The August/September 2023 Bridge Warrants contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have provided the holders of the August/September 2023 Bridge Warrants with the registration rights described above in the paragraph describing the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue August/September 2023 Bridge Warrants to purchase up to an aggregate of 74,074 shares of common stock upon the exercise of the August/September 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the August/September 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the August/September 2023 Bridge Notes, including any shares of common stock received upon exercise of the August/September 2023 Bridge Warrants.

May/July 2023 Bridge Notes

From May 1, 2023 through July 15, 2023, we entered into four Securities Purchase Agreements, pursuant to terms and subject to the conditions of which we issued $190,000 in aggregate principal amount of unsecured promissory notes to four accredited investors (the “May/July 2023 Bridge Notes”). The terms of the May/July 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the May/July 2023 Bridge Notes have the same registration rights as the holders of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the May/July 2023 Bridge Notes 56,296 shares of common stock in connection with the conversion of such May/July 2023 Bridge Notes. In connection with this offering, the holders of the May/July 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the May/July 2023 Bridge Notes.

May/July 2023 Bridge Warrants

In connection with the May/July 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “May/July 2023 Bridge Warrants”). The terms of the May/July 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the May/July 2023 Bridge Notes have the same registration rights as the holder of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the May/July 2023 Bridge Notes 56,296 shares of common stock in connection with the exercise of such May/July 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the May/July 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the May/July 2023 Bridge Notes, including any shares of common stock received upon exercise of the May/July 2023 Bridge Warrants.

February/April 2023 Bridge Notes

From February 15, 2023 through April 15, 2023, pursuant to certain financing provided to us under the terms and conditions of Securities Purchase Agreements, we issued $355,000 in aggregate principal amount of unsecured promissory notes to six accredited investors (the “February/April 2023 Bridge Notes”). The terms of the February/April 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the February/April 2023 Bridge Notes have the same registration rights as the holder of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the February/April 2023 Bridge Notes 105,185 shares of common stock in connection with the conversion of such February/April 2023 Bridge Notes. In connection with this offering, the holders of the February/April 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the February/April 2023 Bridge Notes.

February/April 2023 Bridge Warrants

In connection with the February/April 2023 Bridge Financing, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “February/April 2023 Bridge Warrants”). The terms of the February/April 2023 Bridge Warrants are identical to the terms of the August/September 2023 Bridge Warrants. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue February/April 2023 Bridge Warrants to purchase up to an aggregate of 105,185 shares of common stock upon the exercise of the February/April 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the February/April 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the February/April 2023 Bridge Notes, including any shares of common stock received upon exercise of the February/April 2023 Bridge Warrants.

Initial Bridge Notes

(i) On December 8, 2022, pursuant to certain financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued $175,000 in aggregate principal amount of unsecured promissory notes to two accredited investors, $100,000 of which was issued to Avner Nebel, an officer and director of the Company and (ii) on January 6, 2023, pursuant to certain additional financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued an unsecured promissory note in the principal amount of $100,000 to an additional accredited investor. These unsecured promissory notes are referred to as the “Initial Bridge Notes” and collectively with the February/April 2023 Bridge Notes, the May/July 2023 Bridge Notes and the August/September 2023 Bridge Notes, the “Bridge Notes”. The terms of the Initial Bridge Notes are the same as the terms of the August/September 2023 Bridge Notes; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Notes, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue to the holders of the Initial Bridge Notes 81,482 shares of common stock in connection with the conversion of such Initial Bridge Notes. In connection with this offering, the holders of the Initial Bridge Notes, one of them who is Avner Nebel, an officer and director of the Company, will enter into lock-up agreements which will provide, subject to certain exceptions, that they shall not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the Initial Bridge Notes.

Initial Bridge Warrants

In connection with the Initial Bridge Financings, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “Initial Bridge Warrants” and collectively with the February/April 2023 Bridge Warrants, the May/July 2023 Bridge Warrants and the August/September 2023 Bridge Warrants, the “Bridge Warrants”). If, at any time after three months after the issuance of the Initial Bridge Warrants, the shares of common stock underlying the Initial Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their Initial Bridge Warrants on a cashless exercise basis. All other terms of the Initial Bridge Warrants are the same as the terms of the August/September 2023 Bridge Warrants; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Warrants, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, at the closing of this offering, we expect to issue Initial Bridge Warrants to purchase up to an aggregate of 81,482 shares of common stock upon the exercise of the Initial Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus). The holders of the Initial Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the Initial Bridge Notes, including any shares of common stock received upon exercise of the Initial Bridge Warrants.

Moneta Warrant

On October 10, 2022, pursuant to the terms of an Amended and Restated Services Agreement with Moneta, we issued to Moneta the Moneta Warrant to purchase up to 50,000 shares of our common stock. The Moneta Warrant, which is exercisable until October 10, 2025, is exercisable for up to 50,000 shares of our common stock at an exercise price of $3.00 per share, subject to certain adjustments. The Moneta Warrant contains other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split.

Representative’s Warrants

We have agreed to issue the Representative’s Warrants to Joseph Stone Capital, LLC, the representative of the underwriters of this offering, or its permitted designees. See “Underwriting” for a further description of the Representative’s Warrants.

Registration Rights

Upon the completion of this offering, holders of the Bridge Notes and Bridge Warrants, will be entitled to rights with respect to the registration of these securities under the Securities Act. These rights are provided under the terms of registration rights agreements between us and the holders of the Bridge Notes and Bridge Warrants. The registration rights agreements entered into in connection with the August/September 2023 Bridge Financing, the May/July 2023 Bridge Financing and the February/April 2023 Bridge Financing provide for both (i) automatic registration rights for which the Company has agreed to file a resale registration statement and use commercially reasonable efforts to have such registration statement declared effective within six months after the closing of this offering and (ii) piggyback registration rights. The registration rights agreement entered into in connection with the Initial Bridge Financings were issued provides for piggy-back registration rights only. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of DGCL, our third amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part and described below, may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•        before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•        any merger or consolidation involving the corporation and the interested stockholder;

•        any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•        subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•        any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•        the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will provide for:

•        authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•        limiting the removal of directors by the stockholders;

•        requiring a supermajority vote of stockholders to amend our bylaws or certain provisions our certificate of incorporation;

•        eliminating the ability of stockholders to call a special meeting of stockholders;

•        establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•        establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us.

Potential Effects of Authorized but Unissued Stock

Pursuant to our third amended and restated certificate of incorporation, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, we will have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Choice of Forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company or the Company’s stockholders, (iii) any action asserting a claim against the

Company or any director or officer of the Company arising pursuant to, or a claim against the Company or any director or officer of the Company, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, in each of the aforementioned actions, any claims to which the Court of Chancery of the State of Delaware determines it lacks jurisdiction. This provision will not apply to claims arising under the Exchange Act, or for any other federal securities laws which provide for exclusive federal jurisdiction. However, the exclusive forum provision provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Therefore, this provision could apply to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and that asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce such an exclusive forum provision with respect to claims under the Securities Act.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Corporate Opportunity

Our third amended and restated certificate of incorporation, which will become effective on the effective date of the registration statement of which this prospectus forms a part, provides that to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to us or any of our officers or directors, or any of their respective affiliates, and that we renounce any expectancy that any of our directors or officers will offer any such corporate opportunity of which he or she may become aware to us, except that the doctrine of corporate opportunity shall apply with respect to any of our directors or officers only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as our director or officer, (ii) that is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and (iii) to the extent the director or officer is permitted to refer such opportunity to us without violating any legal obligation.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part, will restrict voting of shares of our capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% or our voting stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers and at least two-thirds of our Board be U.S. Citizens. The Certificate of Incorporation provides that no shares of our capital stock may be voted by or at the direction of non-U.S. Citizens unless such shares are registered on the Foreign Stock Record. If the number of shares on the Foreign Stock Record exceeds 25%, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the capital stock registered on the Foreign Stock Record is equal to 25% of the total voting power of our capital stock. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed 25% of the total voting power of our capital stock, not taking into consideration the pro rata reduction.

Transfer Agent and Warrant Agent

The name, address and telephone number of our stock transfer agent and warrant agent is VStock Transfer LLC, 18 Lafyette Place, Woodmere, New York 11598, (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market prices for our shares of common stock, and our ability to raise equity capital in the future. Although we have reserved the symbol “FLAI” with Nasdaq and have applied to have our common stock approved for listing on Nasdaq under that symbol, we cannot assure you that there will be an active public market for our common stock.

Based on the 8,649,471 shares of common stock outstanding as of December 1, 2023, and the conversion of the Bridge Notes, upon the completion of this offering, upon the completion of this offering, we will have a total of 12,299,841 shares of common stock outstanding, assuming an initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming no exercise by the Representative of its over-allotment option to purchase additional shares of common stock, no exercise of the Representative’s Warrants and no exercise of any other outstanding options or warrants to purchase shares of common stock.

All of the shares of common stock sold in this offering will be freely tradable unless held by our “affiliates,” as defined in Rule 144 under the Securities Act.

The remaining 8,966,508 shares of common stock will be deemed “restricted securities” as that term is defined in Rule 144 under the Securities Act. Subject to the lock-up agreements discussed below, these restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the reporting requirements under the Exchange Act for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned restricted shares of our common stock for at least one year (or six months, provided that such sale occurs after we have been subject to the reporting requirements under the Exchange Act for at least 90 days) would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•        1% of shares of our common stock then outstanding; or

•        the average weekly trading volume of shares of our common stock on Nasdaq during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until

90 days after the date of this prospectus before selling their shares. However, certain of the Rule 701 shares are subject to lock-up agreements as described below and under the section entitled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We and the holders of all 8,649,471 shares of common stock outstanding immediately prior to the closing of this offering, including all officers and directors of the Company, and the holders of all of the Bridge Notes, with respect to the aggregate of 317,037 shares of common stock that will automatically convert upon the closing of the offering, will enter into lock-up agreements with respect to the disposition of their securities. See “Underwriting — Lock-Up Agreements” for additional information.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register our shares issued or reserved for issuance under our equity incentive plans. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of the shares of common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies, and other financial institutions;

•        regulated investment companies or real estate investment trusts;

•        brokers, dealers or traders in securities or currencies;

•        controlled foreign corporations, “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our common stock under the constructive sale provisions of the Code;

•        persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interest of which are held by qualified foreign pension funds

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is not a “U.S. person,” a partnership or an entity disregarded as separate from its owner, each for United States federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in the section relating to the sale or disposition of our common stock. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of the withholding rules discussed below we or the applicable withholding agent may treat the entire distribution as a dividend.

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders will be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty and regarding any applicable treaties that may provide for different rules.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•        the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment fixed base in the United States to which such gain is attributable);

•        the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our common stock constitutes U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual non-U.S. holder is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests and our other business assets, however, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. If we are a USRPHC and either our common stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding common stock, directly or indirectly, during the applicable testing period, such non-U.S. holder’s gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our common stock is not regularly traded on an established securities market, a non-U.S. holder’s proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. Prospective investors are encouraged to consult their tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) paid on our common stock, or, subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders.

Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends (including deemed dividends) paid on our common stock. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We are offering the Shares described in this prospectus through the underwriters named below. Joseph Stone Capital, LLC (“JSC” or the “Representative”) is acting as the sole representative of the underwriters named below. We intend to enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters will severally agree to purchase, and we will agree to sell to the underwriters named below, the number of Shares listed next to its name in the following table.

Underwriters	Number of Shares
Joseph Stone Capital, LLC
Total

The underwriting agreement will provide that the underwriters must buy all of the Shares if they buy any of them, which underwriter obligations to pay for and accept delivery of the Shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions. The underwriters will not be required to take or pay for the Shares covered by the Representative’s option to purchase additional Shares as described below.

The Shares are offered subject to a number of conditions, including:

•        receipt and acceptance of the Shares by the underwriters; and

•        the underwriters’ right to reject orders in whole or in part.

We have been advised by JSC that the underwriters intend to make a market in the Shares of common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional          shares of our common stock (i.e., up to 15% of the Shares sold in this offering) to cover over-allotments, if any. The purchase price to be paid per additional share of common stock will be equal to the initial public offering price of one Share, less the underwriting discounts and commissions. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the other shares of common stock are being offered hereunder. If this option is exercised in full for additional shares of common stock, the total offering price to the public will be $         and the total net proceeds, before expenses and after the credit to the underwriting commissions described below, to us will be $        .

Underwriting Discount and Expenses

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any Shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.28 per Share from the initial public offering price. The underwriters may offer the Shares through one or more of their affiliates or selling agents. If all the Shares are not sold at the initial public offering price, JSC may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the Shares at the prices and upon the terms stated therein.

The underwriting discount is equal to the initial public offering price per Share, less the amount paid by the underwriters to us per Share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the Shares to the underwriters at the offering price of $           per Share, which represents the initial public offering price of our Shares set forth on the cover page of this prospectus less a 7.0% underwriting discount.

The following table shows the per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the Representative’s option to purchase up to          additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We have agreed to pay JSC’s out-of-pocket accountable expenses, including JSC’s legal fees, up to a maximum amount of $100,000. We have paid $15,000 to JSC as an advance to be applied towards reasonable out-of-pocket expenses (which we refer to as the Advance). Any portion of the Advance shall be returned back to us to the extent not actually incurred.

We have also agreed to pay JSC a non-accountable expense allowance equal to 1% of the gross proceeds raised in this offering.

We have also agreed to pay an aggregate of $280,000 to the former lead underwriter and its legal counsel to reimburse each of them for expenses incurred for services provided in connection with this offering.

We estimate that the total of all other expenses of the offering payable by us, not including the underwriting discount, will be approximately $        .

Representative’s Warrants

We have also agreed to issue to the Representative (or its permitted assignees) Representative’s Warrants to purchase a number of our shares of common stock equal to an aggregate of up to 5% of the total number of shares of common stock sold in this offering, excluding any shares of common stock sold upon exercise of the Representative’s over-allotment option. The Representative’s Warrants will have an exercise price equal to 120% of the offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six (6) months after the commencement of sales of this offering, and will expire five years after the commencement of sales of this offering. The Representative’s Warrants are not redeemable by us. In the event that the shares exercisable pursuant to the Representative’s Warrants are not then registered under an effective registration statements, we have agreed to a one-time demand registration of the shares of common stock underlying the Representative’s Warrants at our expense and an additional demand registration of the shares of common stock underlying the Representative’s Warrants at the warrant holders’ expense for a period commencing from the commencement of sales of this offering and ending on the five (5) year anniversary of the closing of this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock, if such underlying shares are not then registered under an effective registration statement, for a period commencing from the commencement of sales of this offering and ending on the five (5) year anniversary of the closing of this offering. The Representative’s Warrants and the shares of common stock underlying the Representative’s Warrants will be deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of 180 days from the commencement of sales of this offering, except to any FINRA member participating in the offering, their officers or partners, associated persons or affiliates. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and the shares of common stock underlying such Representative’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Lock-Up Agreements

We have agreed that, subject to certain exceptions, we will not, without the prior written consent of the underwriters, during the period ending twelve (12) months from the commencement of sales of this offering (the “restricted period”):

•        offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, except for the shares or options issued under the Company’s incentive plan;

•        file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company; or

•        enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company whether any such transaction described above is to be settled by delivery of shares or such other securities, in cash or otherwise.

The holders of all 8,649,471 shares of common stock outstanding immediately prior to the closing of this offering, including all officers and directors of the Company, and the holders of all of the Bridge Notes, with respect to the aggregate of 317,037 shares of common stock that will automatically convert upon the closing of this offering will enter into customary “lock-up” agreements in favor of JSC pursuant to which such persons and entities shall agree that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without JSC’s prior written consent, including the issuance of shares of common stock upon the exercise of currently outstanding convertible securities. The period of such lock-ups shall be nine months for our officers, directors and holders of 10% or more of our outstanding shares of common stock and six months for all others.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock during and after this offering, including:

•        stabilizing transactions;

•        short sales;

•        purchases to cover positions created by short sales;

•        imposition of penalty bids; and

•        syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our securities, which involve the sale by the underwriters of a greater number of securities than they are required to purchase in this offering and purchasing securities on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Representative’s option to purchase additional securities referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing securities in the open market. In making this determination, the underwriters will consider, among other things, the price of such securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because JSC has repurchased securities sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result of these activities, the price of the securities may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. Neither we, nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

Prior to this offering, there was no public market for our shares of common stock. The initial public offering price of the Shares will be determined by negotiation among us and JSC. The principal factors to be considered in determining the initial public offering price of the Shares include:

•        the information set forth in this prospectus and otherwise available to JSC;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of common stock, or that the shares of common stock will trade in the public market at or above the initial public offering price.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada.    The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom.    Each underwriter has represented and agreed that:

•        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia.    No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands.    No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP. Certain legal matters relating to the offering will be passed upon for the underwriters by VCL Law LLP.

EXPERTS

Grassi & Co., CPAs, P.C., independent registered public accounting firm, has audited our financial statements as of and for the years ended December 31, 2022 and 2021, as set forth in their report (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Grassi & Co., CPAs, P.C., given on their authority as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the securities offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete, please see the copy of the contract or document that has been filed for the complete contents of that contract or document. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We currently do not file periodic reports with the SEC. Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We also maintain a website at www.flewber.com. Upon completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

FLEWBER GLOBAL, INC.
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Flewber Global Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Flewber Global Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s accumulated deficit and net losses for each of the years ended December 31, 2022 and 2021, raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions, and management’s plans regarding those matters, are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matters

As discussed in Note 2 to the consolidated financial statements, Flewber Global Inc. and Subsidiaries changed its accounting policy related to its recording of leases whereby it is recognizing a right-of-use asset and a lease liability for all lease agreements with a term greater than 12 months. The policy was adopted retrospectively effective January 1, 2022. There was no cumulative effect of initially applying the policy as of the date of application. Our opinion is not modified with respect to this matter.

As discussed in Note 3 to the consolidated financial statements, the December 31, 2022 and 2021 consolidated financial statements have been restated to correct certain errors. Our opinion is not modified with respect to this matter.

/s/ GRASSI & CO., CPAs, P.C

We have served as the Company’s auditor since 2021.

Jericho, New York
April 26, 2023, except for Notes 3 and 12, as to which the date is July 18, 2023

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2022 (As Restated)	December 31, 2021 (As Restated)
ASSETS

Current assets:
Cash	$152,409	$1,173,953
Accounts receivable, net	—	650
Prepaid expenses	45,701	15,000
Deferred offering costs	50,000	—
Total current assets	248,110	1,189,603

Deposits	86,845	86,845
Property and equipment and capitalized software, net	441,148	366,227
Right of use assets	583,380	—
Total assets	$1,359,483	$1,642,675

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$120,455	$36,159
Due to related parties	322,696	83,778
Deferred revenue	172,238	97,515
Bridge notes	175,000	—
SBA loan, current	3,732	3,732
Loans payable to related parties	266,545	281,443
Loans payable, current	14,334	—
Lease liabilities, current	342,168	—
Total current liabilities	1,417,168	502,627

SBA loan, non-current	54,617	58,349
Loans payable, non-current	76,660	—
Lease liabilities, non-current	241,290	—
Total liabilities	1,789,735	560,976

Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 100,000,000 authorized; 8,636,971 and 8,140,315 shares issued and outstanding as of December 31, 2022 and December 31, 2021	624	572
Additional paid-in capital	4,687,229	3,773,463
Accumulated deficit	(5,118,105)	(2,692,336)
Total equity (deficit)	(430,252)	1,081,699
Total liabilities and equity (deficit)	$1,359,483	$1,642,675

The accompanying notes are an integral part of these consolidated financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2022	December 31, 2021
Revenue	$4,269,100	$1,798,943

Costs and expenses:
Cost of revenue	3,440,601	1,389,742
General and administrative	3,081,352	2,282,745
Sales and marketing	213,703	41,514
Depreciation and amortization	155,149	116,189
Total costs and expenses	6,890,805	3,830,190

Loss from operations	(2,621,705)	(2,031,247)

Other income (expense)
Other income	273,818	26,392
Interest expense	(77,882)	(7,032)
Total other income (expense)	195,936	19,360
Net loss	$(2,425,769)	$(2,011,887)

Net loss per share of common stock:
Basic	$(0.29)	$(0.30)
Diluted	$(0.29)	$(0.30)

Weighted-average shares of common stock outstanding:
Basic	8,475,123	6,685,162
Diluted	8,475,123	6,685,162

The accompanying notes are an integral part of these consolidated financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2020	2,985,000	$56	$100,229	$(680,449)	$(580,164)
Equity-based compensation	2,012,000	202	1,005,798	—	1,006,000
Common stock issuances	3,143,315	314	2,667,436	—	2,667,750
Net loss	—	—	—	(2,011,887)	(2,011,887)
Balance as of December 31, 2021	8,140,315	572	3,773,463	(2,692,336)	1,081,699
Equity-based compensation	227,500	23	429,295	—	429,318
Common stock issuances	269,156	29	484,471	—	484,500
Net loss	—	—	—	(2,425,769)	(2,425,769)
Balance as of December 31, 2022	8,636,971	$624	$4,687,229	$(5,118,105)	$(430,252)

The accompanying notes are an integral part of these consolidated financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2022 (As Restated)	December 31, 2021
OPERATING ACTIVITIES
Net loss	$(2,425,769)	$(2,011,887)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	155,149	116,189
Equity-based compensation	429,318	1,006,000
Change in assets and liabilities:
Accounts receivable	650	(650)
Prepaid expenses	(30,701)	50,000
Deferred offering costs	(50,000)	—
Deposits	—	(86,845)
Accounts payable and accrued liabilities	84,296	(102,441)
Due to related parties	238,918	83,778
Deferred revenue	74,723	(21,681)
Lease liabilities, net	78
Net cash used in operating activities	(1,523,338)	(967,537)

INVESTING ACTIVITIES
Purchase of property and equipment	(230,070)	(230,793)
Net cash used in investing activities	(230,070)	(230,793)

FINANCING ACTIVITIES
Proceeds from common stock issuances	484,500	2,667,750
Repayments of SBA loan	(3,732)	(1,720)
Proceeds from bridge notes	175,000	—
Proceeds from loans	99,047	—
Repayments of loans	(8,053)	—
Repayments of loans from related parties	(14,898)	(324,627)
Net cash provided by financing activities	731,864	2,341,403

Net (decrease) increase in cash	(1,021,544)	1,143,073
Cash, beginning of year	1,173,953	30,880
Cash, end of year	$152,409	$1,173,953

Cash paid during the period for:
Interest	$4,090	$7,032

Non-cash transactions:
Right of Use Asset	$583,380	$—

The accompanying notes are an integral part of these consolidated financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

Flewber Global Inc. (“Flewber” or the “Company”) was incorporated in Delaware in January 2019 and is headquartered in New York, NY. These consolidated financial statements include the accounts of the Company and its wholly-owned legal subsidiaries Flewber Inc., which was incorporated in New York, and Ponderosa Air LLC, which was formed in New York. Flewber is a groundbreaking private jet charter with a user-friendly travel app offering competitively priced private flights that enables on-demand private air travel while driving more connectivity through shared experiences. Flewber provides customers with regional (Flewber Xpress) and long-range (Flewber LX) private jet flights throughout the United States, Canada, Mexico, and the Caribbean. Utilizing its own aircraft along with a network of partner operators, Flewber allows consumers to book directly or “bid” on available empty leg flights in real-time for incredible prices on private jets and smaller regional aircraft.

Going Concern

These consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. At December 31, 2022, the Company has a working capital deficit of $1,169,058 (December 31, 2021 – working capital surplus of $686,976), net loss of $2,425,769 (2021 – $2,011,887), accumulated deficit of $5,118,105 (December 31, 2021 – $2,692,336) and negative cash flows from operations of $1,523,338 (2021 – $967,537). The application of the going concern concept is dependent on the Company’s ability to receive continued financial support from its stakeholders and, ultimately, on the Company’s ability to generate profitable operations. Management is of the opinion that sufficient working capital is available and will be obtained from financings to meet the Company’s liabilities and commitments as they come due for the next twelve months. These consolidated financial statements do not reflect any adjustments or reclassifications of assets and liabilities which would be necessary if the Company were unable to continue as a going concern.

COVID-19

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. This contagious disease outbreak, which has continued to spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on the Company’s business or ability to raise funds.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of Flewber Global Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates due to risks and uncertainties, including uncertainty in the current economic environment due to COVID-19. The most significant estimates include, but are not limited to, the useful lives and residual values of purchased aircraft, the fair value of financial assets and liabilities, other assets and liabilities, and the determination of the allowance for credit losses.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, the fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are set forth below:

Level 1	—	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2	—

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active or inputs other than the quoted prices that are observable either directly or indirectly for the full term of the assets or liabilities.

Level 3	—	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

The Company’s primary financial instruments include receivables, accounts payable, accrued liabilities, deferred revenue, and long-term debt. The estimated fair value of accounts receivable, accounts payable, accrued liabilities, and deferred revenue approximates their carrying value due to the short-term nature of these instruments.

Accounts Receivable

Accounts receivable consist of contractual amounts the Company expects to collect from customers related to flights. The Company records accounts receivable at the original invoiced amount. The Company monitors exposure for losses and maintains an allowance for credit losses for any receivables that may be uncollectible. The Company estimates uncollectible receivables based on the receivable’s age, customer creditworthiness, and past transaction history with the customer. When it is determined that the amounts are not recoverable, the receivable is written off against the allowance. As of December 31, 2022 and December 31, 2021, there was no allowance for credit losses. The Company’s standard policy is to collect payment from customers in advance of providing any flight services. In some cases we may choose to provide flight services to select repeat customers in advance of collecting payment for those flight services.

Concentration of Credit Risk

Financial instruments that may potentially expose the Company to concentrations of credit risk primarily consist of cash and receivables. The Company places cash with high credit quality financial institutions. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to certain limits. The Company has not experienced any losses in such accounts. For accounts receivable, the Company monitors credit quality on an ongoing basis and maintains reserves for estimated credit losses. During the year ended December 31, 2022, no customer made up 10% of the Company’s total revenue and no operator made up 10% of total cost of revenue. During the year ended December 31, 2021, revenue from one customer made up 17% of the Company’s total revenue and one operator made up 10% of the total cost of revenues.

Deposits and Prepaid Expenses

Deposits primarily relate to security deposits associated with leased office space. Prepaid expenses primarily relate to prepayment for costs of flights that did not yet occur to independent third-party aircraft operators.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization for all property and equipment are calculated using the straight-line method over the estimated useful lives of the related assets. Expenditures that increase the value or productive capacity of assets are capitalized, and repairs and maintenance are expensed as incurred. The estimated useful lives of property and equipment are as follows: aircraft — fifteen years, furniture — three years, vehicle — five years.

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

Capitalized Software

Capitalized software consists of developed technology and is carried at cost and amortized on a straight-line basis over the estimated useful life, which is 5 years. The Company reviews definite-lived intangible assets for impairment.

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures the recoverability of the asset by comparing the carrying amount of such assets to the future undiscounted cash flows it expects the asset to generate. If the Company considers the asset to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. No impairment was deemed necessary at December 31, 2022 and 2021.

Leases

Rental expense for office space and hangar space is recorded on a straight-line basis over the life of the lease term. Information about the Company’s undiscounted future lease payments and the timing of those payments is in Note 9, RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY.

Equity-Based Compensation

The Company issues equity-based compensation awards to employees and consultants, including unrestricted and restricted stock grants per employment or consulting agreements, and stock options under the Company’s stock option plan. Equity-based compensation awards are measured on the date of grant based on the estimated fair value of the respective award, and the resulting compensation expense is recognized over the required service period of the respective award. For performance-based awards such as restricted stock grants, the grant date fair value of the award is expensed over the vesting period when the performance condition is considered probable of being achieved.

Advertising Costs

The Company expenses the cost of advertising and promoting its services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $213,703 and $41,514 for the years ended December 31, 2022 and 2021, respectively.

Deferred Offering Costs

Deferred offering costs consist principally of legal and underwriters’ fees incurred related to equity financings. These deferred offering costs are deferred and then charged against the gross proceeds received once the equity financing occurs or are charged to expense if the financing does not occur.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Legal Contingencies

The Company is involved in various legal proceedings arising in the ordinary course of business. The Company records liabilities for losses from legal proceedings when it determines that it is probable that the outcome in a legal proceeding will be unfavorable, and the amount of loss can be reasonably estimated.

Revenue

Revenue is derived from flights provided to customers. The Company determines revenue recognition through the following steps:

•        Identification of the contract, or contracts, with a customer.

•        Identification of the performance obligations in the contract.

•        Determination of the transaction price.

•        Allocation of the transaction price to the performance obligations in the contract; and,

•        Recognition of revenue when, or as, a performance obligation is satisfied.

The Company accounts for a contract when the customer has agreed to receive the performance obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized, when the Company satisfies its performance obligation to the customer at a future date.

Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The Company utilized registered independent third-party aircraft operators in the performance of all of its flights in 2022 and 2021. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to customers is similar regardless of which third-party aircraft operators is involved. The Company directs third-party aircraft operators to provide an aircraft to a customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements, as it has the authority to direct the key components of the service on behalf of the customer regardless of which third-party is used. The Company also bears all costs, risks and liabilities associated with the services provided by third-party aircraft operators such that if a customer does not pay the Company or a customer cancels their flight booking, the Company is still required to pay the third-party aircraft operator as per the terms and conditions between the Company and the third-party aircraft operator. In addition, if a third-party aircraft operator cancels or is unable to perform the flight services, the Company is required to arrange for another aircraft for the customer. Since the Company has primary responsibility to fulfill the performance obligation, the revenue is reported on a gross basis in the consolidated statements of operations.

Flights are earned and recognized as revenue at the point in time in which the service is provided. The Company generally does not issue refunds for flights unless there is a failure to meet its service obligations. For roundtrip flights, revenue is recognized upon arrival at the destination for each flight segment.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is “more likely-than-not” that deferred tax assets will not be realized.

On a regular basis, the Company evaluates the recoverability of deferred tax assets and the need for a valuation allowance. Such evaluations involve the application of significant judgment. The Company considers multiple factors in its evaluation of the need for a valuation allowance. The Company’s net deferred tax assets consist of assets related to net operating losses and credits. The Company’s net operating losses and credits have a finite life primarily based on the 20-year carryforward rule for federal net operating losses (“NOLs”) generated through December 31, 2022. At December 31, 2022 and 2021, the Company has recorded a full valuation allowance on its deferred tax assets in the amount of $2,425,769 and $2,011,887, respectively.

The effective tax rate was 0.0% for the years ended December 31, 2022 and 2021. The Company’s effective tax rate for the years ended December 31, 2022 and 2021 differs from the federal statutory rate of 21% primarily due to a full valuation allowance against its net deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.

Until an appropriate level of profitability is attained, the Company expects to maintain a full valuation allowance on its deferred tax assets. Any tax benefits or tax expense recorded on its consolidated statements of operations will be offset with a corresponding valuation allowance until such time that the Company changes its determination related to the realization of deferred tax assets. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such a determination is made.

For uncertain tax positions that meet a “more likely-than-not” threshold, the Company recognizes the benefit of uncertain tax positions in the consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

At December 31, 2022 and 2021, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements. The Company is in arrears with its corporate tax filings. The Company’s 2019 to 2021 tax returns remain subject to examination by taxing jurisdictions.

Net Loss per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the Company by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding plus the effect of dilutive potential shares of common stock outstanding during the period. During the periods when there is a net loss, potentially dilutive shares of common stock are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive. During the year ended December 31, 2022, stock options, restricted stock units, and warrants were issued that were excluded from the calculation of diluted net loss per share because including them would have had anti-dilutive effect. 10,000 options, 12,500 restricted stock units, and 50,000 warrants were issued during the period ended December 31, 2022. Also during the year ended December 31, 2022, the Company issued $175,000 in

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

promissory notes (“Bridge Notes”) that are automatically convertible into shares of the Company’s common stock at the time of an initial public offering. The Company also agreed to issue common stock purchase warrants to the Bridge Note investors at the time of the closing of an initial public offering, providing them with the right to purchase shares of our common stock (the “Bridge Warrants”). The Bridge Notes and Bridge Warrants were excluded from the calculation of diluted net loss per share because including them would have had anti-dilutive effect.

Adoption of FASB ASC Topic 842

As of January 1, 2022, the Company adopted the new accounting standard, Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”). ASC 842 requires all lessees to recognize a right-of-use asset for the underlying leased asset and a lease liability for the corresponding lease liability for all lease agreements with a term greater than 12 months, initially measured at the present value of the lease payments. In accordance with ASC 842, the modified retrospective method was applied to all lease agreements in effect at January 1, 2022. Under the modified retrospective method, the cumulative effect of applying the standard is recognized at the date of initial application. Results for reporting periods beginning after January 1, 2022 are presented under ASC 842. As a result of adopting ASC 842 effective January 1, 2022, the Company recorded right-of use assets and lease liabilities of approximately $666,045 and $665,345 respectively and an approximate $700 reduction to general and administrative expense.

Right-of-use assets and the corresponding lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the life of the lease term. In determining the present value of lease payments, the Company uses the rate implicit in the lease if it is readily determinable, a borrowing rate based on similar debt, or a risk-free rate for a period comparable to the lease term to discount the lease payments to present value. The Company considers the lease term to be the non-cancellable period that it has the right to use the underlying asset, including all periods covered by an option to (1) extend the lease, if the Company is reasonably certain to exercise the option, (2) terminate the lease if the Company is reasonably certain not to exercise that option, and (3) extend or not to terminate the lease, in which exercise of the option is controlled by the lessor.

In accordance with Topic 842, the Company, at the inception of the contract, evaluates if an arrangement is or contains a lease and thus recognizes a right-of-use (“ROU”) asset and the corresponding lease liability. The Company’s right-of-use assets and lease liabilities relate to vehicles, property, and office equipment. The Company recognizes right-of-use assets and lease liabilities for leases with terms of greater than 12 months.

Leases are classified as either finance or operating leases. For operating leases, the lease liability is initially and subsequently measured at the present value of the future payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner. The classification between operating and finance leases determines whether lease expenses are recognized based on an effective interest method or on a straight-line basis, respectively, over the term of the lease.

Lease payments included in the measurement of the lease liability comprise a fixed payment owed over the lease term. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any incentives received. ROU assets under finance leases are amortized on a straight-line basis over the lease term. ROU assets for operating and finance leases are periodically reduced by impairment losses.

The Company monitors for events or changes that can require a reassessment of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. Operating lease ROU assets are presented as operating lease right-of-use assets on the balance sheet. The current portion of the operating lease liabilities is included in current liabilities, and the long-term portion is presented separately in long-term liabilities. The Company has no related party leases.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. RESTATEMENT

The Company has determined that a restatement of the December 31, 2022 and 2021 consolidated financial statements is appropriate in order to correct certain errors in the reporting of loans payable to related parties and amounts due to related parties. In previously issued consolidated financial statements, loans payable to related parties was classified as a non-current liability as of December 31, 2022 and 2021. These loans payable to related parties have been restated to a current liability as amounts are payable on demand and have no fixed terms of repayment.

In addition, the December 31, 2022 consolidated balance sheet includes a restatement of $69,495 which was originally recorded in accounts payable and accrued liabilities to include the amounts due to related parties.

Such restatements also impacted the related cash flow items which were also restated. Although these restatements had an impact on the Company’s working capital, there was no impact on net loss as previously reported.

4. PROPERTY AND EQUIPMENT AND CAPITALIZED SOFTWARE, NET

The Company’s property and equipment and capitalized software consists of the following:

	December 31, 2022	December 31, 2021
Aircraft	$270,721	$270,721
Vehicle	109,047	—
Leasehold improvements	39,889	39,889
Furniture	146,823	145,800
Software platform	259,499	139,499
	825,979	595,909

Less: Accumulated depreciation and amortization	(384,831)	(229,682)
Total	$441,148	$366,227

5. OTHER INCOME

During the year ended December 31, 2022, the Company generated other income of $273,818 comprised of $145,000 from a settlement agreement, $126,500 from subleased office space and $2,318 from credit card credits. The subleased office space agreement terminates on December 31, 2023 and is expected to generate $120,000 in other income in 2023 based on a monthly lease amount of $10,000. The Company generated other income of $26,392 from subleased office space for the year ended December 31, 2021.

6. LOANS PAYABLE

On May 18, 2022, the Company purchased a vehicle and obtained a vehicle financing loan of $99,047 of which $8,053 was repaid as of December 31, 2022. This loan bears interest at 4.75% per annum and is secured by the vehicle purchased. The company will be making monthly payments of $1,529 for a period of seventy-five months beginning from June 2022 representing total annual payments of $18,347 from 2023 to 2028. Interest expense recognized on this loan was $2,653 for the year ended December 31, 2022.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. LOANS PAYABLE (cont.)

Future minimum loan payments as of December 31, 2022:

For the Years Ended December 31,
2023	$18,347
2024	18,347
2025	18,347
2026	18,347
2027	18,347
Thereafter	12,232
Total minimum payments	103,967
Less: amount representing interest	(12,973)
Total loan payable	90,994
Less: current portion of loan payable	(14,334)
Total loan payable, less current portion	$76,660

7. GOVERNMENT LOAN

During the year ended December 31, 2020, the Company received a loan of $63,800 from the United States’ Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). This loan accrues interest at 3.75% per annum. The balance of principal and interest will be fully repaid thirty years from the date the loan was received. Future payments of $3,732 will be made each year from 2022 onwards until the principal balance is fully repaid. The balance of this SBA loan was $58,349 at December 31, 2022 and $62,081 at December 31, 2021.

Future minimum SBA loan payments as of December 31, 2022:

For the Years Ended December 31,
2023	$3,732
2024	3,732
2025	3,732
2026	3,732
2027	3,732
Thereafter	84,951
Total minimum payments	103,611
Less: amount representing interest	(45,262)
Total SBA loan payable	58,349
Less: current portion of SBA loan payable	(3,732)
Total SBA loan payable, less current portion	$54,617

8. RELATED PARTIES

At December 31, 2022 and 2021, the Company had amounts due to related parties of $322,696 and $83,778, respectively. This amount corresponds to unpaid amounts due to officers and directors for services rendered during 2022 and 2021 as well as accrued interest on a related party loan. At December 31, 2022 and December 31, 2021, the Company had loans outstanding of $266,545 and $281,443, respectively, from this related party. The loan amounts owing bear interest at 3.7%, are unsecured, and have no fixed terms of repayment. Accrued interest related to this loan of $69,495 is included in due to related parties as of December 31, 2022 in the accompanying consolidated balance sheets.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. RELATED PARTIES (cont.)

During the period ended December 31, 2022, the Company issued 175,000 shares of common stock with an aggregate fair value of $315,000 to a related party and to a company controlled by a related party for consulting services. During the period ended December 31, 2021, the Company issued 1,417,000 shares of common stock with an aggregate fair value of $708,500 to a company controlled by a related party for consulting services.

9. RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY

As of December 31, 2022, the Company has two significant operating leases: a lease for our corporate headquarters located at 1411 Broadway, 38th Floor New York, New York 10019 and a lease for an office suite at our air-taxi’s base of operation located at 7160 Republic Airport, Farmingdale, NY 11735. Lease components in the Company’s leases are accounted for following the guidance in ASC 842 for the capitalization of long-term leases. At December 31, 2022, the lease liability is equal to the present value of the remaining lease payments, discounted using a borrowing rate based on similar debt. Lease activity for the period ended December 31, 2022, was as follows:

Balance sheet information related to the Company’s leases is presented below:

Operating leases:	December 31, 2022	December 31, 2021
Operating right-of-use asset	$583,380	$—
Operating lease liability, current	342,168	—
Operating lease liability, long-term	241,290	—

The following provides details of the Company’s lease expense:

	Year Ended December 31
Lease cost:	2022	2021
Operating lease cost	$369,531	$85,027

Other information related to leases is presented below:

Cash paid for amounts included in the measurement of lease liabilities:	Year Ended December 31, 2022
Operating cash outflows from operating leases	$369,103
December 31, 2022
Weighted-average discount rate – operating lease	7.0%
Weighted-average remaining lease term – operating lease (in years)	1.7

As of December 31, 2022, the expected annual minimum lease payments of the Company’s operating lease liabilities were as follows:

For the Year Ended December 31,
2023	$369,103
2024	246,069
Total future minimum lease payments, undiscounted	615,172
Less: Imputed interest for leases in excess of one year	(31,714)
Present value of future minimum lease payments	583,458
Less: Current portion of lease liabilities	(342,168)
Total lease liabilities less current portion	$241,290

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. EQUITY

The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. Holders of common stock are entitled to one vote per each share.

Equity-Based Compensation

Issuance of Common Stock for Consulting fees

During the period ended December 31, 2022, the Company issued to various consultants an aggregate of 227,500 shares of common stock with an aggregate fair value of $409,500, which represents equity-based compensation and is recognized under general and administrative expenses. The fair value of shares is determined by the value of services rendered as indicated in corresponding consulting agreements or by recent cash sales to third parties. During the year ended December 31, 2021, the Company issued to various consultants an aggregate of 2,012,000 shares of common stock with an aggregate fair value of $1,006,000, which represents equity-based compensation and is recognized under general and administrative expenses. The fair value of shares is determined by the value of services rendered as indicated in corresponding consulting agreements or by recent cash sales to third parties.

Stock Options

During the year ended December 31, 2022, the Company recognized equity-based compensation expense of $3,361 corresponding to the partial vesting of 10,000 stock options with exercise price of $1.80 per share that were granted during the period. These options were valued at $3,443 based on a Black-Scholes valuation with the following assumptions (Risk-free interest rate: 2.27%; expected life of options: 1 year; estimated volatility: 40%; dividend rate: 0%).

Restricted Stock Units

During the year ended December 31, 2022, the Company recognized equity-based compensation expense of $22,488 corresponding to the issuance and vesting of restricted stock units of which 13,500 were issued during the year and 6,500 will be issued during 2023.

Warrants

During the year ended December 31, 2022, the Company recognized equity-based compensation expense of $7,469 corresponding to the vesting of 50,000 warrants with an exercise price of $3.00 per share that were issued during the year. These warrants were issued in exchange for consulting services with expiry thirty-six months from October 10, 2022. These warrants were valued at $7,469 based on a Black-Scholes valuation with the following assumptions (Risk-free interest rate: 4.08%; expected life of warrants: 1.5 years; estimated volatility: 46%; dividend rate: 0%).

Issuance of Common Stock for Cash

Angel Round

The Angel Round began in April 2021 and ended in May 2021. During the year ended December 31, 2021, the Company sold 2,300,200 shares of common stock at a price of $0.50 per share for proceeds of $1,150,100 as part of the Company’s Angel Round.

Series A Round

The Series A Round began in July 2021 and continued into 2022. During the period ended December 31, 2022, the Company sold 269,156 shares of common stock at a price of $1.80 per share for proceeds of $484,500 as part of the Company’s Series A Round. During the year ended December 31, 2021, the Company sold 843,115 shares of common stock at a price of $1.80 per share for proceeds of $1,517,650 as part of the Company’s Series A Round.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10. EQUITY (cont.)

Equity Incentive Plan

On June 16, 2021, the Company’s board of directors and stockholders adopted the 2021 Plan which provides for the grant of incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock and other types of awards. The general purpose of the 2021 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the Company’s development and financial success, and to encourage them to devote their best efforts to the Company’s business, thereby advancing the Company’s interests and the interests of its stockholders. By means of the 2021 Plan, the Company seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for its success and the success of its subsidiaries.

11. BRIDGE NOTES

On December 8, 2022, the Company issued $175,000 in principal amount of unsecured promissory notes to two accredited investors, $100,000 of which was issued to an officer and director of the Company and $75,000 issued to a separate third-party. In January 2023, the Company issued an unsecured promissory note in the principal amount of $100,000 to an additional accredited investor and in March 2023, the Company issued three unsecured promissory notes in the principal amount of $175,000 total to three additional accredited investors. These unsecured promissory notes (“Bridge Notes”) each have a term of one year from issuance and accrue interest at a rate of 8% per annum. The Bridge Notes are automatically convertible into shares of the Company’s common stock at the time of an initial public offering. The conversion price applicable to such conversion is 75% of the initial public offering price. In connection with the issuance of these Bridge Notes, the Company also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, providing them with the right to purchase shares of our common stock (the “Bridge Warrants”). The Bridge Warrants, which would be exercisable for a period of five years after issuance, would be exercisable for up to 100% of the number of shares received by each investor, upon conversion of its Bridge Note, and the exercise price will be equal to 75% of the initial public offering price. If, at any time after six months after the issuance of the Bridge Warrants, the shares of common stock underlying the Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their Bridge Warrants on a cashless exercise basis.

12. SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2022 through July 18, 2023, which is the date that the consolidated financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure except stated below.

In January 2023, the Company issued an unsecured promissory note in the principal amount of $100,000 to an accredited investor and in March 2023, the Company issued three unsecured promissory notes in the principal amount of $175,000 total to three additional accredited investors, as indicated in Note 11 — BRIDGE NOTES.

In April 2023, the Company issued three unsecured promissory notes in the principal amount of $180,000 total to three additional accredited investors. The terms of these unsecured promissory notes are the same as the notes issued in March 2023, as indicated in Note 11 — BRIDGE NOTES.

In May 2023, a corporation controlled by an officer of the Company, loaned $50,000 to the Company, and in connection therewith the Company issued an unsecured subordinated promissory note to this corporation in the principal amount of $50,000 accruing interest at 12% with maturity date on August 1, 2023.

In June 2023, the Company issued four unsecured promissory notes in the principal amount of $190,000 total to four additional accredited investors. The terms of these unsecured promissory notes are the same as the notes issued in March 2023, as indicated in Note 11 — BRIDGE NOTES.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED INTERIM BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)	(As Restated)
ASSETS

Current assets:
Cash	$312,922	$152,409
Accounts receivable	10,647	—
Prepaid expenses	20,256	45,701
Deferred offering costs	125,000	50,000
Total current assets	468,825	248,110

Deposits	336,845	86,845
Property and equipment and capitalized software, net	374,360	441,148
Right of use assets	329,356	583,380
Total assets	$1,509,386	$1,359,483

LIABILITIES AND DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$182,443	$120,455
Due to related parties	710,087	322,696
Deferred revenue	602,232	172,238
Bridge notes	1,070,000	175,000
SBA loan, current	3,732	3,732
Loans payable to related parties	416,545	266,545
Loans payable, current	14,505	14,334
Lease liabilities, current	328,734	342,168
Total current liabilities	3,328,278	1,417,168

SBA loan, non-current	53,832	54,617
Loans payable, non-current	65,802	76,660
Lease liabilities, non-current	—	241,290
Total liabilities	3,447,912	1,789,735

Deficit
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 100,000,000 authorized; 8,649,471 and 8,636,971 shares issued and outstanding as of September 30, 2023 and December 31, 2022	624	624
Additional paid-in capital	4,700,823	4,687,229
Accumulated deficit	(6,639,973)	(5,118,105)
Total deficit	(1,938,526)	(430,252)
Total liabilities and deficit	$1,509,386	$1,359,483

The accompanying notes are an integral part of these consolidated interim financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue	$937,718	$969,727	$2,080,747	$3,425,449

Costs and expenses:
Cost of revenue	774,625	738,199	1,697,757	2,716,376
General and administrative	623,304	639,860	1,747,812	2,452,514
Sales and marketing	43,919	121,101	50,126	202,800
Depreciation and amortization	39,242	39,242	117,726	115,908
Total costs and expenses	1,481,090	1,538,402	3,613,421	5,487,598

Loss from operations	(543,372)	(568,675)	(1,532,674)	(2,062,149)

Other income (expense)
Other income	30,000	202,318	90,000	238,818
Interest expense	(39,597)	(1,149)	(79,194)	(1,545)
Total other income (expense)	(9,597)	201,169	10,806	237,273

Net loss	$(552,969)	$(367,506)	$(1,521,868)	$(1,824,876)

Net loss per share of common stock:
Basic	$(0.06)	$(0.04)	$(0.18)	$(0.22)
Diluted	$(0.06)	$(0.04)	$(0.18)	$(0.22)

Weighted-average shares of common stock outstanding:
Basic	8,649,471	8,569,597	8,644,466	8,423,058
Diluted	8,649,471	8,569,597	8,644,466	8,423,058

The accompanying notes are an integral part of these consolidated interim financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED INTERIM STATEMENTS OF EQUITY (DEFICIT)
(UNAUDITED)

	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2021	8,140,315	$572	$3,773,463	$(2,692,336)	$1,081,699
Equity-based compensation	223,750	23	409,942	—	409,965
Common stock issuances	260,824	28	469,472	—	469,500
Net loss	—	—	—	(1,824,876)	(1,824,876)
Balance as of September 30, 2022	8,624,889	$623	$4,652,877	$(4,517,212)	$136,288
	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance as of December 31, 2022	8,636,971	$624	$4,687,229	$(5,118,105)	$(430,252)
Equity-based compensation	12,500	—	13,594	—	13,594
Net loss	—	—	—	(1,521,868)	(1,521,868)
Balance as of September 30, 2023	8,649,471	$624	$4,700,823	$(6,639,973)	$(1,938,526)

The accompanying notes are an integral part of these consolidated interim financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES
CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net loss	$(1,521,868)	$(1,824,876)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	117,726	115,908
Equity-based compensation	13,594	409,965
Change in assets and liabilities:
Accounts receivable	(10,647)	(11,954)
Prepaid expenses	25,445	15,000
Deferred offering costs	(75,000)	—
Deposits	(250,000)	—
Accounts payable and accrued liabilities	61,988	42,842
Due to related parties	387,391	12,500
Deferred revenue	429,994	(58,590)
Lease liabilities, net	(700)	(700)
Net cash used in operating activities	(822,077)	(1,299,906)

INVESTING ACTIVITIES
Purchase of property and equipment and capitalized software	(50,938)	(218,071)
Net cash used in investing activities	(50,938)	(218,071)

FINANCING ACTIVITIES
Proceeds from common stock issuances	—	469,500
Repayments of SBA loan	(785)	(2,799)
Proceeds from bridge notes	895,000	—
Proceeds from loans	—	94,473
Repayments of loans	(10,687)	—
Proceeds of loans from related parties	150,000	—
Repayments of loans from related parties	—	(14,898)
Net cash provided by financing activities	1,033,528	546,277

Net increase (decrease) in cash	160,513	(971,700)
Cash, beginning of period	152,409	1,173,953
Cash, end of period	$312,922	$202,253

Cash paid during the period for:
Interest	$37,928	$1,545

Non-cash transactions:
Right of Use Asset	$—	$902,786

The accompanying notes are an integral part of these consolidated interim financial statements.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
1. ORGANIZATION AND OPERATIONS

Flewber Global Inc. (“Flewber” or the “Company”) was incorporated in Delaware in January 2019 and is headquartered in New York, NY. These consolidated interim financial statements include the accounts of the Company and its wholly-owned legal subsidiaries Flewber Inc., which was incorporated in New York, and Ponderosa Air LLC, which was formed in New York. Flewber is a groundbreaking private jet charter with a user-friendly travel app offering competitively priced private flights that enables on-demand private air travel while driving more connectivity through shared experiences. Flewber provides customers with regional (Flewber Xpress) and long-range (Flewber LX) private jet flights throughout the United States, Canada, Mexico, and the Caribbean. Utilizing its own aircraft along with a network of partner operators, Flewber allows consumers to book directly or “bid” on available empty leg flights in real-time for incredible prices on private jets and smaller regional aircraft.

Going Concern

These consolidated interim financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. At September 30, 2023, the Company has a working capital deficit of $2,859,453 (December 31, 2022–$1,169,058), net loss of $1,521,868 (Year ended December 31, 2022–$2,425,769), accumulated deficit of $6,639,973 (December 31, 2022 - $5,118,105) and negative cash flows from operations of $822,077 (Year ended December 31, 2022–$1,523,338). The application of the going concern concept is dependent on the Company’s ability to receive continued financial support from its stakeholders and, ultimately, on the Company’s ability to generate profitable operations. Management is of the opinion that sufficient working capital is available and will be obtained from financings to meet the Company’s liabilities and commitments as they come due for the next twelve months. These consolidated interim financial statements do not reflect any adjustments or reclassifications of assets and liabilities which would be necessary if the Company were unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated interim financial statements include the accounts of Flewber Global Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated interim financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates due to risks and uncertainties, including uncertainty in the current economic environment due to COVID-19. The most significant estimates include, but are not limited to, the useful lives and residual values of purchased aircraft, the fair value of financial assets and liabilities, other assets and liabilities, and the determination of the allowance for credit losses.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, the fair value hierarchy

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are set forth below:

Level 1	—	Observable inputs such as quoted prices in active markets for identical assets or liabilities.
Level 2	—

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active or inputs other than the quoted prices that are observable either directly or indirectly for the full term of the assets or liabilities.

Level 3	—	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities.

The Company’s primary financial instruments include accounts payable, accrued liabilities, deferred revenue, and long-term debt. The estimated fair value of accounts payable, accrued liabilities, and deferred revenue approximates their carrying value due to the short-term nature of these instruments.

Accounts Receivable

Accounts receivable consist of contractual amounts the Company expects to collect from customers related to flights. The Company records accounts receivable at the original invoiced amount. The Company monitors exposure for losses and maintains an allowance for credit losses for any receivables that may be uncollectible. The Company estimates uncollectible receivables based on the receivable’s age, customer creditworthiness, and past transaction history with the customer. When it is determined that the amounts are not recoverable, the receivable is written off against the allowance. As of September 30, 2023, and December 31, 2022, there was no allowance for credit losses. The Company’s standard policy is to collect payment from customers in advance of providing any flight services. In some cases, we may choose to provide flight services to select repeat customers in advance of collecting payment for those flight services.

Concentration of Credit Risk

Financial instruments that may potentially expose the Company to concentrations of credit risk primarily consist of cash and receivables. The Company places cash with high credit quality financial institutions. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to certain limits. The Company has not experienced any losses in such accounts. For accounts receivable, the Company monitors credit quality on an ongoing basis and maintains reserves for estimated credit losses. At September 30, 2023, one customer made up 100% of accounts receivable. During the three months ended September 30, 2023, revenue from five customers made up 71% of the Company’s total revenue and three operators made up 72% of the total cost of revenues. During the three months ended September 30, 2022, revenue from two customers made up 38% of the Company’s total revenue and two operators made up 38% of the total cost of revenues. During the nine months ended September 30, 2023, revenue from two customers made up 39% of the Company’s total revenue and three operators made up 38% of the total cost of revenues. During the nine months ended September 30, 2022, there were no customers that made up more than 10% of the Company’s total revenue and there were no operators that made up more than 10% of the Company’s total cost of revenues.

Deposits and Prepaid Expenses

Deposits primarily relate to security deposits associated with leased office space and deposits made pursuant to aircraft purchase agreements. Prepaid expenses primarily relate to prepayment for costs of flights that did not yet occur to independent third-party aircraft operators.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization for all property and equipment are calculated using the straight-line method over the estimated useful lives of the related assets. Expenditures that increase the value or productive capacity of assets are capitalized, and repairs and maintenance are expensed as incurred. The estimated useful lives of property and equipment are as follows: aircraft - fifteen years, furniture - three years, vehicle — five years. Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method.

Capitalized Software

Capitalized software consists of developed technology and is carried at cost and amortized on a straight-line basis over the estimated useful life, which is 5 years. The Company reviews definite-lived intangible assets for impairment.

Evaluation of Long-Lived Assets for Impairment

The Company evaluates its long-lived assets for indicators of possible impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company measures the recoverability of the asset by comparing the carrying amount of such assets to the future undiscounted cash flows it expects the asset to generate. If the Company considers the asset to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair value. No impairment was deemed necessary at September 30, 2023 and December 31, 2022.

Leases

Rental expense for office space and hangar space is recorded on a straight-line basis over the life of the lease term. Information about the Company’s undiscounted future lease payments and the timing of those payments is in Note 9, RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY.

Equity-Based Compensation

The Company issues equity-based compensation awards to employees and consultants, including unrestricted and restricted stock grants per employment or consulting agreements, and stock options under the Company’s stock option plan. Equity-based compensation awards are measured on the date of grant based on the estimated fair value of the respective award, and the resulting compensation expense is recognized over the required service period of the respective award. For performance-based awards such as restricted stock grants, the grant date fair value of the award is expensed over the vesting period when the performance condition is considered probable of being achieved.

Advertising Costs

The Company expenses the cost of advertising and promoting its services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $43,919 and $121,101 for the three months ended September 30, 2023 and 2022, respectively and $50,126 and $202,800 for the nine months ended September 30, 2023 and 2022, respectively.

Deferred Offering Costs

Deferred offering costs consist principally of legal and underwriters’ fees incurred related to equity financings. These deferred offering costs are deferred and then charged against the gross proceeds received once the equity financing occurs or are charged to expense if the financing does not occur.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Legal Contingencies

The Company is not currently involved in any legal proceedings. The Company records liabilities for losses from legal proceedings when it determines that it is probable that the outcome in a legal proceeding will be unfavorable, and the amount of loss can be reasonably estimated.

Revenue

Revenue is derived from flights provided to customers. The Company determines revenue recognition through the following steps:

•        Identification of the contract, or contracts, with a customer.

•        Identification of the performance obligations in the contract.

•        Determination of the transaction price.

•        Allocation of the transaction price to the performance obligations in the contract; and,

•        Recognition of revenue when, or as, a performance obligation is satisfied.

The Company accounts for a contract when the customer has agreed to receive the performance obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.

Deferred revenue is an obligation to transfer services to a customer for which the Company has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, the Company initially recognizes a contract liability. The contract liability is settled, and revenue is recognized, when the Company satisfies its performance obligation to the customer at a future date.

Revenue is recognized when control of the promised service is transferred to our customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. The Company utilized registered independent third-party aircraft operators in the performance of all its flights in 2023 and 2022. The Company evaluates whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services the Company provides to customers is similar regardless of which third-party aircraft operators is involved. The Company directs third-party aircraft operators to provide an aircraft to a customer. Based on evaluation of the control model, it was determined that the Company acts as the principal rather than the agent within all revenue arrangements, as it has the authority to direct the key components of the service on behalf of the customer regardless of which third-party is used. The Company also bears all costs, risks and liabilities associated with the services provided by third-party aircraft operators such that if a customer does not pay the Company or a customer cancels their flight booking, the Company is still required to pay the third-party aircraft operator as per the terms and conditions between the Company and the third-party aircraft operator. In addition, if a third-party aircraft operator cancels or is unable to perform the flight services, the Company is required to arrange for another aircraft for the customer. Since the Company has primary responsibility to fulfill the performance obligation, the revenue is reported on a gross basis in the consolidated statements of operations.

Flights are earned and recognized as revenue at the point in time in which the service is provided. The Company generally does not issue refunds for flights unless there is a failure to meet its service obligations. For roundtrip flights, revenue is recognized upon arrival at the destination for each flight segment.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is “more likely-than-not” that deferred tax assets will not be realized.

On a regular basis, the Company evaluates the recoverability of deferred tax assets and the need for a valuation allowance. Such evaluations involve the application of significant judgment. The Company considers multiple factors in its evaluation of the need for a valuation allowance. The Company’s net deferred tax assets consist of assets related to net operating losses and credits. The Company’s net operating losses and credits have a finite life primarily based on the 20-year carryforward rule for federal net operating losses (“NOLs”) generated through September 30, 2023. At September 30, 2023 and December 31, 2022, the Company has recorded a full valuation allowance on its deferred tax assets in the amount of $1,394,394 and $1,074,802, respectively.

The effective tax rate was 0.0% for the three and nine months ended September 30, 2023 and 2022. The Company’s effective tax rate for the three and nine months ended September 30, 2023 and 2022 differs from the federal statutory rate of 21% primarily due to a full valuation allowance against its net deferred tax assets where it is more likely than not that the deferred tax assets will not be realized.

Until an appropriate level of profitability is attained, the Company expects to maintain a full valuation allowance on its deferred tax assets. Any tax benefits or tax expense recorded on its consolidated statements of operations will be offset with a corresponding valuation allowance until such time that the Company changes its determination related to the realization of deferred tax assets. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such a determination is made.

For uncertain tax positions that meet a “more likely-than-not” threshold, the Company recognizes the benefit of uncertain tax positions in the consolidated financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the consolidated statements of operations.

At September 30, 2023 and December 31, 2022, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying consolidated financial statements. The Company’s 2020 to 2022 tax returns remain subject to examination by taxing jurisdictions.

Net Loss per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the Company by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding plus the effect of dilutive potential shares of common stock outstanding during the period. During the periods when there is a net loss, potentially dilutive shares of common stock are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive. During the period ended September 30, 2023, stock options, restricted stock units, and warrants were issued that were excluded from the calculation of diluted net loss per share because including them would have had anti-dilutive effect. During the nine months ended September 30, 2023, the Company issued $895,000 in promissory notes (“Bridge Notes”) that are automatically convertible into shares of the Company’s common stock at the time of an initial public offering. The Company also agreed to issue common stock purchase warrants to the

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Bridge Note investors at the time of the closing of an initial public offering, providing them with the right to purchase shares of our common stock (the “Bridge Warrants”). The Bridge Notes and Bridge Warrants were excluded from the calculation of diluted net loss per share because including them would have had anti-dilutive effect.

Adoption of FASB ASC Topic 842

As of January 1, 2022, the Company adopted the new accounting standard, Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”). ASC 842 requires all lessees to recognize a right-of-use asset for the underlying leased asset and a lease liability for the corresponding lease liability for all lease agreements with a term greater than 12 months, initially measured at the present value of the lease payments. In accordance with ASC 842, the modified retrospective method was applied to all lease agreements in effect at January 1, 2022. Under the modified retrospective method, the cumulative effect of applying the standard is recognized at the date of initial application. Results for reporting periods beginning after January 1, 2022 are presented under ASC 842. As a result of adopting ASC 842 effective January 1, 2022, the Company recorded right-of use assets and lease liabilities of approximately $666,045 and $665,345 respectively and an approximate $700 reduction to general and administrative expense.

Right-of-use assets and the corresponding lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the life of the lease term. In determining the present value of lease payments, the Company uses the rate implicit in the lease if it is readily determinable, a borrowing rate based on similar debt, or a risk-free rate for a period comparable to the lease term to discount the lease payments to present value. The Company considers the lease term to be the non-cancellable period that it has the right to use the underlying asset, including all periods covered by an option to (1) extend the lease, if the Company is reasonably certain to exercise the option, (2) terminate the lease if the Company is reasonably certain not to exercise that option, and (3) extend or not to terminate the lease, in which exercise of the option is controlled by the lessor.

In accordance with Topic 842, the Company, at the inception of the contract, evaluates if an arrangement is or contains a lease and thus recognizes a right-of-use (“ROU”) asset and the corresponding lease liability. The Company’s right-of-use assets and lease liabilities relate to vehicles, property, and office equipment. The Company recognizes right-of-use assets and lease liabilities for leases with terms of greater than 12 months.

Leases are classified as either finance or operating leases. For operating leases, the lease liability is initially and subsequently measured at the present value of the future payments at the lease commencement date. For finance leases, the lease liability is initially measured in the same manner. The classification between operating and finance leases determines whether lease expenses are recognized based on an effective interest method or on a straight-line basis, respectively, over the term of the lease.

Lease payments included in the measurement of the lease liability comprise a fixed payment owed over the lease term. The ROU asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any incentives received. ROU assets under finance leases are amortized on a straight-line basis over the lease term. ROU assets for operating and finance leases are periodically reduced by impairment losses.

The Company monitors for events or changes that can require a reassessment of its leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. Operating lease ROU assets are presented as operating lease right-of-use assets on the balance sheet. The current portion of the operating lease liabilities is included in current liabilities, and the long-term portion is presented separately in long-term liabilities. The Company has no related party leases.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
3. RESTATEMENT

The Company has determined that a restatement of the December 31, 2022 consolidated financial statements is appropriate in order to correct certain errors in the reporting of loans payable to related parties and amounts due to related parties. In previously issued consolidated financial statements, loans payable to related parties was classified as a non-current liability as of December 31, 2022. These loans payable to related parties have been restated to a current liability as amounts are payable on demand and have no fixed terms of repayment.

In addition, the December 31, 2022 consolidated balance sheet includes a restatement of $69,495 which was originally recorded in accounts payable and accrued liabilities to include the amounts to due to related parties.

Although these restatements had an impact on the Company’s working capital, there was no impact on net loss as previously reported.

4. PROPERTY AND EQUIPMENT AND CAPITALIZED SOFTWARE, NET

The Company’s property and equipment and capitalized software consists of the following:

	September 30, 2023	December 31, 2022
Aircraft	$270,721	$270,721
Vehicle	109,047	109,047
Leasehold improvements	39,889	39,889
Furniture	146,823	146,823
Software platform	310,437	259,499
	876,917	825,979

Less: Accumulated depreciation and amortization	(502,557)	(384,831)
Total	$374,360	$441,148

5. OTHER INCOME

During the three and nine months ended September 30, 2023, the Company generated other income from subleased office space of $30,000 and $90,000, respectively. The subleased office space agreement terminates on December 31, 2023 and is expected to generate $120,000 in other income in 2023 based on a monthly lease amount of $10,000. During the three months ended September 30, 2022, the Company generated other income of $202,317 comprised of $145,000 from a settlement agreement, $55,000 from subleased office space and $2,317 from credit card credits. During the nine months ended September 30, 2022, the Company generated other income of $238,818 comprised of $145,000 from a settlement agreement, $91,500 from subleased office space and $2,318 from credit card credits.

6. LOANS PAYABLE

On May 18, 2022, the Company purchased a vehicle and obtained a vehicle financing loan of $99,047. This loan bears interest at 4.75% per annum and is secured by the vehicle purchased. The company will be making monthly payments of $1,529 for a period of seventy-five months beginning from June 2022 representing total annual payments of $18,347 from 2023 to 2028. Interest expense recognized on this loan was $982 for the three months ended September 30, 2023, and $1,541 for the three months ended September 30, 2022. Interest expense recognized on this loan was $3,073 for the nine months ended September 30, 2023, and $1,541 for the nine months ended September 30, 2022. The balance of this loan payable was $80,307 and $90,994 as of September 30, 2023, and December 31, 2022, respectively.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
6. LOANS PAYABLE (cont.)

Future minimum loan payments as of September 30, 2023:

For the Years Ended December 31,
2023	$4,587
2024	18,347
2025	18,347
2026	18,347
2027	18,347
Thereafter	12,232
Total minimum payments	90,207
Less: amount representing interest	(9,900)
Total loan payable	80,307
Less: current portion of loan payable	(14,505)
Total loan payable, less current portion	$65,802

7. GOVERNMENT LOAN

During the year ended December 31, 2020, the Company received a loan of $63,800 from the United States’ Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). This loan accrues interest at 3.75% per annum. The balance of principal and interest will be fully repaid thirty years from the date the loan was received. Future payments of $3,732 will be made each year from 2022 onwards until the principal balance is fully repaid. The balance of this SBA loan was $57,564 at September 30, 2023 and $58,349 at December 31, 2022.

Future minimum SBA loan payments as of September 30, 2023:

For the Years Ended December 31,
2023	$933
2024	3,732
2025	3,732
2026	3,732
2027	3,732
Thereafter	84,951
Total minimum payments	100,812
Less: amount representing interest	(43,248)
Total SBA loan payable	57,564
Less: current portion of SBA loan payable	(3,732)
Total SBA loan payable, less current portion	$53,832

8. RELATED PARTIES

At September 30, 2023 and December 31 2022, the Company had aggregate amounts due to related parties of $710,087 and $322,696, respectively. These amounts correspond to unpaid amounts due to officers and directors for services rendered during 2023, 2022 and 2021 as well as accrued interest on related party loans. At September 30, 2023 and December 31, 2022, the Company had aggregate principal amounts of loans outstanding of $416,545 and $266,545, respectively, from related parties. At September 30, 2023, an aggregate principal amount of loans of $266,545 was due

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
8. RELATED PARTIES (cont.)

to a related party and an aggregate principal amount of loans of $150,000 was due to a company controlled by a related party. The loans of $266,545 bear interest at 3.7%, are unsecured, and have no fixed terms of repayment. Accrued interest related to these loans of $61,601 is included in due to related parties as of September 30, 2023 and $69,495 as of December 31, 2022 in the accompanying consolidated balance sheets. The loans of $150,000 has $50,000 bearing interest at 12% and $100,000 bearing interest at 5%, are unsecured, and had an original maturity date on August 1, 2023, which was extended to December 1, 2023. Accrued interest related to this loan of $2,749 is included in due to related parties as of September 30, 2023, and $0 as of December 31, 2022 in the accompanying consolidated interim balance sheets.

During the year ended December 31, 2022, the Company issued 175,000 shares of common stock with an aggregate fair value of $315,000 to a related party and to a company controlled by a related party for consulting services.

9. RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY

The Company has two significant operating leases: a lease for our corporate headquarters located at 1411 Broadway, 38th Floor New York, New York 10019 and a lease for an office suite at our air-taxi’s base of operation located at 7160 Republic Airport, Farmingdale, NY 11735. Lease components in the Company’s leases are accounted for following the guidance in ASC 842 for the capitalization of long-term leases. The lease liability is equal to the present value of the remaining lease payments, discounted using a borrowing rate based on similar debt.

Balance sheet information related to the Company’s leases is presented below:

Operating leases:	September 30, 2023	December 31, 2022
Operating right-of-use asset	$329,356	$583,380
Operating lease liability, current	328,734	342,168
Operating lease liability, long-term	—	241,290

The following provides details of the Company’s lease expense:

	Nine Months Ended September 30
Lease cost:	2023	2022
Operating lease cost	$276,127	$276,128

Other information related to leases is presented below:

Cash paid for amounts included in the measurement of lease liabilities:	Nine Months Ended September 30, 2023
Operating cash outflows from operating leases	$276,827
September 30, 2023
Weighted-average discount rate – operating lease	7.0%
Weighted-average remaining lease term – operating lease (in years)	1.0

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
9. RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY (cont.)

As of September 30, 2023, the expected annual minimum lease payments of the Company’s operating lease liabilities were as follows:

For the Years Ended December 31,
2023	$92,276
2024	246,069
Total future minimum lease payments, undiscounted	338,345
Less: Imputed interest for leases in excess of one year	(9,611)
Present value of future minimum lease payments	328,734
Less: Current portion of lease liabilities	(328,734)
Total lease liabilities less current portion	$—

10. EQUITY

The Company is authorized to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.0001 per share. Holders of common stock are entitled to one vote per each share.

Equity-Based Compensation

Issuance of Common Stock for Consulting fees

There were no common stock issuances for consulting fees during the three months ended September 30, 2022. During the nine months ended September 30, 2022, the Company issued to various consultants an aggregate of 220,000 shares of common stock with an aggregate fair value of $396,000, which represents equity-based compensation and is recognized under general and administrative expenses. The fair value of shares is determined by the value of services rendered as indicated in corresponding consulting agreements or by recent cash sales to third parties. There were no common stock issuances for consulting fees during the three and nine months ended September 30, 2023.

Stock Options

During the nine months ended September 30, 2023, the Company recognized equity-based compensation expense of $82 corresponding to the partial vesting of 10,000 stock options with exercise price of $1.80 per share that were granted during 2022. During the three months ended September 30, 2022, the Company did not grant any stock options. During the nine months ended September 30, 2022, the Company granted 10,000 stock options with exercise price of $1.80 per share. These options were valued at $3,443 based on a Black-Scholes valuation with the following assumptions (Risk-free interest rate: 2.27%; expected life of options: 1 year; estimated volatility: 40%; dividend rate: 0%). During the three and nine months ended September 30, 2023, the Company did not grant any stock options.

Restricted Stock Units

During the nine months ended September 30, 2023, the Company recognized equity-based compensation expense of $13,594, corresponding to the issuance and vesting of restricted stock units of which 12,500 were issued during the nine months ended September 30, 2023. During the three and nine months ended September 30, 2022, the Company recognized equity-based compensation expense of $13,413, corresponding to the issuance and vesting of restricted stock units of which 3,750 were issued during the three and nine months ended September 30, 2022.

Warrants

During the three and nine months ended September 30, 2023 and September 30, 2022, there were no warrants issued.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
10. EQUITY (cont.)

Issuance of Common Stock for Cash

Angel Round

The Angel Round began in April 2021 and ended in May 2021. During the year ended December 31, 2021, the Company sold 2,300,200 shares of common stock at a price of $0.50 per share for proceeds of $1,150,100 as part of the Company’s Angel Round.

Series A Round

The Series A Round began in July 2021 and continued into 2022. During the period ended December 31, 2022, the Company sold 269,156 shares of common stock at a price of $1.80 per share for proceeds of $484,500 as part of the Company’s Series A Round. During the year ended December 31, 2021, the Company sold 843,115 shares of common stock at a price of $1.80 per share for proceeds of $1,517,650 as part of the Company’s Series A Round.

Equity Incentive Plan

On June 16, 2021, the Company’s board of directors and stockholders adopted the 2021 Plan which provides for the grant of incentive stock options and non-qualified stock options to purchase shares of the Company’s common stock and other types of awards. The general purpose of the 2021 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the Company’s development and financial success, and to encourage them to devote their best efforts to the Company’s business, thereby advancing the Company’s interests and the interests of its stockholders. By means of the 2021 Plan, the Company seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for its success and the success of its subsidiaries.

11. BRIDGE NOTES

On December 7, 2022, the Company issued $175,000 in principal amount of unsecured promissory notes to two accredited investors, $100,000 of which was issued to an officer and director of the Company and $75,000 issued to a separate third-party. In January 2023, the Company issued an unsecured promissory note in the principal amount of $100,000 to an additional accredited investor and in March the Company issued three unsecured promissory notes in the principal amount of $175,000 total to three additional accredited investors. In April 2023, the Company issued three unsecured promissory notes in the principal amount of $180,000 total to three additional accredited investors. In June 2023, the Company issued four unsecured promissory notes in the principal amount of $190,000 total to four additional accredited investors. In August 2023, the Company issued three unsecured promissory notes in the principal amount of $250,000 total to three additional accredited investors. These unsecured promissory notes (“Bridge Notes”) each have a term of one year from issuance and accrue interest at a rate of 8% per annum. The Bridge Notes are automatically convertible into shares of the Company’s common stock at the time of an initial public offering. The conversion price applicable to such conversion is 75% of the initial public offering price. In connection with the issuance of these Bridge Notes, the Company also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, providing them with the right to purchase shares of our common stock (the “Bridge Warrants”). The Bridge Warrants, which would be exercisable for a period of five years after issuance, would be exercisable for up to 100% of the number of shares received by each investor, upon conversion of its Bridge Note, and the exercise price will be equal to 75% of the initial public offering price. If, at any time after six months after the issuance of the Bridge Warrants, the shares of common stock underlying the Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their Bridge Warrants on a cashless exercise basis.

FLEWBER GLOBAL INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Unaudited)
12. SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after September 30, 2023 through November 9, 2023, which is the date that the consolidated interim financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure except stated below.

In October 2023, the Company granted a stock option exercisable for up to 75,000 shares of common stock with a $4.00 exercise price. The options will be fully vested three months after the closing of the Company’s initial public offering.

On November 14, 2023, we created a subsidiary, Vision FGAR 1, LLC, in which Flewber Global Inc. owns 99.99% and an investor of Flewber Global Inc. (the “Minority Member”) owns the remaining 0.01%. This subsidiary was created to acquire a Cirrus SF50 Vision Jet (the “Cirrus Jet”) that will be used by us to generate revenue via our Flewber Hops air-taxi service. Vision FGAR 1, LLC and Ponderosa Air LLC entered into a lease agreement on or around November 14, 2023, whereby Ponderosa Air LLC will lease the Cirrus Jet for a period of seven years with monthly lease payments being $nil. Flewber, Inc. entered into a Cirrus Certified Aircraft Purchase Agreement with Cirrus Aircraft, dated March 21, 2023, for the purchase of the Cirrus Jet with a purchase price of $3,317,874, which was subsequently amended on April 9, 2023, April 17, 2023, June 14, 2023, June 21, 2023, August 9, 2023, September 26, 2023, October 13, 2023, and October 27, 2023 (the “Aircraft Purchase Agreement”). Under the terms of the Aircraft Purchase Agreement, Flewber, Inc. had made deposits totaling an aggregate of $300,000 (collectively, the “Deposit”), of which $250,000 of such Deposit was made as of September 30, 2023, and reported under “Deposits” on our September 30, 2023 consolidated Balance Sheet. On November 14, 2023, Flewber, Inc. assigned its $300,000 Deposit and the Aircraft Purchase Agreement to Vision FGAR 1, LLC. On or around November 14, 2023, the Minority Member provided financing of $2,800,000 to Vision FGAR 1, LLC which was used along with the prior paid Deposit and an additional payment of $217,874 to complete the purchase of the Cirrus Jet. The financing provided by the Minority Member resulted in a promissory note (the “Promissory Note”) being issued to the Minority Member by Vision FGAR 1, LLC for $2,800,000, secured by the Cirrus Jet, with annual interest at 7%, and maturity in seven years. Monthly payments of $42,260 will begin every month beginning on December 14, 2023, until the maturity date, representing interest and principal repayments. The additional payment of $217,874 was funded by two existing investors who made an aggregate loan to us in the principal amount of $300,000, and in connection therewith we issued unsecured subordinated promissory notes in the aggregate principal amount of $300,000 accruing interest at a rate of 12% per annum, with a maturity date on January 15, 2024.

3,333,333 Shares of Common Stock

Flewber Global Inc.

_____________________________

PRELIMINARY PROSPECTUS

_____________________________

Joseph Stone Capital, LLC

          , 2023

Through and including            , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
SEC registration fee	$2,976
FINRA filing fee	3,163
Nasdaq Capital Market listing fees	50,000
Accountants’ fees and expenses	20,000
Legal fees and expenses	250,000
Transfer Agent and registrar fees	5,000
Printing and engraving expenses	40,000
Miscellaneous	3,861
Total expenses	$375,000

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law (“DGCL”), we plan to adopt provisions in our third amended and restated certificate of incorporation and amended and restated bylaws, both of which will become effective on the effective date of this registration statement, that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•        any breach of the director’s duty of loyalty to us or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•        any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our third amended and restated certificate of incorporation, which will become effective on the effective date of this registration statement, also will authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the DGCL, our bylaws provide that:

•        we may indemnify our directors, officers, and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

•        we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•        the rights provided in our bylaws are not exclusive.

Our third amended and restated certificate of incorporation and our amended and restated bylaws, both of which will become effective on the effective date of this registration statement, will provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, under some circumstances provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Issuances of Securities in Private Placements

Angel Round

From April 2021 through May 2021, the Company, in a private placement offering, sold 2,300,200 shares of common stock at a price of $0.50 per share to 26 accredited investors for aggregate gross proceeds of $1,150,100, in connection with the Company’s Angel Round.

Series A Round

From July 2021 through November 30, 2022, the Company, in a private placement offering, sold 1,112,271 shares of common stock at a price of $1.80 per share to 72 accredited investors for aggregate gross proceeds of $2,002,150, in connection with the Company’s Series A Round.

August/September 2023 Bridge Financing

August/September 2023 Bridge Notes

From August 8, 2023 through August 17, 2023, we entered into three Securities Purchase Agreements, pursuant to and subject to conditions of which we issued $250,000 in aggregate principal amount of unsecured promissory notes to three accredited investors (the “August/September 2023 Bridge Notes”). Each of the August/September 2023 Bridge Notes has a term of one year from issuance and accrues interest at a rate of 8% per annum. The August/September 2023 Bridge Notes are automatically convertible into shares of our common stock at the time of an initial public offering, including this offering. The conversion price applicable to such conversion is 75% of the initial public offering price of the Shares. The August/September 2023 Bridge Notes contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have agreed to use our commercially reasonable efforts to register the resale of the shares of common stock issuable upon the conversion of the August/September 2023 Bridge Notes and the exercise of the August/September 2023 Bridge Warrants (defined hereafter), pursuant to registration statement, which we have agreed to use our commercially reasonable efforts to have declared effective within 90 days after the closing of this offering. We have also agreed, subject to certain exceptions, to provide the holders of the August/September 2023 Bridge Notes with certain “piggyback” registration rights, if, at any time after the closing of this offering, we propose to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for our own account or for the account of any of our stockholders, and at such time the shares of common stock issuable upon conversion of the August/September 2023 Bridge Notes are not then registered for resale under an effective registration statement. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the prospectus included in this registration statement (the “Prospectus”), at the closing of the initial public offering described in the Prospectus (the “Offering”), we expect to issue to the holders of the August/September 2023 Bridge Notes 74,074 shares of common stock in connection with the conversion of such August/September 2023 Bridge Notes. In connection with the Offering, the holders of the August/September 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they will not to purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of this offering, including any shares of common stock received upon conversion of the August/September 2023 Bridge Notes.

August/September 2023 Bridge Warrants

In connection with the financing in which the August/September 2023 Bridge Notes were issued by us, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “August/September 2023 Bridge Warrants”). The August/September 2023 Bridge Warrants, which would be exercisable for a period of five years after issuance, would be exercisable for up to 100% of the number of shares received by each investor, upon conversion of its August/September 2023 Bridge Note, and the exercise price will be equal to 75% of the initial public offering price of the Shares. If, at any time after three  months after the issuance of the August/September 2023 Bridge Warrants, the shares of common stock underlying the August/September 2023 Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their August/September 2023 Bridge Warrants on a cashless exercise basis. The August/September 2023 Bridge Warrants contain other customary provisions, including anti-dilution adjustments in the case of certain events such as payments of stock dividends or effecting a stock split. Furthermore, we have provided the holders of the August/September 2023 Bridge Warrants with the registration rights described above in the paragraph describing the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue August/September 2023 Bridge Warrants to purchase up to an aggregate of 74,074 shares of common stock upon the exercise of the August/September 2023 Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth set forth on the cover page of the Prospectus). The holders of the August/September 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the August/September 2023 Bridge Notes, including any shares of common stock received upon exercise of the August/September 2023 Bridge Warrants.

May/July 2023 Bridge Financing

May/July 2023 Bridge Notes

From May 1, 2023 through July 15, 2023, we entered into four Securities Purchase Agreements, pursuant to terms and subject to the conditions of which we issued $190,000 in aggregate principal amount of unsecured promissory notes to four accredited investors (the “May/July 2023 Bridge Notes”). The terms of the May/July 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the May/July 2023 Bridge Notes have the same registration rights as the holders of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue to the holders of the May/July 2023 Bridge Notes 56,296 shares of common stock in connection with the conversion of such May/July 2023 Bridge Notes. In connection with the Offering, the holders of the May/July 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they will not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of the Offering, including any shares of common stock received upon conversion of the May/July 2023 Bridge Notes.

May/July 2023 Bridge Warrants

In connection with the financing in which the May/July 2023 Bridge Notes were issued by us, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “May/July 2023 Bridge Warrants”). The terms of the May/July 2023 Bridge Warrants are identical to the terms of the August/September 2023 Bridge Warrants. Furthermore, we have provided the holders of the May/July 2023 Bridge Warrants with the registration rights described above in the paragraph describing the May/July 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue May/July 2023 Bridge Warrants to purchase up to an aggregate of 56,296 shares of common stock upon the exercise of the May/July 2023 Bridge Warrants, at an exercise price of

$3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus). The holders of the May/July 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the May/July 2023 Bridge Notes, including any shares of common stock received upon exercise of the May/July 2023 Bridge Warrants.

February/April 2023 Bridge Financing

February/April 2023 Bridge Notes

From February 15, 2023 through April 15, 2023, pursuant to certain financing provided to us under the terms and conditions of Securities Purchase Agreements, we issued $355,000 in aggregate principal amount of unsecured promissory notes to six accredited investors (the “February/April 2023 Bridge Notes”). The terms of the February/April 2023 Bridge Notes are identical to the terms of the August/September 2023 Bridge Notes discussed above. The holders of the February/April 2023 Bridge Notes have the same registration rights as the holder of the August/September 2023 Bridge Notes. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range the set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue to the holders of the February/April 2023 Bridge Notes 105,185 shares of common stock in connection with the conversion of such February/April 2023 Bridge Notes. In connection the Offering, the holders of the February/April 2023 Bridge Notes will enter into lock-up agreements which shall provide, subject to certain exceptions, that they will not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of the Offering, including any shares of common stock received upon conversion of the February/April 2023 Bridge Notes.

February/April 2023 Bridge Warrants

In connection with the financing in which the February/April 2023 Bridge Notes were issued by us, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “February/April 2023 Bridge Warrants”). The terms of the February/April 2023 Bridge Warrants are identical to the terms of the August/September 2023 Bridge Warrants. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue February/April 2023 Bridge Warrants to purchase up to an aggregate of 105,185 shares of common stock upon the exercise of the February/April 2023 Bridge Warrants, at an exercise price of $3.00 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus). The holders of the February/April 2023 Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the February/April 2023 Bridge Notes, including any shares of common stock received upon exercise of the February/April 2023 Bridge Warrants.

Initial Bridge Financings

Initial Bridge Notes

(i) On December 8, 2022, pursuant to certain financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued $175,000 in aggregate principal amount of unsecured promissory notes to two accredited investors, $100,000 of which was issued to Avner Nebel, an officer and director of the Company and (ii) on January 6, 2023, pursuant to certain additional financing provided to us under the terms and conditions of a Securities Purchase Agreement, we issued an unsecured promissory note in the principal amount of $100,000 to an additional accredited investor. These unsecured promissory notes are referred to as the “Initial Bridge Notes” and collectively with the February/April 2023 Bridge Notes, the May/July 2023 Bridge Notes and the August/September 2023 Bridge Notes, the “Bridge Notes”. The terms of the Initial Bridge Notes are the same as the terms of the August/September 2023 Bridge Notes; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Notes, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue to the holders of the Initial Bridge Notes 81,482 shares of common stock in connection with the conversion of such Initial Bridge Notes. In connection with the Offering, the holders of the Initial Bridge Notes, one of them who is Avner Nebel, an officer and director of the Company, will enter into lock-up agreements which shall provide, subject to certain exceptions, that they will not purchase, sell or otherwise transfer any of our securities for a period of six months after the closing of the Offering, including any shares of common stock received upon conversion of the Initial Bridge Notes.

Initial Bridge Warrants

In connection with the financing in which the Initial Bridge Notes were issued by us, we also agreed to issue common stock purchase warrants to the investors at the time of the closing of an initial public offering, including this offering, providing them with the right to purchase shares of our common stock (the “Initial Bridge Warrants” and collectively with the February/April 2023 Bridge Warrants, the May/July 2023 Bridge Warrants and the August/September 2023 Bridge Warrants, the “Bridge Warrants”). If, at any time after three months after the issuance of the Initial Bridge Warrants, the shares of common stock underlying the Initial Bridge Warrants are not registered under an effective registration statement or there is not a prospectus then available for the sale of such shares of common stock, then the investors are permitted to exercise their Initial Bridge Warrants on a cashless exercise basis. All other terms of the Initial Bridge Warrants are the same as the terms of the August/September 2023 Bridge Warrants; provided, however, that we are not required to use our commercially reasonable efforts to register the shares of common stock issuable upon conversion of the Initial Bridge Warrants, but the investors have been provided with the same “piggyback” registration rights. Based upon the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus, at the closing of the Offering, we expect to issue Initial Bridge Warrants to purchase up to an aggregate of 81,482 shares of common stock upon the exercise of the Initial Bridge Warrants, at an exercise price of $3.38 per share (75% of the assumed initial public offering price of $4.50 per Share, which is the midpoint of the range set forth on the cover page of the Prospectus). The holders of the Initial Bridge Warrants will be subject to the same restrictions on the purchase, sale or other transfer of our securities, as described above, with respect to the Initial Bridge Notes, including any shares of common stock received upon exercise of the Initial Bridge Warrants.

Issuance of Common Stock for Consulting Fees

During the year ended December 31, 2022, the Company issued to various consultants an aggregate of 223,750 shares of common stock with an aggregate fair value of $288,825, which represents equity-based compensation and is recognized under general and administrative expenses. This included 75,000 shares of common stock issued to an officer and 100,000 shares of common stock issue to a company controlled by a member of management. The fair value of shares is determined by the value of services rendered as indicated in corresponding consulting agreements or by recent cash sales to third parties. During the year ended December 31, 2021, the Company issued to various consultants an aggregate of 2,012,000 shares of common stock with an aggregate fair value of $1,006,000, which represents equity-based compensation and is recognized under general and administrative expenses. This included 1,417,000 shares of common stock issued to a company controlled by an officer/director. The fair value of shares is determined by the value of services rendered as indicated in corresponding consulting agreements or by recent cash sales to third parties.

Moneta Warrant

On October 10, 2022, the Company issued a warrant exercisable for up to 50,000 shares of common stock at an exercise price of $3.00 per share, and having a term until October 10, 2025, to Moneta Advisory Partners, LLC (the “Moneta Warrant”). The Moneta Warrant was issued as a portion of the compensation paid for services provided.

Issuance of Common Stock under our 2021 Equity Incentive Plan

RSUs

During the year ended December 31, 2022, the Company issued 20,000 RSUs for 20,000 shares of common stock upon vesting, of which 11,250 shares have vested as of the date hereof.

Stock Options

During the year ended December 31, 2022, the Company granted 10,000 stock options exercisable for up to 10,000 shares of common stock with exercise price of $1.80 per share that will be fully vested within one year of the grant date.

On October 17, 2023, the Company granted a stock option exercisable for up to 75,000 shares of common stock with an exercise price equal to $4.00, which will be fully vested three months after the closing of the Company’s initial public offering.

Securities Act Exemptions

We deemed the offers, sales and issuances of the securities described above under the caption — Issuances of Securities in Private Placements — to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the issuance of the Moneta Warrant to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relative to transactions by an issuer not involving a public offering.

We deemed the awards described above under the caption — Issuance of Common Stock under our 2021 Equity Incentive Plan — to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement.*
3.1	Second Amended and Restated Certificate of Incorporation of Flewber Global Inc., as currently in effect.*
3.2	Form of Third Amended and Restated Certificate of Incorporation of Flewber Global Inc., to be effective upon the effective date of this Registration Statement.*
3.3	Bylaws of Flewber Global Inc., as currently in effect.*
3.4	Form of Amended and Restated Bylaws of Flewber Global Inc., to be effective upon the effective date of this Registration Statement.*
4.1	Specimen Certificate representing shares of common stock of Flewber Global Inc.*
4.2	Form of Representative’s Warrant.*
4.3	Common Stock Purchase Warrant issued to Moneta Advisory Partners, LLC, dated as of October 10, 2022.*
4.4	Form of Common Stock Purchase Warrant for Initial Bridge Financings.*
4.5	Unsecured Convertible Note for Initial Bridge Financings.*
4.6	Unsecured Convertible Note for February/April 2023 Bridge Financing.*
4.7	Unsecured Convertible Note for May/July 2023 Bridge Financing.*
4.8	Unsecured Promissory Note in the principal amount of $50,000, dated May 18, 2023.*
4.9	Amended Unsecured Promissory Note in the principal amount of $50,000, dated May 18, 2023.*
4.10	Form of Common Stock Purchase Warrant for February/April 2023 Bridge Financing.*
4.11	Form of Common Stock Purchase Warrant for May/July 2023 Financing.*
4.12	Unsecured Promissory Note in the principal amount of $100,000, dated July 18, 2023.*
4.13	Unsecured Promissory Note for August/September 2023 Bridge Financing*
4.14	Form of Common Stock Purchase Warrant for August/September 2023 Bridge Financing*
4.15	7% Secured Promissory Note in the principal amount of $2,800,000, dated November 14, 2023*
4.16	12% Unsecured Promissory Note for aggregate principal amount of $300,000*
5.1	Opinion of Ellenoff Grossman & Schole LLP regarding the validity of the securities being registered.**
10.1	Form of Indemnification Agreement to be entered into by Flewber Global Inc. with its officers and directors.*
10.2	Flewber Global Inc. 2021 Equity Incentive Plan.*†
10.3	Form of Nonqualified Stock Option Award Agreement under 2021 Equity Incentive Plan.*†
10.4	Form of Incentive Stock Option Award Agreement under 2021 Equity Incentive Plan.*†

Exhibit No.	Description of Document
10.5	Employment Agreement by and between Flewber Global Inc. and Marc Sellouk, dated as of April 7, 2021.*†
10.6	Employment Agreement by and between Flewber Global Inc. and Jiang (Jay) Yu, dated as of April 7, 2021.*†
10.7	Employment Agreement by and between Flewber Global Inc. and Avner Nebel, dated as of April 7, 2021.*†
10.8	Form of Restricted Stock Unit Agreement pursuant to 2021 Equity Incentive Plan.*
10.9	SBA Loan Authorization and Agreement, dated as of June 13, 2020.*
10.10	Consulting Agreement by and between Flewber Global Inc. and I Financial Ventures Group LLC, dated as of January 1, 2021.*
10.11	Consulting Agreement by and between Flewber Global Inc. and AS Technologies, dated as of May 1, 2021.*
10.12	Consulting Agreement by and between Flewber Global Inc. and Lou Gilliam, dated as of June 1, 2021.*
10.13	Flewber Global Inc. Subscription Agreement, dated as of June 2021.*
10.14	Flewber Global Inc. Subscription Agreement, dated as of July 2021.*
10.15	Amended and Restated Services Agreement by and between Flewber Global inc. and Moneta Advisory Partners, LLC, dated October 10, 2022.*
10.16	Securities Purchase Agreement for Initial Bridge Financings.*
10.17	Registration Rights Agreement for Initial Bridge Financings.*
10.18	Amended and Restated Securities Purchase Agreement for February/April 2023 Bridge Financing.*
10.19	Amended and Restated Registration Rights Agreement for February/April 2023 Bridge Financing.*
10.20	Confirmation of Loans Agreement between the Company and Marc Sellouk, dated as of March 31, 2023.*
10.21	Cirrus Vision Jet SF50 Cirrus Certified Aircraft Purchase Agreement between Cirrus Design Corporation d/b/a Cirrus Aircraft and Flewber, Inc., dated March 21, 2023.*
10.22	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc., dated April 9, 2023.*
10.23	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc., dated April 17, 2023.*
10.24	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc., dated June 14, 2023.*
10.25	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc. dated June 21, 2023.*
10.26	Securities Purchase Agreement for May/July 2023 Bridge Financing.*
10.27	Registration Rights Agreement for May/July 2023 Bridge Financing.*
10.28	Form of Lock-Up Agreement (included as Exhibit A to the Form of Underwriting Agreement).*
10.29	Securities Purchase Agreement for August/September 2023 Bridge Financing*
10.30	Registration Rights Agreement for August/September 2023 Bridge Financing*
10.31	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc. dated August 9, 2023.*
10.32	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc. dated September 26, 2023.*
10.33	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc., dated October 13, 2023.*
10.34	Cirrus Aircraft Change Request between Cirrus Aircraft and Flewber, Inc. dated October 27, 2023.*
10.35	Consulting Agreement between Flewber Global Inc. and VIP Ventures Limited LLC, dated October 17, 2023.*
10.36	Assignment of Purchase Agreement among Flewber Inc., Vision FGAR 1, LLC and Cirrus Design Corporation, dated November 14, 2023.*
10.37	FAA Aircraft Security Agreement.*
10.38	Securities Purchase Agreement between Vision FGAR 1, LLC and Radlo Family Irrevocable Trust II, dated as of November 14, 2023.*
10.39	Exclusive Aircraft Lease Agreement between Vision FGAR 1, LLC and Ponderosa Air, LLC, dated November, 2023.*
10.40	Limited Liability Company Operating Agreement among Vision FGAR 1, LLC and the Members named therein, dated November 14, 2023.*
14.1	Form of Code of Business Conduct and Ethics.*
21.1	List of Subsidiaries.*
23.1	Consent of Grassi & Co, CPAs, P.C.**
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1).**
24.1	Power of Attorney (included on the signature page of the Registration Statement).*
99.1	Form of Audit Committee Charter.*

Exhibit No.	Description of Document
99.2	Form of Compensation Committee Charter.*
99.3	Form of Nominating and Corporate Governance Committee Charter.*
99.4	Consent of Sergio Sokol to be named as Director Nominee*
99.5	Consent of Elliot Feder to be named as Director Nominee*
99.6	Consent of Nicolas Lin to be named as Director Nominee*
107	Filing Fee Table.**

____________

*        Previously Filed

**      Filed herewith

†        Denotes management compensation plan or contract.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on the 4th day of December, 2023.

Flewber Global Inc.
By:	/s/ Marc Sellouk
Name: Marc Sellouk
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, as amended, has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date
/s/ Marc Sellouk	Chief Executive Officer and Chairman of the Board	December 4, 2023
Marc Sellouk	(Principal Executive Officer)
*	Chief Financial Officer (Principal Financial and	December 4, 2023
Jaisun Garcha	Accounting Officer)
*	Director	December 4, 2023
Jiang Yu
*	Director	December 4, 2023
Avner Nebel
*	Director	December 4, 2023
Randy Chang
*By:	/s/ Marc Sellouk
Marc Sellouk
Attorney-in-fact